                                                                  RULE 424(b)(5)
                                                       REGISTRATION NO 333-50895

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 4, 1998)
--------------------------------------------------------------------------------

                                  $55,000,000

                                 LOGO DVI INC.

                          9 7/8% Senior Notes due 2004

--------------------------------------------------------------------------------

We will pay interest on the notes on February 1 and August 1 of each year, beginning February 1, 1999. The notes will mature on February 1, 2004. We may redeem any of the notes on or after February 1, 2002. For a more detailed description of the terms of the notes, see "Description of the Notes."

The notes will be unsecured and will rank equally with all of our other current and future unsubordinated debt. The notes will be effectively subordinated to all liabilities of our subsidiaries, including warehouse debt and other current and future debt.

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-8.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       Underwriting
                                            Price to   Discounts and Proceeds to
                                             Public     Commissions   DVI, Inc.
--------------------------------------------------------------------------------
Per Note.................................    95.668%      2.679%       92.989%
--------------------------------------------------------------------------------
Total....................................  $52,617,400  $1,473,287   $51,144,113
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Price to Public and Proceeds to DVI, Inc. are subject to increase for accrued interest, if any, from December 23, 1998.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery on or about December 23, 1998. This is a firm commitment underwriting.

PRUDENTIAL SECURITIES INCORPORATED
                 PIPER JAFFRAY INC.
                                   LIBRA INVESTMENTS, INC.
                                                          FLEET SECURITIES, INC.

December 16, 1998

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement and the accompanying Prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negatives of such words or variations thereon or comparable terminology. These forward-looking statements are subject to risks, uncertainties, and assumptions about the Company, including, among other things:

  . material adverse changes in economic conditions in the geographic areas where we finance equipment;

  . the possibility that difficulties may arise in integrating the operations of acquired businesses and forming and operating joint ventures;

  .  competition from others;

  . changes in interest or currency exchange rates that limit our ability to generate new receivables and decrease our net interest margins;

  .  increases in non-performing loans and credit losses;

  .  our inability to access capital and financing on terms acceptable to us;

  . changes in any domestic or foreign governmental regulation affecting our ability to declare and pay dividends or the manner in which we conduct business;

  . adverse changes, or any announcement relating to a possible or contemplated adverse change, in the ratings obtained from any of the independent rating agencies relating to our debt securities or other financial instruments;

  . our ability and the ability of third parties with whom we have relationships to become year 2000 and euro compliant; and

  .  other risk factors set forth under "Risk Factors."

  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this Prospectus Supplement and the accompanying Prospectus might not occur.

                               ----------------

                         PROSPECTUS SUPPLEMENT SUMMARY

  This summary may not contain all the information that may be important to you. You should read the entire Prospectus Supplement and the accompanying Prospectus, including the financial data and related notes included herein and the documents incorporated by reference herein, before making an investment decision. In this Prospectus Supplement, the terms "DVI," the "Company," "we," "us" and "our" refer to DVI, Inc. and its subsidiaries, except where it is made clear that such terms mean only DVI, Inc. or an individual subsidiary.

                                  THE COMPANY

  General. We are an independent specialty finance company that provides asset-based financing to healthcare service providers. Our core businesses are medical equipment finance and medical receivables finance. We provide these services principally in the U.S. and, to a lesser extent, in Latin America, Europe, the U.K., Asia and Australia. As of September 30, 1998, our managed net financed assets and shareholders' equity were $1.4 billion and $177.6 million, respectively.

  We principally serve the financing needs of middle market healthcare service providers, such as outpatient healthcare providers, medical imaging centers, physician group practices, integrated healthcare delivery networks and hospitals. Many of our customers are entrepreneurial companies that have capitalized on trends affecting the healthcare delivery systems in the U.S. and other countries to build their businesses. As a result of these trends, our business has grown substantially. From June 30, 1995 to September 30, 1998, our managed net financed receivables portfolio increased 183% to approximately $1.4 billion from approximately $494.9 million.

  Medical Equipment Finance. Our medical equipment finance business operates by:

  . providing financing directly to end users of diagnostic imaging and other sophisticated medical equipment;

  .  providing financing directly to end users of lower cost medical devices;

  . providing domestic and international finance programs for vendors of diagnostic and other sophisticated medical equipment; and

  . to a lesser extent, purchasing medical equipment loans and leases originated by regional leasing companies through a wholesale loan origination program.

  Our typical equipment loans for diagnostic, patient treatment and other sophisticated medical equipment (originated both domestically and internationally) range from $200,000 to $3.0 million, while equipment loans for lower cost medical devices range from $5,000 to $200,000. Virtually all of our equipment loans are structured so that the full cost of the equipment and all financing costs are repaid during the financing term, which typically is five years. Because most of our equipment loans are structured as notes secured by equipment or direct financing leases with a bargain purchase option, our exposure to residual asset value is limited; it was $24.9 million at September 30, 1998. At September 30, 1998, our managed portfolio of equipment financing loans was $1.2 billion.

  In recent years we have expanded our international business significantly. Internationally, we finance the purchase of diagnostic imaging and other sophisticated medical equipment by private clinics, diagnostic centers and hospitals. Our international business is focused on providing finance programs for equipment manufacturers doing business in Latin America, Europe, the U.K., Asia and Australia. We believe our presence in these regions enhances our relationships with certain medical equipment manufacturers and permits us to capitalize on the growing international markets for medical equipment financing. We view continued expansion of our relationships with medical equipment vendors and manufacturers as an integral component of our growth strategy and intend to continue to expand our medical equipment finance activities outside the U.S. We also believe that by helping vendors and manufacturers finance their customers' equipment purchases outside the U.S., we will encourage those vendors and manufacturers to increase the financing opportunities they refer to us within the U.S. At September 30, 1998, our managed portfolio of international equipment loans was $171.5 million.

  Medical Receivables Finance. Our medical receivables finance business operates by:

  .  providing lines of credit to a wide variety of healthcare providers; and

  . offering an interest-only revolving line of credit to financial intermediaries that purchase receivables from healthcare providers.

  Substantially all of the lines of credit we provide are collateralized by third party medical receivables due from Medicare, Medicaid, health maintenance organizations, referred to as "HMOs," preferred provider organizations, referred to as "PPOs," commercial insurance companies and, to a limited extent, other healthcare service providers. We generally advance only 70% to 85% of our estimate of the net collectible value of the eligible receivables from third party payors. Clients continue to bill and collect the accounts receivable, subject to lockbox collection and sweep arrangements established for our benefit. We conduct extensive due diligence on our potential medical receivables clients for all of our financing programs and follow underwriting and credit policies in providing financing to customers. Our credit risk is mitigated by our ownership of or security interest in all receivables, eligible and ineligible. We also recently acquired a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables. Our medical receivables loans are structured as floating rate lines of credit. These lines of credit typically range in size from $500,000 to $15.0 million; however, in certain circumstances, commitments ranging from $20.0 million to $40.0 million are also provided to financial intermediaries for purchasing receivables from healthcare providers. At September 30, 1998, our portfolio of medical receivables loans was $140.0 million.

  Additional Financing Services. As a result of management's belief that the long-term care and assisted care markets and emerging growth companies have been underserved by traditional financing sources, we established DVI Merchant Funding and DVI Private Capital, divisions of DVI Financial Services Inc., and recently acquired Third Coast Capital. Through DVI Merchant Funding, we provide fee-based advisory services such as private placement, loan syndication, interim real estate financing, mortgage loan placement and, to a lesser extent, mergers and acquisitions advisory services to our customers operating in the long-term care, assisted care and specialized hospital markets. Through DVI Private Capital, we provide subordinated debt financing to our traditional customer base and through Third Coast Capital, we provide asset-based financing, including lease lines of credit, to emerging growth companies.

  Credit Underwriting. We believe the credit underwriting process we use when originating loans is effective in managing risk. The process follows detailed procedures and benefits from our significant experience in evaluating the creditworthiness of potential borrowers. We also have been successful in resolving delinquencies. Our net charge-offs as a percentage of average managed net financed assets were 0.28%, 0.06% and 0.15% for the years ended June 30, 1996, 1997 and 1998, respectively, and were 0.29% for the period ended September 30, 1998 (annualized). Our delinquencies (greater than a period of 30 days) as a percentage of managed net financed assets at June 30, 1996, 1997 and 1998 were 4.3%, 3.6% and 6.9%, respectively, and were 7.2% at September 30, 1998.

                               BUSINESS STRATEGY

  Our goal is to be the leading provider of asset-based financing services to growing segments of the healthcare industry and to be the primary source for all of the financing needs of our customers. The principal components that we believe will enable us to attain this goal include:

  . generating additional financing opportunities with equipment manufacturers and their customers in domestic and international markets;

  .  continuing to expand our medical receivables finance business;

  .  expanding our presence in the lower cost medical devices market;

  .  offering fee-based financing services to healthcare providers; and

  . acquiring specialty businesses that we believe will fit within our existing operations and long-term business strategy and will allow us to expand into other segments of the healthcare industry.

  Our executive offices are located at 500 Hyde Park, Doylestown, Pennsylvania 18901 (Telephone: (215) 345-6600).

                                  THE OFFERING

Issuer..................  DVI, Inc.

Notes Offered...........  $55,000,000 aggregate principal amount of 9 7/8%
                          Senior Notes due 2004.

Maturity................  February 1, 2004.

Interest................  We will pay interest on the notes on February 1 and
                          August 1 of each year, beginning February 1, 1999.

Ranking.................  The notes will rank senior in right of payment to all existing and future subordinated debt of the Company and equally in right of payment with existing and future senior debt of the Company. The notes will be structurally subordinated to all liabilities of our subsidiaries, including warehouse debt and other existing and future liabilities. The notes will rank equally with our existing 9 7/8% Senior Notes due 2004.

                          On a pro forma basis, after giving effect to this offering and our use of the proceeds, at September 30, 1998, we would have had $679.3 million of debt. On the same pro forma basis, at September 30, 1998, our subsidiaries would have had $628.5 million of liabilities (excluding the intercompany notes).

Optional Redemption.....  We may redeem any of the notes on or after February
                          1, 2002 at the redemption prices set forth under "Description of the Notes--Redemption."

Change of Control.......  If a Change of Control occurs, we must make an offer to purchase all or a portion of your notes at a purchase price equal to 101% of their principal amount, plus accrued interest.

Certain Covenants.......  The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

                          .  incur debt;

                          . pay cash dividends, purchase our capital stock, make certain investments or make other restricted payments;

                          .  sell assets;

                          .  engage in transactions with affiliates;

                          . in the case of our restricted subsidiaries, agree to dividend and other payment restrictions and guarantee debt;

                          . issue or sell capital stock of restricted subsidiaries;

                          .  create liens; and

                          . merge, consolidate or sell all or substantially all of our assets.

                          These covenants are subject to important exceptions and qualifications as described in the section captioned "Description of the Notes."

Intercompany Note.......  In consideration of the loan of the proceeds of the offering, DVI Financial Services will issue a promissory note, referred to as the "Intercompany Note," in the amount of $55.0 million to DVI, Inc. The Intercompany Note will:

                          . provide for interest payments in the same amounts and at the same time as the notes;

                          .  mature at the same time as the notes;

                          . rank equally with other senior indebtedness of DVI Financial Services; and

                          . contain cross-acceleration provisions and other events of default similar to the terms of the notes.

Use of Proceeds.........  We estimate that the net proceeds of the offering will be approximately $50.6 million. We intend to use these proceeds for:

                          . repaying borrowings under certain of our warehouse facilities, including up to an aggregate of $5.0 million to repay an affiliate of Prudential Securities Incorporated;

                          . funding our growth, including increasing the amount of equipment and medical receivables loans we can fund;

                          . developing our international operations and new financing services;

                          .  adding to our working capital; and

                          .  general corporate purposes.

Risk Factors............  You should consider all of the information contained in this Prospectus Supplement and the accompanying Prospectus before making an investment in the notes. In particular, you should consider the risks set forth under the heading "Risk Factors."

           SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                          THREE MONTHS ENDED
                                YEAR ENDED JUNE 30,          SEPTEMBER 30,
                             -------------------------- -----------------------
                               1996     1997     1998     1997        1998
                             -------- -------- -------- -------- --------------
                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DA-
 TA:
Total finance and other in-
 come......................  $ 49,038 $ 56,334 $ 74,355 $ 16,134    $ 21,815
Net interest and other in-
 come......................    18,549   17,939   25,143    4,506       9,272
Net gain on sale of financ-
 ing transactions..........     8,032   14,039   20,977    5,024       6,854
Net finance income.........    26,581   31,978   46,120    9,530      16,126
Earnings from continuing
 operations before minority
 interest, equity in net
 loss of investees,
 provision for income
 taxes, and discontinued
 operations................    14,323   15,475   22,892    4,752       7,975
Net earnings...............     8,165    8,563   12,858    2,590       4,544
                                                                 AS OF
                                   AS OF JUNE 30,         SEPTEMBER 30, 1998
                             -------------------------- -----------------------
                               1996     1997     1998    ACTUAL  AS ADJUSTED(1)
                             -------- -------- -------- -------- --------------
                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Gross financed receiv-
 ables(2)..................  $520,120 $650,376 $797,502 $920,255    $920,255
Net financed receiv-
 ables(3)..................   454,398  580,637  728,135  837,921     837,921
Notes collateralized by
 medical receivables.......    38,567   85,649  137,316  139,867     139,867
Total assets...............   560,939  634,528  816,920  975,262     975,262
Borrowings under warehouse
 facilities................   168,108   44,962   82,828  222,823     172,229
Long-term debt, net:
  Discounted receivables
   (primarily limited
   recourse)(4) ...........   253,759  317,863  342,120  303,280     303,280
  9 7/8% Senior Notes due
   2004....................       --    95,883   96,486   96,643      96,643
  9 7/8% Senior Notes due
   2004 offered
   hereby..................       --       --       --       --       50,594
  Other debt...............       --     8,168   15,808   43,099      43,099
  Convertible subordinated
   notes...................    13,809   13,324   13,439   13,467      13,467
                             -------- -------- -------- --------    --------
Total long-term debt.......   267,568  435,238  467,853  456,489     507,083
Shareholders' equity.......    85,302   95,660  172,285  177,562     177,562

                                                                    AS OF OR FOR THE
                                                                   THREE MONTHS ENDED
                          AS OF OR FOR THE YEAR ENDED JUNE 30,        SEPTEMBER 30,
                          ---------------------------------------  --------------------
                             1996         1997          1998         1997       1998
                          ------------ ------------ -------------  --------  ----------
                                           (DOLLARS IN THOUSANDS)
ADDITIONAL OPERATING AND
 OTHER DATA:
Managed net financed
 assets(5):
  Domestic equipment....  $   601,542  $   809,090  $     923,765  $833,897  $1,045,202
  International
   equipment............          --        29,895        162,701    58,612     171,531
  Medical
   receivables(6).......       38,567       86,858        136,562   104,712     139,105
                          -----------  -----------  -------------  --------  ----------
  Total managed net
   financed assets......  $   640,109  $   925,843  $   1,223,028  $997,221  $1,355,838
Origination, commitments
 and purchases:
  Domestic equipment
   origination and
   purchases............  $   316,757  $   370,262  $     396,276  $ 89,030  $  191,050
  International
   origination and
   purchases............          --        31,461        136,600    30,219      23,523
  Medical receivables
   commitments and
   purchases............       40,000      101,100        183,260    20,950      33,350
                          -----------  -----------  -------------  --------  ----------
  Total originations,
   commitments and
   purchases............  $   356,757  $   502,823  $     716,136  $140,199  $  247,923
Net charge-offs.........  $     1,581  $       436  $       1,635  $    360  $      903
Net charge-offs
 ratio(7)...............         0.28%        0.06%          0.15%     0.15%       0.29%
Allowance for possible
 losses on receivables..  $     4,026  $     5,976  $       9,955  $  6,608  $   11,894
Allowance for possible
 losses on receivables
 ratio(8)...............         0.63%        0.65%          0.81%     0.66%       0.88%
Total delinquencies(9)..  $    27,514  $    33,153  $      84,505  $ 44,006  $   97,102
Total delinquencies
 ratio(10)..............         4.30%        3.58%          6.91%     4.41%       7.16%
FINANCIAL RATIOS:
Interest coverage
 ratio(11)..............          1.7x         1.7x           1.7x      1.7x        1.9x
Leverage ratio(12)......          0.2x         1.5x           1.0x      1.5x        1.1x
Return on assets(13)....          1.7%         1.5%           1.8%      1.6%        2.1%
Return on equity(14)....         11.3%         9.5%          11.6%     10.8%       10.5%
Ratio of earnings to
 fixed charges(15)......          1.5x         1.4x           1.5x      1.4x        1.6x

--------
(1) Adjusted to give effect to the sale of notes and the application of the net proceeds to repay borrowings under the Company's warehouse facilities.
(2) Gross financed receivables consist of receivables in installments, receivables in installments-related parties, recourse credit enhancements, residual valuation, notes collateralized by medical receivables and equipment on operating leases.
(3) Net financed receivables consist of gross financed receivables net of unearned income.
(4) Represents debt from the permanent funding of our equipment and other loans from securitization or other structured finance transactions where the securitization has been accounted for as a financing (on balance sheet transaction) as opposed to a sale (off balance sheet transaction).
(5) Managed net financed assets are (i) net financed assets appearing on our balance sheet and (ii) portions of receivables that have been sold to third parties and are still serviced by the Company.
(6) Amounts shown net of unearned income.
(7) Net charge-offs ratio is equal to net charge-offs divided by average managed net financed assets. Amounts for September 30, 1998 and 1997 have been annualized.
(8) Allowance for possible losses on receivables ratio is equal to allowance for possible losses on receivables divided by managed net financed assets.
(9) Includes finance receivables contractually past due for a period of greater than 30 days and defaulted finance receivables.
(10) Total delinquencies ratio is equal to total delinquencies divided by managed net financed assets.
(11) Interest coverage ratio is equal to the total of earnings from continuing operations before provision for income taxes, equity in net earnings
     (loss) of investees and discontinued operations, plus depreciation and amortization, and interest expense divided by interest expense. This ratio includes the effect of on-balance sheet securitizations including, as a component of interest expense, the interest associated with those securitizations.
(12) Leverage ratio is equal to full recourse debt divided by shareholders' equity. For purposes of this ratio, full recourse debt includes securitization debt and other obligations guaranteed by DVI, Inc., the Convertible Subordinated Notes and the existing 9 7/8% Senior Notes due 2004, but does not include warehouse debt.
(13) Return on assets is equal to earnings from continuing operations divided by average total assets. Amounts for September 30, 1998 and 1997 have been annualized.
(14) Return on equity is equal to earnings from continuing operations divided by average shareholders' equity. Amounts for September 30, 1998 and 1997 have been annualized.
(15) For purposes of computing this ratio, earnings consist of earnings from continuing operations before provision for minority interest, equity in net loss of investees, income taxes, fixed charges and discontinued operations. Fixed charges are interest expense. After giving effect to the issuance of the notes and application of the net proceeds from their sale, the ratio of earnings to fixed charges would have been 1.5 for the year ended June 30, 1998; and would have been 1.6 for the three months ended September 30, 1998.

                                  RISK FACTORS

  The notes we plan to sell involve a significant degree of risk. Investors should carefully consider the risk factors described below together with all of the information set forth or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in determining whether or not to purchase any of the notes.

ADVERSE EFFECT OF SUBSTANTIAL INDEBTEDNESS AND LEVERAGE

  We have substantial outstanding indebtedness and are highly leveraged. As of September 30, 1998, we (including our consolidated subsidiaries) had total debt of $679.3 million, of which $414.5 million was full recourse debt and $264.8 million was limited recourse debt. Of the $679.3 million of total debt, $456.5 million was long-term debt and $222.8 million was short-term debt. With the offering of the notes by this Prospectus Supplement and the existing Senior Notes due 2004, we have substantial debt service requirements. Our ability to repay indebtedness will depend upon future operating performance. Future operating performance depends upon the performance of our loan portfolio, the success of our business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors. Many of these factors are beyond our control. The degree to which we are leveraged may also impair our ability to obtain additional financing on acceptable terms. In addition, the indenture related to the notes offered by this Prospectus Supplement and our existing Senior Notes due 2004 restricts our ability to obtain non-warehouse or limited recourse debt which may also limit our ability to refinance existing indebtedness.

ABILITY TO SERVICE DEBT; NEGATIVE CASH FLOWS AND CAPITAL NEED

  Although we believe that cash available from operations and financing activities will be sufficient to enable us to make required interest payments on the notes, we can not give any assurance that we will always be able to do so. We may encounter liquidity problems which could affect our ability to meet our payment obligations while attempting to withstand competitive pressures or adverse economic conditions. In those circumstances, the value of the notes could be materially adversely affected.

  We expect to continue to operate on a negative cash flow basis as the volume of our loan purchases and originations increases and our securitization program grows. Our primary cash requirements include the funding of:

  .  loan originations and purchases pending their securitization and sale;

  . fees and expenses incurred in connection with the securitization of loans;

  . loan originations in connection with our new financing services, for which permanent sources of funding are still being developed;

  . credit enhancement requirements in connection with the securitization and sale of the loans, which include cash deposits, the funding of subordinated tranches, and/or the pledge of additional equipment or other loans that are funded with our capital;

  .  ongoing administrative and other operating expenses;

  . interest and principal payments under our warehouse facilities and other indebtedness; and

  . delinquent accounts, as generally required by the terms of securitizations.

  In the future, we expect our primary sources of liquidity to be existing cash fundings under our warehouse facilities, sales of loans through securitizations and other permanent fundings, new sources of permanent funding which are being developed for loan originations in connection with our new financing services, the net proceeds from the sale of the notes and further issuances of debt or equity.

  We believe these sources will be sufficient to fund our liquidity requirements for at least the next 12 months if our future operations are consistent with management's current growth expectations. However, because we expect to continue to operate on a negative cash flow basis for the foreseeable future, we will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We can not give any assurance that any of these sources will be available at any given time or that they will be available on favorable terms.

HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES; STRUCTURAL SUBORDINATION OF THE NOTES TO INDEBTEDNESS OF SUBSIDIARIES

  The notes will be obligations solely of DVI, Inc. DVI, Inc. is a holding company with no business operations of its own. Our assets consist primarily of ownership interests in our operating subsidiaries which conduct all of our operations. Consequently, our cash flow and our ability to meet our debt service obligations depend upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to pay any amounts due on the notes or to make any funds available to us for payments on the notes or to meet our working capital needs or other liabilities, or for any other reason. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business, tax and legal restrictions. The notes will effectively rank junior to all liabilities of our subsidiaries. In the event of liquidation, dissolution or reorganization of a subsidiary and following payment of these liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of September 30, 1998, our subsidiaries had total debt of $559.3 million, $294.5 million of which was full recourse and $264.8 million of which was limited recourse.

DEPENDENCE ON WAREHOUSE FINANCING AND PERMANENT FUNDING PROGRAMS

  In order to sustain the growth of our financing business, we depend upon funding from warehouse facilities until we are able to fund our equipment and other loans permanently. The funds we obtain through warehouse facilities are full recourse short-term borrowings secured primarily by the underlying equipment, medical receivables and other collateral. We typically repay these borrowings with proceeds we receive when we permanently fund our equipment and other loans.

  At September 30, 1998, we had available an aggregate of approximately $543.0 million under various warehouse facilities, of which approximately $423.0 million was available for funding equipment loans and approximately $120.0 million was available for funding medical receivables loans. We can not give any assurance that this type of warehouse financing will continue to be available to us on acceptable terms. If we are unable to obtain such funds on acceptable terms, we will have to limit our equipment and other loan originations. This would have a material adverse effect on our financial condition and results of operations.

  Our principal form of permanent funding is securitization. Securitization is a process in which a pool of equipment loans is transferred to a special-purpose financing vehicle which issues notes to investors. Principal and interest on the notes issued to investors by the securitization subsidiary are paid from the cash flows produced by the loan pool, and the notes are secured by a pledge of the assets in the loan pool as well as by other collateral. In the securitizations we sponsor, equipment loans funded through the securitizations must be credit enhanced to receive an investment grade credit rating. In the securitizations we have sponsored to date, we have effectively been required to furnish credit enhancement equal to the difference between (i) the aggregate principal amount of the equipment loans we originated and transferred to our special-purpose finance subsidiary and the related costs of consummating the securitization and (ii) the net proceeds received in such securitizations.

  Our ability to complete securitizations and other structured finance transactions depends upon a number of factors, including:

  .  general conditions in the credit markets;

  . the size and liquidity of the market for the types of securities we may issue or place in securitizations; and

  .  the overall performance of our loan portfolio.

  We do not have binding commitments from financial institutions or investment banks to provide permanent funding for our equipment or medical receivables loans. If for any reason we were unable to access the securitization markets, and/or obtain permanent funding for our equipment or other loans, we can not provide any assurance that our lenders would refinance or extend the terms of our warehouse facilities for a sufficient period of time for us to obtain permanent funding or at all. If our lenders did not refinance or extend the terms of our warehouse facilities, we could possibly be required to repay such facilities, the consequence of which would have a material adverse effect on our financial condition and results of operations.

ADVERSE EFFECT OF CUSTOMER DEFAULTS AND ASSOCIATED CREDIT RISK

  Many of our customers are outpatient healthcare providers. Loans to such customers require a high degree of credit analysis. In addition, we have entered the long-term care and assisted care submarkets and recently, have begun to provide asset-backed financing for emerging growth companies and subordinated debt financing to our traditional customer base, all of which require different types of credit analysis. Although we try to reduce our risk of default and credit losses through our underwriting practices, loan servicing procedures and the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund our equipment and other loans assume some or all of the risk of default by our customers), we remain exposed to potential losses resulting from a default by a customer. Customers' defaults could result in the following:

  .  require us to make certain payments under our warehouse facilities;

  . in permanent equipment and other funding arrangements, require us to make payments to the extent of our remaining credit enhancement position;

  . the loss of the cash or other collateral pledged as credit enhancement under our permanent equipment and other funding arrangements; or

  . the loss of any remaining interest we may have kept in the underlying equipment.

  During the period beginning when we initially fund an equipment or other loan to when we fund the loan on a permanent basis, we are exposed to full recourse liability in the event of default by the borrower. While we have typically been able to permanently fund our equipment and other loans, we may not be able to permanently fund many of the loans in our international portfolio. While we are currently in the process of securing permanent funding for our international portfolio and are exploring opportunities to permanently fund our other financing services, with respect to such loans and services we may be subject to credit risk for a longer period of time. In some cases, this risk will extend for the life of the loans. In addition, the terms of securitizations and other types of structured finance transactions generally require us to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by us, even in transactions otherwise designated as non-recourse or limited recourse.

  Defaults by our customers could also adversely affect our ability to obtain additional financing in the future, including our ability to use securitization or other forms of structured finance. The sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by us in deciding whether and on what terms to make new loans. In addition, the credit rating agencies often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by us.

  Under our wholesale loan origination program, we purchase equipment loans from originators that generally do not have direct access to the securitization market as a source of permanent funding for their loans. Our Company does not work directly with the borrowers at the origination of these equipment loans and therefore is not directly involved in structuring the credits. As a result, we must independently verify credit information supplied by the originator. Accordingly, we face a somewhat higher degree of risk when we acquire loans under the wholesale loan origination program. During the twelve-month period ended

June 30, 1998 and the three-month period ended September 30, 1998, loans purchased under the wholesale program constituted 13.7% and 6.5%, respectively, of the total domestic loans originated during such periods. We can not give any assurance that we will be able to avoid the credit risks related to wholesale loan origination.

ADVERSE EFFECT OF FLUCTUATING INTEREST RATES

  When we borrow funds through warehouse facilities, we are exposed to certain risks caused by interest rate fluctuations. Although our equipment loans are structured and permanently funded on a fixed interest rate basis, we use warehouse facilities until permanent funding is obtained. Since the funds we borrow through warehouse facilities are on a floating interest rate basis, we use hedging techniques to protect our interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization and sale. To manage our interest rate risk, we use derivative financial instruments such as forward rate agreements, forward market sales or purchases of treasury securities, and interest rate swaps and caps. We use these derivatives to manage certain components of interest rate risk including mismatches of the maturity of assets and liabilities on our balance sheet, hedging anticipated loan securitizations and sales and interest rate spread protection. However, we can not give any assurance that:

  .  our hedging strategy or techniques will be effective;

  . our profitability will not be adversely affected during any period of changes in interest rates; or

  .  the costs of hedging will not exceed the benefits.

  A substantial and sustained increase in interest rates could adversely affect our ability to originate loans. In certain circumstances and for a variety of reasons, we may retain for an indefinite period certain of the equipment and other loans we originate. In such cases, our interest rate exposure may continue for a longer period of time.

POSSIBLE ADVERSE CONSEQUENCES FROM RECENT GROWTH

  In the past three years, we originated a significantly greater number of equipment, medical receivables and other loans than we did in previous years. As a result of this growth, our managed net financed asset portfolio grew from $494.9 million at June 30, 1995 to $1.4 billion at September 30, 1998. In light of this growth, the historical performance of our loan portfolio, including rates of credit loss, may not be useful in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans recently originated are not yet apparent.

  Since November 1997, we have provided private placement, loan syndication, interim real estate financing, mortgage loan placement, and, to a lesser extent, merger and acquisition advisory services to the healthcare industry. More recently, we have also begun to offer asset-based financing to emerging growth companies and subordinated debt financing to our traditional customer base. We have not provided these products and services previously. We can not give any assurance that we will be able to market these new products and services successfully or at all, or that if we are successful in marketing these products and services that the returns on such products and services will be consistent with our historical financial results.

ADVERSE EFFECT OF A HIGH CUSTOMER CONCENTRATION

  At September 30, 1998, approximately 10.6% of our managed net financed receivables were due from two of our customers and their respective affiliates, representing 6.3% and 4.3% of managed net financed receivables, respectively. As a result, we are subject to the risks and uncertainties of these two businesses and their respective affiliates. Adverse conditions affecting either of these entities could have a material adverse effect on our ability to collect the total amount of outstanding receivables from either of these customers. While our customer concentration has decreased as the number of our clients has increased over time, we can not give any assurance that such concentration will continue to decrease in the future.

RISKS OF INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

  The portion of our medical equipment loans originated outside the U.S. was 26.0% in the fiscal year ended June 30, 1998 and 15.2% in the three month period ended September 30, 1998. Because of our relationships with certain manufacturers of high-cost medical equipment who are conducting business and expanding internationally, we anticipate that equipment loans originated outside the U.S. will become a significant portion of our loan portfolio. With the continuing expansion of our international business, an increasing portion of our operations may continue to be subject to certain risks, including currency exchange risks and exchange controls and potential adverse tax consequences. These factors could have a material adverse effect on our financial condition and results of operations.

  The growth of our international business is significantly dependent on referrals from manufacturers of diagnostic imaging equipment and other manufacturers of medical equipment we finance. In addition, these manufacturers occasionally provide credit support for or assume first loss positions with respect to equipment financing they refer to us. These manufacturers are not contractually obligated to give these referrals or to provide credit support or assume first loss positions in connection with their referrals and we can not give any assurance that they will continue to do so. If for any reason we no longer received the benefits of these referrals or related credit support and assumptions of first loss positions, our international growth would be materially adversely affected.

  Our equipment loans are denominated in both U.S. dollars and foreign currencies. If denominated in U.S. dollars, our operating results are subject to fluctuation based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar. We engage in hedging activities with respect to our foreign currency exposure and management is continuing to monitor our exposure to currency fluctuations and our hedging policies. However, we can not give any assurance that such hedging techniques will be successful.

  We are also subject to the adverse impact devaluation would have on our international customers' ability to make payments under equipment loans. Although we try to account for the risk of devaluation when originating our international equipment loans, we can not give any assurance that we will be successful.

  In Latin America, our equipment loans are subject to "transfer risks" where a foreign government may block foreign currencies from leaving the country during economic downturns. If a foreign government were to take any action to block foreign currencies from leaving its country, overseas creditors such as our Company would be unable to collect payments on their loans. Since all of our Latin American equipment loans are denominated in U.S. dollars, any transfer restrictions on foreign currencies would have a material adverse effect on our financial condition and results of operations.

RISKS RELATED TO THE MEDICAL RECEIVABLE FINANCING BUSINESS

  Our medical receivables financing business generally consists of providing loans to healthcare providers that are secured by their receivables. Receivables are paid by groups such as insurance companies, governmental programs and other healthcare providers. These loans may also be secured by other types of collateral. While we expect to focus on this business as a significant part of our growth strategy, we can not give any assurance that we will be able to expand this business successfully or avoid related liabilities or losses.

  The following describes the unique risks involved in the medical receivables financing business:

  . Overstatements by healthcare providers of the quality and characteristics of their medical receivables, which we analyze in determining the amount of the line of credit to be secured by such receivables. After our determination has been made, healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect our ability to monitor the quality and/or performance of the related medical receivables.

  . Technical legal issues associated with creating and maintaining perfected security interests in medical receivables, specifically those generated by Medicaid and Medicare claims.

  . Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing our rights in such payments.

  . Payors may attempt to offset their payments to us against debts owed to the payors by the healthcare providers.

  . As a lender whose position is secured by receivables, we are less likely to collect outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to operate its business.

  . A borrower that defaults on obligations secured by medical receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans.

  . A conflict of interest may arise when we act as servicer for an equipment-based securitization and originate medical receivables loans to borrowers whose equipment loans have been securitized.

  . The fact that the use of structured finance transactions to fund medical receivables is a relatively new process may impair our efforts to develop suitable sources of funding.

  Although we believe we have structured our credit policies and lending practices to take into account these and other factors (including the recent acquisition of a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables), we can not give any assurance that we will not sustain credit losses in connection with our medical receivables financing business. We also can not give assurance that the medical receivables financing business will meet our growth expectations.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS

  Our finance business is subject to numerous federal and state laws and regulations, which, among other things, may:

  .require that we obtain and maintain certain licenses and qualifications;

  .limit the interest rates, fees and other charges that we are allowed to collect;

  .limit or prescribe certain other terms of our finance receivables arrangements with clients; and

  .subject us to certain claims, defenses and rights of offset.

  Although we believe that we are currently in compliance with applicable statutes and regulations, we can not give any assurance that we will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon us. Also, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect upon us.

RISKS ASSOCIATED WITH THE MEDICAL EQUIPMENT MARKET

  Many factors beyond our control affect the demand for our equipment financing services. In addition, to general economic conditions and fluctuations in supply and demand, the demand for medical equipment may also be negatively affected by reductions in reimbursement amounts paid to healthcare providers for their services from third-party payors such as insurance companies, government programs and other healthcare providers and increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment. For the quarter ended September 30, 1998, financing for purchases of magnetic resonance imaging machines, commonly referred to as "MRI machines," accounted for approximately 13% (by dollar volume) of the total loans originated by us. Any substantial decrease in our loan originations for the purchase of MRI machines could have a material adverse effect on the Company.

COMPETITION

  The business of financing medical equipment is highly competitive. We compete with equipment manufacturers that sell and finance sales of their own equipment, finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of our competitors have significantly greater financial and marketing resources than we do. In addition, the competition in the new markets recently targeted by our Company, specifically the medical device financing market and medical receivables financing market, may be greater than the levels of competition historically experienced by us.

  We believe that increased equipment loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and our high level of penetration in this market. We can not give any assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet our long-term growth objectives, we must increase our presence in our targeted markets for lower-cost medical devices and medical receivables financing businesses. To achieve this goal we may be required to reduce our margins to be competitive.

NO PRIOR PUBLIC TRADING MARKET FOR THE DEBT SECURITIES

  Prior to the offering of the notes, there will have been no public market for these notes and we can not give any assurance as to the liquidity of the trading market for the notes or that an active public market will develop or, if developed, will continue. We do not intend to list the notes on any national securities exchange or to seek the admission thereof for trading on the National Association of Securities Dealers Automated Quotation System. If an active public market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

DEPENDENCE UPON KEY PERSONNEL

  Our ability to successfully continue our existing financing business, to expand into targeted markets and to develop our newer businesses depends upon our ability to retain the services of key management personnel. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect our Company. We can not give any assurance that we will be able to retain existing management personnel or attract additional qualified personnel.

YEAR 2000 CONCERNS

  We believe, based on discussions with our current systems vendors, that our software applications and operational programs will properly recognize calendar dates beginning in the year 2000. We have completed an assessment of our hardware and software systems, as well as other systems such as security systems and elevators. Based on these assessments, the only remediation that we have found necessary are several software packages that need to be upgraded through "off-the-shelf" releases. The upgrades will be applied during the first quarter of calendar 1999 and testing will be completed shortly thereafter. Since we have no major investment in "custom" programming requiring extensive reprogramming, we do not anticipate the need to hire year 2000 solution providers or programmers to rewrite custom code at this time.

  The software upgrades mentioned above are part of our standard maintenance, the cost of which is already covered by our ordinary software contracts and will not require the incurrence of any additional expense. At this time, we anticipate that our exposure to year 2000 compliance issues will be minimal.

  Our medical receivables finance business is dependent on the successful receipt of receivables from third party payors such as Medicare and Medicaid. Any failure of third party payors to become year 2000 compliant may result in the inability to collect medical receivables in a timely manner or at all. This could have a material adverse effect on our medical receivables finance business. We are currently unaware of any other relationships with third parties which will have a material effect on our year 2000 issues. However, we can not provide any assurance regarding a third party's ability to become year 2000 compliant.

  We have begun to identify different scenarios, including year 2000 readiness, that would cause a business interruption. Contingency plans are being developed to resolve the most reasonably likely scenarios. Based on current information, we believe that the year 2000 issue will not pose significant operational problems to us.

                                USE OF PROCEEDS

  We anticipate that the net proceeds to the Company from the sale of the notes in this offering will be approximately $50.6 million after deducting the underwriting discounts and commissions and estimated offering expenses.

  The primary purpose of the offering of notes is to provide us with additional capital:

  . to repay borrowings under certain of our warehouse facilities as described below;

  . to fund our growth, including increasing the amount of equipment and medical receivables loans we can fund;

  .  to develop our international operations and new financing services; and

  .  for other working capital needs and general corporate purposes.

  Initially, the net proceeds from this offering will be used to repay borrowings under certain of our warehouse facilities including up to $5.0 million to pay down a portion of our warehouse facility provided by Prudential Securities Credit Corporation, an affiliate of Prudential Securities Incorporated, which is one of the underwriters in this offering. Borrowings under this facility bear interest at variable rates (a weighted average interest rate of 7.80% at September 30, 1998). Other than such repayment of borrowings under the Prudential warehouse facility, the net proceeds from this offering will not be used to pay down any warehouse facilities provided by affiliates of the underwriters in this offering. We expect to repay all of our outstanding borrowings under the Prudential warehouse facility on or prior to its expiration on December 31, 1998. Such repayment will not be made with any of the net proceeds from this offering. Pending the use of net proceeds described above, we may invest the net proceeds in short-term, investment grade, interest bearing securities or obligations of or obligations guaranteed by the U.S. government. We expect to re-borrow amounts under our warehouse facilities in the future to raise additional capital.

  We will advance the net proceeds of the offering of the notes to DVI Financial Services, one of our wholly-owned subsidiaries, in the form of a loan.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1998, and as adjusted to reflect the issuance and sale of the notes, after deducting the underwriting discounts and commissions, our estimated offering expenses and the application of the net proceeds from the sale of the notes to repay borrowings under our warehouse facilities. This table may not contain all of the information you need and should be read in conjunction with our Consolidated Financial Statements, and related notes included in or incorporated by reference into this Prospectus Supplement or the accompanying Prospectus.

                                                         SEPTEMBER 30, 1998
                                                       -------------------------
                                                        ACTUAL     AS ADJUSTED
                                                       ----------- -------------
                                                       (DOLLARS IN THOUSANDS)
Borrowings under warehouse facilities(1).............. $   222,823  $   172,229
                                                       ===========  ===========
Long-term debt, net:
Discounted receivables (primarily limited
 recourse)(2)......................................... $   303,280  $   303,280
9 7/8% Senior Notes due 2004..........................      96,643       96,643
9 7/8% Senior Notes due 2004 offered hereby(3)........         --        50,594
Other debt(4).........................................      43,099       43,099
Convertible subordinated notes........................      13,467       13,467
                                                       -----------  -----------
    Total long-term debt, net......................... $   456,489  $   507,083
                                                       -----------  -----------
Shareholders' equity:
  Preferred stock, $10.00 par value; authorized
   100,000 shares; no shares issued...................         --           --
  Common stock, $0.005 par value; authorized
   25,000,000 shares; outstanding 14,080,458 .........          70           70
  Additional capital..................................     133,318      133,318
  Retained earnings...................................      43,931       43,931
  Cumulative translation adjustments..................         243          243
                                                       -----------  -----------
    Total shareholders' equity........................     177,562      177,562
                                                       -----------  -----------
      Total capitalization............................ $   634,051  $   684,645
                                                       ===========  ===========

--------
(1) Principally represents interim funding of receivables pending securitization or other permanent funding. As of September 30, 1998, we had $543.0 million available under various warehouse facilities and we had borrowed an aggregate of $222.8 million thereunder.
(2) Represents debt from the permanent funding of receivables from securitization or other structured finance transactions where the securitization has been accounted for as a financing (on balance sheet transaction) as opposed to a sale (off-balance sheet transaction). Of this amount, $66.7 million was guaranteed by DVI, Inc. as of September 30, 1998.
(3) Represents anticipated proceeds from the offering of notes after deducting the underwriting discounts and commissions and estimated offering expenses.
(4) Other debt consists of $9.9 million of unsecured debt ranking equally with the notes. In addition, there is $33.2 million in secured debt of which $24.9 million is limited recourse. The limited recourse facility is a loan facility to the Latin America joint venture of which we own 59%.

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

  The following tables contain selected financial information for the Company for the periods presented. The Statement of Operations and Balance Sheet Data at June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998 are derived from our audited Financial Statements included in this Prospectus Supplement. The Statement of Operations and Balance Sheet Data at June 30, 1994, 1995 and 1996 and for each of the two years in the period ended June 30, 1995 are derived from our audited Financial Statements for those years, which are not included or incorporated by reference in this Prospectus Supplement. The selected financial data as of and for the three months ended September 30, 1997 and 1998 have been derived from unaudited financial statements of the Company and in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial condition and results of operations at the end of and for such periods. The results of operations for the three months ended September 30, 1998 are not necessarily indicative of future results. The following data should be read in conjunction with our Financial Statements and related notes included in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. Summations and differences of the numbers set forth below may not reconcile due to rounding.

                                                                       THREE MONTHS
                                                                           ENDED
                                    YEAR ENDED JUNE 30,                SEPTEMBER 30,
                          ------------------------------------------  ----------------
                           1994     1995    1996     1997     1998     1997     1998
                          -------  ------- -------  -------  -------  -------  -------
                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Finance and other
 income:
 Amortization of finance
  income................  $18,624  $33,425 $44,509  $49,535  $63,332  $14,240  $17,919
 Other income...........    1,985    2,560   4,529    6,799   11,023    1,894    3,896
                          -------  ------- -------  -------  -------  -------  -------
Total finance and other
 income.................   20,609   35,985  49,038   56,334   74,355   16,134   21,815
Interest expense........    8,833   22,860  30,489   38,395   49,212   11,628   12,543
                          -------  ------- -------  -------  -------  -------  -------
Net interest and other
 income.................   11,776   13,125  18,549   17,939   25,143    4,506    9,272
Net gain on sale of
 financing
 transactions...........      302    3,042   8,032   14,039   20,977    5,024    6,854
                          -------  ------- -------  -------  -------  -------  -------
Net finance income......   12,078   16,167  26,581   31,978   46,120    9,530   16,126
Selling, general and
 administrative
 expenses...............    6,049    7,891   9,933   14,117   18,493    3,786    6,646
Provision for possible
 losses on receivables..    1,716    1,261   2,325    2,386    4,735      992    1,505
                          -------  ------- -------  -------  -------  -------  -------
Earnings from continuing
 operations before
 minority interest,
 equity in net loss of
 investees, and
 provision for income
 taxes..................    4,313    7,015  14,323   15,475   22,892    4,752    7,975
Minority interest in net
 loss of consolidated
 subsidiaries...........      --       --      --       --       126      --        69
Equity in net loss of
 investees..............     (242)     --      (66)    (281)    (439)    (205)     (92)
Provision for income
 taxes..................    1,811    2,946   6,092    6,631    9,721    1,957    3,408
                          -------  ------- -------  -------  -------  -------  -------
Earnings from continuing
 operations.............    2,260    4,069   8,165    8,563   12,858    2,590    4,544
Loss from discontinued
 operations.............    3,145      --      --       --       --       --       --
                          -------  ------- -------  -------  -------  -------  -------
Net earnings (loss).....  $  (885) $ 4,069 $ 8,165  $ 8,563  $12,858  $ 2,590  $ 4,544
                          =======  ======= =======  =======  =======  =======  =======

                                                                         AS OF
                                        AS OF JUNE 30,                 SEPTEMBER
                         --------------------------------------------     30,
                           1994     1995     1996     1997     1998     1998
                         -------- -------- -------- -------- -------- --------
                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Gross financed
 receivables(1)......... $287,734 $475,803 $520,120 $650,376 $797,502 $920,255
Net financed
 receivables(2).........  239,347  400,642  454,398  580,637  728,135  837,921
Notes collateralized by
 medical receivables....    6,007   21,247   38,567   85,649  137,316  139,867
Total assets............  265,949  432,876  560,939  634,528  816,920  975,262
Borrowings under
 warehouse facilities...   34,586  155,172  168,108   44,962   82,828  222,823
Long-term debt, net:
 Securitization debt....  148,852  205,376  253,759  317,863  342,120  303,280
 9 7/8% Senior Notes due
  2004..................      --       --       --    95,883   96,486   96,643
 Other debt.............      --       --       --     8,168   15,808   43,099
 Convertible
  subordinated notes....   14,112   13,754   13,809   13,324   13,439   13,467
                         -------- -------- -------- -------- -------- --------
Total long-term debt.... $162,964 $219,130 $267,568 $435,238 $467,853 $456,489
Shareholders' equity.... $ 33,993 $ 40,250 $ 85,302 $ 95,660 $172,285 $177,562

                                                                               AS OF OR FOR THE
                                         AS OF OR FOR THE                     THREE MONTHS ENDED
                                       YEAR ENDED JUNE 30,                       SEPTEMBER 30,
                          --------------------------------------------------  --------------------
                            1994      1995      1996      1997       1998       1997       1998
                          --------  --------  --------  --------  ----------  --------  ----------
                                                (DOLLARS IN THOUSANDS)
ADDITIONAL OPERATING AND
 OTHER DATA:
Managed net financed
 assets(3):
 Domestic equipment.....  $233,340  $473,626  $601,542  $809,090  $  923,765  $833,897  $1,045,202
 International
  equipment.............       --        --        --     29,895     162,701    58,612     171,531
 Medical
  receivables(4)........     6,007    21,247    38,567    86,858     136,562   104,712     139,105
                          --------  --------  --------  --------  ----------  --------  ----------
Total managed net
 financed assets........  $239,347  $494,873  $640,109  $925,843  $1,223,028  $997,221  $1,355,838
Origination, commitments
 and purchases:
 Domestic equipment
  origination and
  purchases.............  $157,400  $314,100  $316,757  $370,262  $  396,276  $ 89,030  $  191,050
 International
  origination and
  purchases.............       --        --        --     31,461     136,600    30,219      23,523
 Medical receivables
  commitments and
  purchases.............     5,600    23,900    40,000   101,100     183,260    20,950      33,350
                          --------  --------  --------  --------  ----------  --------  ----------
Total origination,
 commitments and
 purchases..............  $163,000  $338,000  $356,757  $502,823  $  716,136  $140,199  $  247,923
Net charge-offs.........  $    264  $    477  $  1,581  $    436  $    1,635  $    360  $      903
Net charge-offs
 ratio(5)...............      0.15%     0.15%     0.28%     0.06%       0.15%     0.15%       0.29%
Allowance for possible
 losses on receivables..  $  2,498  $  3,282  $  4,026  $  5,976  $    9,955  $  6,608  $   11,894
Allowance for possible
 losses on receivables
 ratio(6)...............      1.04%     0.82%     0.63%     0.65%       0.81%     0.66%       0.88%
Total delinquencies(7)..  $  8,709  $ 22,567  $ 27,514  $ 33,153  $   84,505  $ 44,006  $   97,102
Total delinquencies
 ratio(8)...............      3.64%     4.56%     4.30%     3.58%       6.91%     4.41%       7.16%

--------
(1) Gross financed receivables consist of receivables in installments, receivables in installments-related parties, recourse credit enhancements, residual valuation, notes collateralized by medical receivables and equipment on operating leases.
(2) Net financed receivables consist of gross financed receivables net of unearned income.
(3) Managed net financed assets are the aggregate of (i) net financed assets appearing on the Company's balance sheet and (ii) portions of receivables that have been sold to third parties and are still serviced by the Company.
(4) Amounts shown net of unearned income.
(5) Net charge-offs ratio is equal to net charge-offs divided by average managed net financed assets. Amount for September 30, 1998 has been annualized.
(6) Allowance for possible losses on receivables ratio is equal to allowance for possible losses on receivables divided by managed net financed assets.
(7) Includes finance receivables contractually past due for a period of greater than 30 days and defaulted finance receivables.
(8) Total delinquencies ratio is equal to total delinquencies divided by managed net financed assets.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  We are an independent specialty finance company that provides asset-based financing to healthcare service providers. Through our medical equipment finance business, we finance the purchase of diagnostic imaging and other sophisticated medical equipment and also provide vendor financing programs. Through our medical receivables finance business, we provide lines of credit collateralized by third party medical receivables to a wide variety of healthcare providers and offer warehouse and securitization services to other healthcare finance providers. We have also expanded our financing activities to include loan syndication, private placement, interim financing, mortgage loan placement and, to a lesser extent, merger and acquisition advisory services, asset-based financing for emerging growth companies and subordinated debt financing. We provide these services principally in the U.S. and, to a lesser extent, in Latin America, Europe, the U.K., Asia and Australia. Management believes that our healthcare industry expertise and broad range of financing programs have positioned us to become the primary source of financing for our customers.

CERTAIN ACCOUNTING CONSIDERATIONS

Equipment Financing

  For accounting purposes, we classify the equipment loans we originate as notes secured by equipment, direct financing leases or operating leases. Generally, in transactions where notes are secured by equipment and direct financing leases, the obligor has substantially all of the benefits and risks of ownership of the equipment. Operating leases generally provide only for the rental of the asset. The different classifications can result in accounting treatments that provide substantially different income and costs during the transaction term. Direct financing leases and notes secured by equipment are reflected on our balance sheet as "investment in direct financing leases and notes secured by equipment." For statement of operations purposes, those transactions result in amortization of finance income over the transaction term in the amounts computed using the interest method.

  We enter into two types of direct financing lease transactions, which are referred to as "conditional sales agreements" and "fair market value transactions." Conditional sales agreements and notes secured by equipment represent those transactions in which no residual interest in the underlying equipment is retained by us. Fair market value transactions are those transactions in which we retain a residual interest in the equipment. This residual interest is recorded on our books as an estimate of the projected value of the financed equipment at the end of the transaction term. At the inception of notes secured by equipment and direct financing lease transactions, "unearned income" represents the amount by which the gross transaction receivables, initial direct costs and the estimated residual value (on fair market value transactions) exceed equipment cost.

  Leases and contracts for the rental of equipment which do not meet the criteria of direct financing leases are accounted for as operating leases. Equipment under an operating lease or a rental contract is recorded on the balance sheet at our cost under the caption of "equipment on operating leases" and depreciated on a straight-line basis over the estimated useful life of the equipment.

  Notes secured by equipment and direct financing lease transactions are all "net" transactions under which the obligor must make all scheduled payments, maintain the equipment, insure the equipment against casualty loss and pay all equipment related taxes. In fair market value transactions, at the end of the initial financing term, the obligor has the option either to purchase the equipment for its fair market value, extend the financing term under renegotiated payments or return the equipment to us. If the equipment is returned to us, we must sell or lease the equipment to another user.

  In transactions classified as notes secured by equipment and direct financing leases that we permanently fund through securitization or other structured finance transactions, which we treat as debt, income is deferred and recognized using the interest method over the respective term of the transactions. If an obligor under a transaction defaults, we may not receive all or a portion of the unamortized income associated with the transaction.

Medical Receivable Financing

  In addition to our equipment finance business, we provide lines of credit to a wide variety of healthcare providers that are secured by medical receivables and other collateral and offer an interest-only line of credit to financial intermediaries that purchase receivables from healthcare providers. The interest and fee income generated from these loans is recognized over the terms of the lines of credit, which are typically one to three years, and is recorded as amortization of finance income.

Income Classifications

  We have classified income under the categories of "amortization of finance income," "other income" and "net gain on sale of financing transactions." Amortization of finance income consists of the interest component of scheduled payments on notes secured by equipment, medical receivables and direct financing leases, and is calculated using the interest method whereby the income is reported over the term of the transactions. "Other income" consists primarily of contract fees and late charges, dividends on investment in investee's preferred stock, servicing fees, placement fees, portfolio management fees, penalty fees, gains/losses from asset disposals, and amounts received upon exercise of warrants issued by the Company. "Net gain on sale of financing transactions" consists of gains recognized when we permanently fund transactions through off balance sheet securitizations or other whole loan sales.

RESULTS OF OPERATIONS

Impact of Financing Strategies on Results of Operations

  Our financing strategy is to obtain permanent funding for most of our equipment loans through securitization and whole loan sales. When funding loans through securitization, the issuer generally can structure the securitization so that the funding is treated for accounting purposes either as (i) long-term debt secured by equipment loans or medical receivable loans owned by us or (ii) as a sale. The manner in which income arising in those transactions is recognized for financial reporting purposes differs significantly depending on which of the two structures the issuer uses. When we sponsor a securitization, we treat the proceeds as long-term debt on our financial statements and report the amortization of finance income on the full amount of the loans, whereas when we sell loans, we recognize the unamortized finance income at the time the funding takes place. However, even in a funding treated as a sale, we may recognize servicing income and/or interest income on our subordinated interest over the remaining term of the equipment loans sold.

  Over the past three years, we have focused our strategy on increasing our market share. We can not give any assurance that our historical growth rate or current profitability can be sustained in the future. Additionally, our expense levels are based in part on our expectations as to future financing volumes and we may be unable to adjust spending in a timely manner to compensate for a decrease in demand for financing of medical equipment and receivables. Accordingly, operating results may be adversely impacted by future fluctuations in such demand. We believe that general economic conditions have not had a material adverse effect on our recent operating results. We can not give any assurances, however, that general economic conditions will not have a material adverse effect on us in the future.

Three Months Ended September 30, 1998 Compared to Three Months Ended September 30, 1997

  Total finance and other income increased to $21.8 million for the three month period ended September 30, 1998 from $16.1 million for the three month period ended September 30, 1997. Amortization of finance income increased to $17.9 million from $14.2 million for the three month period ended September 30, 1998 as compared to the same period of the prior year. The increase primarily was a result of the overall increase in the size of our loan portfolio. Other income increased to $3.9 million in the three month period ended September 30, 1998 from $1.9 million in the comparable prior year period. The increase was due mainly to fees earned on the larger portfolio, and service fees earned on serviced assets.

  Interest expense increased to $12.5 million for the three months ended September 30, 1998 from $11.6 million for the three months ended September 30, 1997. The increase is primarily a result of the growth of our loan portfolio and growth in international markets. The weighted average interest rate on discounted receivables, the largest component of interest expense decreased to 7.86% as of September 30, 1998, compared to 8.41% as of September 30, 1997.

  Net gain on sale of financing transactions increased to $6.9 million for the three months ended September 30, 1998 from $5.0 million for the same period of the prior fiscal year. Loans sold during the three month period ended September 30, 1998 were $72.7 million compared to $78.4 million during the same period of the prior fiscal year. The increase in our net gain on sale of financing transactions was partially due to the higher yields associated with the portfolios of acquired companies.

  Selling, general and administrative expenses for the first quarter ended September 30, 1998 increased by 75.5% to $6.6 million from $3.8 million for the same quarter of the prior fiscal year. The increase in our selling, general and administrative expenses was primarily related to the expansion of our new domestic and international businesses and our 36.0% growth in managed net financed assets.

  The provision for possible losses on receivables was $1.5 million for the three month period ended September 30, 1998 as compared to $1.0 million for the three month period ended September 30, 1997. On a quarterly basis, we evaluate the collectibility of our receivables and record a provision for amounts deemed uncollectible. In the opinion of management, the provisions are adequate based on current trends in our delinquencies and losses.

  Earnings before minority interest, equity in net loss of investees, and provision for income taxes increased 67.8% to $8.0 million for the three month period ended September 30, 1998 compared to $4.8 million for the same period ended September 30, 1997. Net earnings increased 75.4% to $4.5 million from $2.6 million in comparing the three month period ended September 30, 1998 to the same period ended September 30, 1997. Diluted earnings per share increased 36.4% to $0.30 from $0.22 when comparing the three month period ended September 30, 1998 to September 30, 1997. The increase in diluted earnings per share resulted from an increase in our net earnings, partially offset by an increase in diluted shares.

  Total shareholders' equity increased $5.3 million to $177.6 million at September 30, 1998 from $172.3 million at June 30, 1998. The increase primarily was due to net earnings of $4.5 million.

  At September 30, 1998, we had available an aggregate of $543.0 million in warehouse facilities of which $222.8 million was utilized.

  Through September 30, 1998, we have completed 21 securitizations or other structured finance transactions for medical equipment and medical receivables financings totaling approximately $1.6 billion, including two public debt issues totaling $75.7 and $90.0 million and 19 private placements of debt and whole loan sales totaling $1.4 billion.

Year Ended June, 30, 1998 Compared To Year Ended June 30, 1997

  Total equipment financing loans originated were $524.7 million in fiscal 1998 compared with $401.7 million in fiscal 1997, an increase of 30.6%. Net financed assets totaled $728.1 million at June 30, 1998, an increase of $147.3 million or 25.4% over the prior year. Not included in net financed assets were the loans sold, but still serviced by us, which increased to $546.2 million as of June 30, 1998 compared to $389.6 million as of June 30, 1997, an increase of 40.2%. Managed net financed assets, the aggregate of those appearing on our balance sheet and those which have been sold and are still serviced by us, totaled $1.2 billion as of June 30, 1998, representing a 32.1% increase over the total as of June 30, 1997.

  In our medical receivable financing business, new commitments of credit in fiscal 1998 were $183.2 million compared with $101.1 million in fiscal 1997, an increase of 81.2%. Medical receivables funded at June 30, 1998 totaled $137.3 million, an increase of $51.7 million or 60.4% over the prior year.

  Total finance and other income increased 32.0% to $74.4 million for the year ended June 30, 1998 from $56.3 million in the prior year. A component of total finance and other income, amortization of finance income, increased 27.9% to $63.3 million for the year ended June 30, 1998 from $49.5 million for the year ended June 30, 1997. The increase was primarily a result of the overall increase in the size of our portfolio. The remaining component of total finance and other income, other income, increased 62.1% to $11.0 million in fiscal 1998 as compared to $6.8 million in fiscal 1997. The increase is due mainly to fees earned on larger portfolios, placement fees, and servicing income.

  For the year ended June 30, 1998, interest expense increased 28.2% to $49.2 million from $38.4 million in the prior year. The increase in interest expense is primarily a result of the growth of our loan portfolio and growth in international markets. The weighted average interest rate on discounted receivables, the largest component of interest expense, decreased to 8.02% as of June 30, 1998 compared to 8.60% as of June 30, 1997.

  The net gain on sale of financing transactions increased 49.4% to $21.0 million for the year ended June 30, 1998 compared with a gain of $14.0 million for the same period in the prior year. Loans sold during the year ended June 30, 1998 were $292.7 million compared to $233.0 million during the prior fiscal year. The increase is due mainly to better and more efficient executions, and lower transaction costs resulting from larger transactions.

  Selling, general and administrative expenses increased 31.0% to $18.5 million for the year ended June 30, 1998 from $14.1 million for the year ended June 30, 1997. The increase over the prior fiscal year is related primarily to the development of our medical receivables, vendor finance and international businesses and the 38.0% growth in average managed net financed assets. To support this growth, we increased our personnel to 193 employees from 137 one year earlier.

  The provision for losses on receivables was $4.7 million for the year ended June 30, 1998 as compared to $2.4 million for the previous year. On a quarterly basis, we evaluate our ability to collect our receivables and record a provision for amounts deemed uncollectible. In the opinion of management, the provisions are adequate based on current trends in our delinquencies and losses. Our charge-offs for the quarters ended September 30, 1997, December 31, 1997, March 31, 1998, and June 30, 1998 were $360,000, $272,000, $556,000, and
$596,000, respectively, which represents 5.45%, 3.50%, 6.39%, and 5.99%
respectively, of the quarter-end allowance for losses.

  Earnings before minority interest, provision for income taxes and equity in net losses of investees increased 47.9% to $22.9 million for the year ended June 30, 1998 compared to $15.5 million a year earlier. Net earnings were $12.9 million or $1.03 per diluted share for the year ended June 30, 1998 as compared to net earnings of $8.6 million or $0.74 per diluted share in the prior year.

  Our cash and cash equivalents at June 30, 1998 and June 30, 1997 were $15.2 million and $9.2 million, respectively. The following describes the changes from June 30, 1997 to June 30, 1998 in the items which had the most significant impact on our cash flow during the year ended June 30, 1998.

  Our net cash provided by operating activities was $1.9 million for the year ended June 30, 1998 compared to $69.8 million net cash provided by operations for the year ended June 30, 1997. The decrease in cash provided during the year ended June 30, 1998 is attributed mainly to the fiscal year 1997 collection of the amount due from a 1996 portfolio sale.

  Our Company's net cash used in investing activities increased to $122.0 million for the year ended June 30, 1998, as compared to $105.9 million for the year ended June 30, 1997. This increase is attributed primarily to cash used to acquire equipment of $541.7 million during the year ended June 30, 1998 compared to $429.5 million for the year ended June 30, 1997. These uses of cash were offset by $473.0 million and $373.0 million of portfolio receipts net of amounts included in income and proceeds from the sale of financing transactions for the same periods.

  Our net cash provided by financing activities was $126.0 million for the year ended June 30, 1998 compared to $42.9 million for the year ended June 30, 1997. This results from a net increase in our borrowings over repayments of $66.3 million for the year ended June 30, 1998, as compared to a $41.6 million net increase in borrowings over repayments for the year ended June 30, 1997. In fiscal year 1998, the equity and private offerings provided $57.9 million.

Year Ended June 30, 1997 Compared To Year Ended June 30, 1996

  Total equipment financing loans originated were $401.7 million in fiscal 1997 compared with $316.8 million in fiscal 1996, an increase of 26.8%. Net financed assets totaled $580.6 million at June 30, 1997, an increase of $126.2 million or 27.8% over the prior year. Not included in net financed assets were the loans sold, but still serviced by us, which increased to $389.6 million as of June 30, 1997 compared to $218.6 million as of June 30, 1996, an increase of 78.2%. Managed net financed assets, the aggregate of those appearing on our balance sheet and those which have been sold and are still serviced by us, totaled $925.8 million as of June 30, 1997, representing a 44.6% increase over the total as of June 30, 1996.

  In our medical receivable financing business, new commitments of credit in fiscal 1997 were $101.1 million compared with $40.0 million in fiscal 1996, an increase of 152.8%. Medical receivables funded at June 30, 1997 totaled $85.6 million, an increase of $47.0 million or 149.4% over the prior year.

  Total finance and other income increased 14.9% to $56.3 million for the year ended June 30, 1997 from $49.0 million the prior year. A component of total finance and other income, amortization of finance income, increased 11.3% to $49.5 million for the year ended June 30, 1997 from $44.5 million for the year ended June 30, 1996. The increase was primarily a result of the overall increase in the size of our loan portfolio. The remaining component of total finance and other income, other income, increased 50.1% to $6.8 million in fiscal 1997 as compared to $4.5 million in fiscal 1996. The increase was due mainly to fees earned on larger portfolios and servicing income.

  For the year ended June 30, 1997, interest expense increased 25.9% to $38.4 million from $30.5 million in the prior year. The increase in interest expense was primarily a result of the growth of our loan portfolio and issuance of Senior Notes. The weighted average interest rate on discounted receivables, the largest component of interest expense, decreased to 8.60% as of June 30, 1997 compared to 8.64% as of June 30, 1996.

  The net gain on sale of financing transactions increased 74.8% to $14.0 million for the year ended June 30, 1997 compared with a gain of $8.0 million for the prior year. Loans sold during the year ended June 30, 1997 were $233.0 million compared to $175.1 million during the prior fiscal year. The increase is due mainly to better and more efficient executions, and lower transaction costs resulting from larger transactions.

  Selling, general and administrative expenses increased 42.1% to $14.1 million for the year ended June 30, 1997 from $9.9 million for the year ended June 30, 1996. The increase over the prior fiscal year was related primarily to the development of our medical receivables, vendor finance and international businesses and the 35.1% growth in average managed net financed assets. To support this growth, we increased our personnel to 137 employees from 129 one year earlier.

  The provision for losses on receivables was $2.4 million for the year ended June 30, 1997 as compared to $2.3 million for the previous year. On a quarterly basis, we evaluate our ability to collect our receivables and record a provision for amounts deemed uncollectible. In the opinion of management, the provisions were adequate based on current trends in our delinquencies and losses. Our charge-offs for the quarters ended September 30, 1996, December 31, 1996, March 31, 1997, and June 30, 1997 were $10,000,
$5,000, $255,000 and $166,000, respectively, which represents 0.23%, 0.10%,
5.24% and 2.78%, respectively, or the quarter-end allowance for losses.

  Earnings before minority interest, provision for income taxes and equity in net losses of investees increased 8.0% to $15.5 million for the year ended June 30, 1997 compared to $14.3 million a year earlier. Net earnings were $8.6 million or $0.74 per diluted share for the year ended June 30, 1997 as compared to net earnings of $8.2 million or $0.77 per diluted share in the prior year.

  Our net cash provided by operating activities was $69.8 million for the year ended June 30, 1997 compared to $71.2 million net cash used in operations for the year ended June 30, 1996. The increase in cash provided during the year ended June 30, 1997 was attributed mainly to the amount due from the portfolio sale at June 30, 1996 being received.

  Our net cash used in investing activities increased to $105.9 million for the year ended June 30, 1997, compared to $25.4 million for the year ended June 30, 1996. This increase was attributed primarily to cash used to acquire equipment and to finance notes secured by medical receivables of $477.8 million during the year ended June 30, 1997 compared to $304.3 million for the year ended June 30, 1996. These uses of cash were offset by $373.0 million and $280.5 million of portfolio receipts, net of amounts included in income and proceeds from the sale of financing transactions for the same periods.

  Our net cash provided by financing activities was $42.9 million for the year ended June 30, 1997 down from $97.1 million for the year ended June 30, 1996. This resulted from a net increase in our borrowings over repayments of $41.6 million for the year ended June 30, 1997, as compared to $59.2 million net increase in borrowings over repayments for the year ended June 30, 1996. In fiscal 1997, we completed a public offering of $100.0 million of Senior Notes. In 1996, the equity offering provided $29.0 million.

LIQUIDITY AND CAPITAL RESOURCES

General

  Our business requires substantial amounts of capital and borrowings. We obtain warehouse funding from commercial and investment banks. These warehouse borrowings are full recourse obligations (meaning that upon a default, the lender has recourse against the collateral pledged to secure our obligations and against the Company itself), while our permanent funding is obtained principally on a limited recourse basis (meaning that upon a default, the lender's primary recourse is against the pledged collateral and the lender has only a limited ability to recover directly from us). In the case of limited recourse funding, we retain some risk of loss because we share in any losses incurred and/or we may forfeit the residual interest (if any) we have in the underlying financed assets should defaults occur.

  A substantial portion of our debt represents permanent funding of equipment loans obtained on a limited recourse basis and is structured so that the cash flow from the underlying loans services the debt. Most of our warehouse borrowings are used to temporarily fund the equipment loans and medical receivables. These borrowings are repaid with the proceeds obtained from the permanent funding and cash flow from the underlying transactions.

  As a result of the rapid growth of our domestic and international equipment financing businesses, our medical receivables loans business and our new financing services, the amount of warehouse and permanent funding we require has significantly increased. To meet our requirements for increased warehouse funding, we have expanded our warehouse facilities with banks, and have obtained warehouse facilities with investment banking firms we use for our securitizations. To meet our requirement for increased permanent funding, we have enhanced our ability to fund equipment loans and medical receivable loans by utilizing both securitization techniques and whole loan sales. If suitable sources of both warehouse and permanent funding are not available in the future, our growth will be limited and we may be forced to use less attractive funding sources in order to ensure our liquidity.

  In addition to the interim and permanent funding referred to above, our continued growth in loan originations and net financed receivables requires substantial amounts of external funding, primarily to fund the reserve account or overcollateralization requirements that are applied in connection with securitizations and sales of our loans. These funds essentially provide the credit enhancement for our leveraged investments in our loan portfolios, and typically are obtained through sales of debt or equity securities by us.

  Although we believe that cash available from operations, financing and investing activities will be sufficient to enable us to make required interest payments on the notes and our other debt obligations (including our existing Senior Notes due 2004 issued in 1997 which terms are substantially the same as those of the notes offered hereby) and other required payments, we can not give any assurance in this regard and we may encounter liquidity problems which could affect our ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions.

Warehouse Facilities

  At September 30, 1998, we had available an aggregate of $423.0 million under various warehouse facilities for equipment loan financing. Our primary credit facility, a revolving credit agreement with a syndicate of banks, referred to as the Agreement, provides for the borrowing of up to $137.0 million. Borrowings under this facility bear interest based at our option of (i) prime minus 0.25% or (ii) from 1.00% to 1.20% over the 30, 60 or 90-day LIBOR rate based on our leverage ratio as defined in the Agreement. The Agreement is renewable annually at the bank syndicate's discretion. The Agreement prohibits us from paying dividends other than dividends payable solely in shares of our stock and limits borrowings to specified levels determined by ratios based on tangible net worth. As of September 30, 1998, we were in compliance with the financial covenants of the Agreement.

  We also have two $100.0 million interim funding facilities with investment banking firms to fund certain equipment loans which are to be securitized. Loans made under these facilities bear interest at a rate of 0.80% over the 30-day LIBOR rate. Borrowings under the facility are secured by certain equipment loans and the equipment financed thereunder. In addition, we have $66.0 million of loan warehouse capacity which includes a $50.0 million facility for loans originated in Brazil, a $6.0 million facility for loans originated in Australia and a $10.0 million facility for loans originated in Germany.

  We have a $5.0 million facility with a bank for the funding of equipment loans ineligible for securitization and a $15.0 million facility with a bank primarily for the funding of interim real estate mortgage loans for assisted living facilities.

  We have a credit facility for our medical receivables financing business. The facility is a revolving credit facility with a syndicate of banks for borrowings up to $95.0 million. Borrowings under this facility bear interest at LIBOR plus 1.45% and mature in April 1999. In addition, we have a $25.0 million facility with a bank for the funding of medical receivables loans ineligible for securitization.

  Our use of securitization significantly affects our need for warehouse facilities. Before completing a securitization, we are required to hold loans in warehouse facilities until a sufficient quantity is accumulated to meet the various requirements of the credit rating agencies and others involved, and to make a securitization cost effective. Generally, loans totaling $75.0 to $250.0 million will be placed in each securitization pool.

  The table below sets forth, as of September 30, 1998, the name of the primary lender for each warehouse facility, the total amount it has committed to provide, the total amount outstanding under the facility and the expiration date of the facility.

                                                 WAREHOUSE FACILITIES
                                                  SEPTEMBER 30, 1998
                                        --------------------------------------
                                        COMMITMENT OUTSTANDING EXPIRATION DATE
                                        ---------- ----------- ---------------
                                                (DOLLARS IN THOUSANDS)
DOMESTIC
Equipment Finance:
Fleet Bank N.A., as Agent..............  $137,000   $ 71,986       2/28/99
Prudential Securities Credit
 Corporation...........................   100,000     48,019       7/31/99
Lehman Brothers Inc....................   100,000     22,221        9/5/98
Prime Bank.............................     5,000      2,423       1/29/99
Medical Receivables:
PNC Bank, as Agent.....................    95,000     13,235       4/29/99
Bank of America Business Credit........    25,000     15,963       9/29/99
Other:
Fleet Bank N.A., as Agent..............    15,000        --        9/28/99
                                         --------   --------
  Total................................  $477,000   $173,847
                                         ========   ========
INTERNATIONAL
Prudential Securities Credit
 Corporation...........................  $ 50,000   $ 36,900      12/31/98
BW Capital Markets.....................    10,000      9,989       9/15/99
Rabo Australia Limited.................     5,967      2,087       5/11/99
                                         --------   --------
  Total................................  $ 65,967   $ 48,976
                                         ========   ========
    Total worldwide....................  $542,967   $222,823
                                         ========   ========

Permanent Funding Method

  We have completed 21 securitizations for medical equipment and medical receivables financings totaling $1.6 billion, including two public debt issues of $75.7 million and $90.0 million and 19 private placements of debt and whole loan sales totaling $1.4 billion. In January 1996, we completed a $25.0 million private placement securitization of medical receivable loans and in February 1998 completed a $75.0 million private placement to fund our medical receivables financing business. We expect to continue to use securitization, on both a public and private basis, or other structured finance transactions as our principal means to permanently fund our loans for the foreseeable future. If for any reason we were to become unable to access the securitization market to permanently fund our equipment loans, the consequences for us would be materially adverse.

  Our use of securitization significantly affects our need for warehouse facilities and our liquidity and capital requirements due to the amount of time required to assemble a portfolio of loans to be securitized. When using securitization, we are required to hold loans until a sufficient quantity, generally $75.0 to $250.0 million, is accumulated so as to attract investor interest and allow for a cost effective placement. This increases our exposure to changes in interest rates and temporarily reduces our warehouse facility liquidity.

  We have a $180.0 million facility with an option to sell to it certain equipment loans and leases. As of September 30, 1998, there was $153.0 million sold to this facility. Our obligations under this facility include servicing of the assets and assisting the owner in the securitization of the assets if the owner chooses to securitize.

  For accounting purposes, our securitizations are treated as either financings (on balance sheet transactions) or sales (off balance sheet transactions). An on balance sheet transaction is one in which the loans being securitized remain on our balance sheet as an asset for their originally contracted term as a result of the consolidation of the assets and liabilities of the special purpose vehicle with the Company's for financial accounting purposes. An off balance sheet transaction removes the loans from our balance sheet and results in the Company recognizing a gain on the sale of the underlying loans upon completion of the securitization.

  We continually seek to improve the efficiency of our permanent funding techniques by reducing up-front costs and minimizing the cash requirements. We may consider alternative structures, including senior/subordinated tranches, and alternative forms of credit enhancement, such as letters of credit and surety bonds. The transaction expenses of each securitization and other forms of structured financing will depend on market conditions, costs of securitization and the availability of credit enhancement options to the Company.

  To be cost efficient, a securitization must cover a relatively large and diverse portfolio of equipment loans. One of the basic requirements of the credit rating agencies that rate the notes issued in securitizations relates to borrower concentration and requires that no single credit (borrower) may constitute a significant portion of the pool of equipment loans being securitized (in our case, the limit is generally about 3%). Because of these concentration requirements we generally must accumulate in excess of $150 million in loans for each securitization. The credit rating agencies also have other concentration guidelines such as equipment type and the geographic location of the obligors. These requirements mean that not all of the equipment loans held in our warehouse facilities at any point in time can be placed in one securitization.

  We do not have binding commitments for permanent funding, either through securitization or whole loan sales. We have non-binding agreements with investment banking entities to fund future loans through securitization. While we expect to be able to continue to obtain the permanent funding we require for our equipment financing and medical receivable financing business, we can not give any assurance that we will be able to do so. If, for any reason, any of these types of funding were unavailable in the amounts and on terms deemed reasonable by us, our financing activities would be adversely affected. We believe that our present warehouse and permanent funding sources are sufficient to fund our current needs for our equipment and medical receivables financing businesses.

Hedging Strategy

  Although our equipment loans are structured and permanently funded on a fixed interest rate basis, we use warehouse facilities until permanent funding is obtained. Since funds borrowed through warehouse facilities are obtained on a floating interest rate basis, we are exposed to a certain degree of risk caused by interest rate fluctuations. When we originate equipment loans, we base our pricing in part on the "spread" we expect to achieve between the interest rate we charge our equipment loan customers and the effective interest cost we will pay when we permanently fund those loans. Increases in interest rates between the time the loans are originated and the time they are permanently funded could narrow, eliminate or even reverse the spread between the interest rate we realize on our equipment loans and the interest rate that we pay under our warehouse facilities or under a permanent funding program. In an attempt to protect ourselves against that risk, we use a hedging strategy. We use derivative financial instruments, such as forward rate agreements, Treasury locks, and interest rate swaps, caps and collars, to manage our interest rate risk. The derivatives are used to manage three components of this interest rate risk: interest sensitivity adjustments, pricing of anticipated loan securitizations and sales, and interest rate spread protection. We seek to manage the credit risk of possible counterparty default in these derivative transactions by dealing exclusively with counterparties with investment grade ratings.

  Forward rate agreements are for interest sensitivity adjustments in conjunction with cash market activities and are used to extend the repricing period of short-term floating rate warehouse facilities. Treasury locks and collars are used to hedge the interest rate risk on anticipated loan securitizations and sales. Treasury lock and collar transactions lock in specific rates and a narrow range of rates, respectively, of Treasury notes having maturities comparable to the average life of the anticipated securitizations and sales. Interest rate swaps and caps are used for interest rate spread protection to protect from rising interest rates in certain loan sale facilities where the cash flows from the loans sold are fixed rate but the borrowing costs are variable rate.

  There can be no assurance that our hedging strategy or techniques will be effective, that our profitability will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits. A substantial and sustained increase in interest rates could adversely affect our ability to originate loans. In certain circumstances, we may, for a variety of reasons, retain for an indefinite period certain of the equipment loan we originate. In such cases, our interest rate exposure may continue for a longer period of time than we otherwise consider desirable.

Foreign Exchange Forward Contracts

  We have international operations and foreign currency exposures at some of these operations due to lending in currencies other than the local currency. As a general practice, we have not hedged the foreign exchange exposure related to either the translation of overseas earnings into U.S. dollars, or the translation of overseas equity positions back to U.S. dollars. A foreign exchange forward contract is used to hedge the amount receivable to the U.S. parent for a specific portfolio in Deutsche marks. At September 30, 1998, we had 20.0 million Deutsche marks in forward contracts and cross currency interest rate swaps. Foreign exchange forward contracts are accounted for as hedges of foreign currency. The net gain/loss deferred at September 30, 1998 is immaterial.

Income Tax Issues

  Historically, we have deferred a portion of our federal and state income tax liabilities because of our ability to obtain depreciation deductions from transactions structured as fair market value leases. In addition, we have structured all sales of financing transactions since the quarter ended June 30, 1997 as borrowings for tax purposes versus a sale for book (GAAP) purposes. Future sales of financing transactions may also be structured in this manner. Additionally, we believe our effective tax rate will increase in future periods as a result of our inability to fully recognize for federal tax purposes, taxes which have been paid in foreign countries.

Inflation

  We do not believe that inflation has had a material effect on our operating results during the past three years. We can not give any assurance that our business will not be affected by inflation in the future.

                                    BUSINESS

OVERVIEW

  We are an independent specialty finance company that provides asset-based financing to healthcare service providers. Our core businesses are medical equipment finance and medical receivables finance. We provide these services principally in the U.S. and are developing a significant presence in Latin America as well as operations in Europe, the U.K., Asia, and Australia. We also provide loan syndication, private placement, interim real estate financing, mortgage loan placement and, to a lesser extent, merger and acquisition advisory services, asset-backed financing for emerging growth companies and subordinated debt financing. As of September 30, 1998, our managed net financed assets and shareholders' equity were $1.4 billion and $177.6 million, respectively.

  We principally serve the financing needs of middle market healthcare service providers, such as outpatient healthcare providers, medical imaging centers, physician group practices, integrated healthcare delivery networks and hospitals. Many of our customers are entrepreneurial, growing companies that have capitalized on trends affecting the healthcare delivery systems in the U.S. and other countries to build their businesses. These trends include:

  .  significant growth in the level of healthcare expenditures worldwide;

  . dramatic efforts by governmental and market forces to reduce healthcare delivery costs and increase efficiency;

  .  favorable demographic and public policy trends worldwide;

  .  growth, consolidation and restructuring of healthcare service providers;
     and

  . advances in medical technology which have increased the demand for healthcare services and the need for sophisticated medical diagnostic and treatment equipment.

  As a result of these trends, our business has grown substantially. From June 30, 1995 to September 30, 1998, our managed net financed receivables portfolio increased 183% to approximately $1.4 billion from $494.9 million. During this same period of substantial portfolio growth, our net charge-offs and delinquencies have remained low.

Medical Equipment Finance

  Our medical equipment finance business operates by:

  . providing financing directly to end users of diagnostic imaging and other sophisticated medical equipment;

  .  providing financing directly to end users of lower cost medical devices;

  . providing domestic and international finance programs for vendors of diagnostic and other sophisticated medical equipment; and

  . to a lesser extent, purchasing medical equipment loans and leases originated by regional leasing companies through a wholesale loan origination program.

  Our typical equipment loans for diagnostic, patient treatment and other sophisticated medical equipment (originated both domestically and internationally), range from $200,000 to $3.0 million, while equipment loans for lower cost medical devices range from $5,000 to $200,000. Virtually all of our equipment loans are structured so that the full cost of the equipment and all financing costs are repaid during the financing term, which typically is five years. Because most of our equipment loans are structured as notes secured by equipment or direct financing leases with a bargain purchase option, our exposure to residual asset value is limited; it was $24.9 million at September 30, 1998. At September 30, 1998, our managed portfolio of equipment financing loans was $1.2 billion.

  We have traditionally focused our financing activities on the domestic outpatient diagnostic and treatment services sector of the healthcare industry, typically consisting of radiologists and other diagnostic service providers who were among the first in the domestic healthcare industry to move away from the hospital setting toward outpatient treatment centers. We expect the range of services we provide in an outpatient setting to expand and intend to focus on the equipment used and medical receivables generated as a result of that expansion.

  In recent years, we have expanded our international business significantly. Internationally, we finance the purchase of diagnostic imaging and other sophisticated medical equipment by private clinics, diagnostic centers and hospitals. Our international business is focused on providing finance programs for equipment manufacturers doing business in Latin America, Europe, the U.K., Asia and Australia. We believe our presence in these regions enhances our relationships with certain medical equipment manufacturers and permits us to capitalize on the growing international markets for medical equipment financing. We view continued expansion of our relationships with medical equipment vendors and manufacturers as an integral component of our growth strategy and intend to continue to expand our medical equipment finance activities outside the U.S. We also believe that by helping vendors and manufacturers finance their customers' equipment purchases outside the U.S., we will encourage those vendors and manufacturers to increase the financing opportunities they refer to us within the U.S. At September 30, 1998, our managed portfolio of international equipment loans was $171.5 million.

Medical Receivables Finance

  Our medical receivables finance business operates by:

  .  providing lines of credit to a wide variety of healthcare providers; and

  . offering an interest-only revolving line of credit to financial intermediaries that purchase receivables from healthcare providers

  Substantially all of the lines of credit are collateralized by third party medical receivables due from Medicare, Medicaid, HMOs, PPOs, commercial insurance companies, self insured corporations and, to a limited extent, other healthcare service providers. We generally advance only 70% to 85% of our estimate of the net collectible value of the eligible receivables from third party payors. Clients continue to bill and collect the accounts receivable, subject to lockbox collection and sweep arrangements established for our benefit. We conduct extensive due diligence on our potential medical receivables clients for all our financing programs and follow underwriting and credit policies in providing financing to customers. Our credit risk is mitigated by our ownership of or security interest in all receivables, eligible and ineligible. We also recently acquired a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables. Our medical receivables loans are structured as floating rate lines of credit. These lines of credit typically range in size from $500,000 to $15.0 million; however, in certain circumstances commitments ranging from $20.0 million to $40.0 million are also provided to financial intermediaries for purchasing receivables from healthcare providers. At September 30, 1998, our portfolio of medical receivables loans was $140.0 million.

  Medical receivables financing is readily available for many hospitals and for physicians seeking relatively small amounts of funding. However, for outpatient healthcare providers seeking funding in excess of approximately $500,000, the principal sources of financing generally are limited to specialty finance companies or factoring companies that purchase receivables at a discount. We believe the principal reasons for the lack of financing in these areas historically have been the uncertainty of the value of the receivables, the lack of permanent funding vehicles and the potential for fraud due to the difficulty of verifying the performance of healthcare services. More recently, interest in providing financing for this sector has increased as a result of improved understanding of the expected reimbursement levels for healthcare services and the availability of historical performance data on which to base credit decisions. Our strategy in medical receivables financing is to differentiate ourselves from many of our competitors by offering loans secured by medical receivables rather than factoring those receivables at a discount. We believe that loans secured by medical receivables are often more attractive to borrowers that generate high-quality medical receivables because those borrowers find our financing has a lower cost than the cost to those borrowers of factoring their receivables.

Additional Financing Services

  Management believes that the long-term care and assisted care markets and emerging growth companies have been underserved by traditional financing sources and that many firms have both a need for and the creditworthiness to support working capital financing. We established DVI Merchant Funding and DVI Private Capital, divisions of DVI Financial Services Inc., and recently acquired Third Coast Capital, to serve these markets and companies. Through DVI Merchant Funding we provide fee-based advisory services such as private placement, loan syndication, interim real estate financing, mortgage loan placement and, to a lesser extent, mergers and acquisitions advisory services to our customers operating in the long-term care, assisted care and specialized hospital markets. Through DVI Private Capital, we provide subordinated debt financing to our traditional customer base and through Third Coast Capital, we provide asset-based financing, including lease lines of credit, to emerging growth companies.

BUSINESS STRATEGY

  Our goal is to be the leading provider of asset-based financing services to growing segments of the healthcare industry and to be the primary source for all of the financing needs of our customers. The principal components that we believe will enable us to attain this goal include:

  . Generating additional financing opportunities with equipment manufacturers and their customers in domestic and international markets. We view continued expansion of our relationships with medical equipment manufacturers as an integral component of our growth strategy and intend, to the extent appropriate in the pursuit of that objective, to continue to expand our medical equipment finance activities outside the U.S. We have formed international joint ventures or established branch offices or subsidiaries in Latin America, Europe, the U.K., Asia and Australia which provide medical equipment financing in these regions to strengthen our relationships with certain manufacturers of medical equipment and to capitalize on the growing international markets for medical equipment financing. We believe that by helping manufacturers to finance their customers' equipment purchases outside the U.S. we will encourage those manufacturers to increase the finance opportunities they refer to us within the U.S.

  . Continuing to expand medical receivables finance business. We intend to further expand our medical receivables financing business by generating financing opportunities through our existing medical equipment financing customer base, particularly from those customers that are expanding to provide additional healthcare services. We intend to maintain a strategy of differentiating ourselves from many of our competitors by continuing to offer loans secured by medical receivables rather than factoring those receivables at a discount.

  . Expanding our presence in the lower cost medical devices market. We are seeking to use our reputation as a medical equipment financing specialist and our ability to finance a wide range of healthcare providers to establish a presence in the relatively more competitive market for financing lower-cost medical equipment which includes diagnostic and patient treatment devices. As part of this strategy, we recently acquired substantially all the assets and retained 39 employees of a 15-year old "small" ticket medical equipment financing business to serve as a platform for the expansion of our vendor sales program into this market. As of September 30, 1998, loans originated by the acquired business were $59.7 million.

  . Offering fee-based financing services to healthcare providers. Our goal is to become the primary source for all of the financing needs of our customers. Towards this end, we have expanded the financial services we offer to our customers to include, among other things, real estate financing and funding to finance healthcare related acquisitions. We intend to continue to introduce new financing products to service the needs of our customers and to leverage our existing expertise in the healthcare markets to become the preferred provider of healthcare related finance within our chosen segments of the healthcare markets.

  . Acquiring specialty businesses. Growth through acquisitions of specialty businesses that will fit within our existing operations and long-term business strategy will allow us to expand into other segments of the healthcare industry. During the last 18 months, we acquired a small healthcare merchant banking operation, a small ticket medical equipment financing business and a provider of asset-based financing for emerging growth companies and have integrated these activities with our financing services offered to the healthcare industry. Through these acquisitions, we intend to significantly expand our presence in new markets.

  DVI, Inc. conducts its business principally through two operating subsidiaries, DVI Financial Services Inc., referred to as "DVI Financial Services" and DVI Business Credit Corporation, referred to as "DVI Business Credit". We conduct securitizations through special purpose indirect wholly-owned subsidiaries. We also conduct other structured financings through limited purpose subsidiaries or through our operating subsidiaries. The borrowers under our various warehouse credit facilities are DVI Financial Services or DVI Business Credit.

SALES AND MARKETING

  We generate most of our financing opportunities from two sources:

  . medical equipment manufacturers that use third parties to finance the sale of their products; and

  .  healthcare providers with whom our sales organization has relationships.

  Generally, medical equipment manufacturers refer customers to us for financing because they believe we have the ability to understand and measure the creditworthiness of the customer's business and provide the financing necessary for the completion of the equipment sale.

  We have established a close working relationship, both domestically and internationally, with major manufacturers of diagnostic imaging equipment by meeting their needs to arrange financing for the higher cost equipment they sell to healthcare providers. As a result of some of these relationships with medical equipment manufacturers, especially those targeting the international markets, we have formed joint ventures or subsidiaries to provide medical equipment financing to the customers of the manufacturer in the international market. We currently have joint ventures or subsidiaries in Latin America, Europe, the U.K., Asia and Australia. We believe that these relationships afford us a competitive advantage over other providers of medical equipment financing.

  Our target market for the medical receivables lines of credit we originate includes "middle market" healthcare companies and providers with annual revenues between $10.0 and $125.0 million. By definition, this sector of the marketplace precludes both start-up healthcare companies as well as extremely mature or rated medical organizations that can obtain traditional bank financing. The medical receivables loan business entails significant risks and capital requirements. This sector has been one that most traditional financing sources have avoided due to the payor complexity and specialization required. "Middle market" companies and providers that comprise our target market include the following:

  . Specialty Outpatient Clinics: Imaging centers, surgery centers, oncology centers and medical laboratories.

  . Hospitals: Acute care and sub-acute facilities, community and specialty hospitals.

  . Health Service Companies: Home healthcare, nursing homes, skilled nursing, physical and occupational therapy, pharmacy, infusion, and specialty treatment centers.

  . Medical Practitioners: Medical groups, individual physicians with large practices and management service organizations ("MSOs").

  Our sales and marketing organization consists of 37 healthcare finance specialists located in various parts of the U.S. These individuals generally have a credit industry and/or medical equipment background. We generally locate sales personnel in geographic areas where they have knowledge of the local market. We believe that sales personnel who understand local economic and political trends are a valuable component of our credit underwriting process.

PORTFOLIO PROFILE

  The following table sets forth certain information with respect to our equipment loan origination, including loan purchases and medical receivables commitments for the years ended June 30, 1996, 1997 and 1998 and for the three-month period ended September 30, 1998.

                    EQUIPMENT LOAN ORIGINATION AND PURCHASES
               AND MEDICAL RECEIVABLES COMMITMENTS AND PURCHASES
                             (DOLLARS IN MILLIONS)

                                                                           THREE MONTHS
                                        YEAR ENDED JUNE 30,                    ENDED
                          -----------------------------------------------  SEPTEMBER 30,
                               1996            1997            1998            1998
                          --------------- --------------- --------------- ---------------
                                 PERCENT         PERCENT         PERCENT         PERCENT
                          AMOUNT OF TOTAL AMOUNT OF TOTAL AMOUNT OF TOTAL AMOUNT OF TOTAL
                          ------ -------- ------ -------- ------ -------- ------ --------
DIAGNOSTIC/TREATMENT
 EQUIPMENT(1)
Equipment Financed
 Domestically:
Magnetic Resonance
 Imaging (MRI)..........  $152.7   42.9%  $126.8   25.2%  $119.5   16.7%  $ 32.2   13.0%
Computerized Tomography
 (CT)...................    21.2    5.9     21.5    4.3     18.6    2.6      5.2    2.1
Ultrasound..............     4.0    1.1     10.2    2.0      7.4    1.0      1.0    0.4
Medical devices(2)......    42.9   12.0     67.7   13.5     44.9    6.3     51.7   20.8
Imaging systems.........    18.5    5.2     24.8    4.9     13.8    1.9      3.6    1.5
X-Ray...................     1.9    0.5      6.7    1.3      1.9    0.3      0.7    0.3
Radiation therapy.......     8.4    2.4     12.5    2.5      8.4    1.2      7.6    3.1
Other...................    67.2   18.8    100.0   19.9    181.8   25.3     89.1   35.9
                          ------  -----   ------  -----   ------  -----   ------  -----
Total Equipment Financed
 Domestically...........   316.8   88.8    370.2   73.6    396.3   55.3    191.1   77.1
Equipment Financed
 Internationally........     --     --      31.5    6.4    136.6   19.1     23.5    9.5
Secured Lines of
 Credit(3)
Medical receivable lines
 of credit committed....    40.0   11.2    101.1   20.0    183.2   25.6     33.3   13.4
                          ------  -----   ------  -----   ------  -----   ------  -----
Total DVI, Inc..........  $356.8  100.0%  $502.8  100.0%  $716.1  100.0%  $247.9  100.0%
                          ======  =====   ======  =====   ======  =====   ======  =====

--------
(1) Percentages are based on the original cost of equipment financed.
(2) Defined as all equipment located in a medical facility or laboratory including, but not limited to, hyperbaric chambers, IV pumps, teleradiology/telecardiology systems, blood gas analyzers, endoscopy systems, and medical beds.
(3) Percentages are based on the total dollar volume of the amounts committed under the lines of credit.

  The following table sets forth certain information with respect to the domestic geographic distribution of our servicing portfolio's original equipment cost as of September 30, 1998.

      DOMESTIC GEOGRAPHIC DISTRIBUTION OF EQUIPMENT COST BY TOP 10 STATES
                             (DOLLARS IN THOUSANDS)

                                                                  PERCENTAGE OF
                                                                 TOTAL EQUIPMENT
STATE                                             EQUIPMENT COST LOAN PORTFOLIO
-----                                             -------------- ---------------
New York.........................................    $232,873         14.2%
California.......................................     219,153         13.4
Texas............................................     148,137          9.0
Florida..........................................     134,399          8.2
New Jersey.......................................     122,214          7.4
Pennsylvania.....................................      79,670          4.9
Arizona..........................................      52,697          3.2
Illinois.........................................      42,046          2.6
Ohio.............................................      36,851          2.2
Maryland.........................................      28,634          1.7

  The following table sets forth the domestic geographic distribution of our medical receivables portfolio as of September 30, 1998.

  DOMESTIC GEOGRAPHIC DISTRIBUTION OF MEDICAL RECEIVABLES PORTFOLIO BY TOP 10
                                     STATES
                             (DOLLARS IN THOUSANDS)

                                                                 OUTSTANDINGS AS
                                                                     A % OF
STATE                                    COMMITMENT OUTSTANDINGS TOTAL PORTFOLIO
-----                                    ---------- ------------ ---------------
California..............................  $60,800     $30,169         21.7%
Oregon..................................   40,000      23,055         16.6
New York................................   51,000      20,805         15.0
Florida.................................   56,150      18,938         13.6
Texas...................................   35,650      16,259         11.7
New Jersey..............................   21,250      14,957         10.8
Georgia.................................   15,404       5,007          3.6
Oklahoma................................    4,500       3,028          2.2
Maryland................................    2,000       1,832          1.3
Delaware................................    2,500       1,763          1.3

  The following table sets forth certain information with respect to the international geographic distribution of our servicing portfolio's original equipment cost as of September 30, 1998.

  INTERNATIONAL GEOGRAPHIC DISTRIBUTION OF EQUIPMENT COST BY TOP 10 COUNTRIES
                             (DOLLARS IN THOUSANDS)

                                                                  PERCENTAGE OF
                                                       EQUIPMENT TOTAL EQUIPMENT
COUNTRY                                                  COST    LOAN PORTFOLIO
-------                                                --------- ---------------
Brazil................................................ $105,982        6.5%
Argentina.............................................   27,918        1.7
U. K..................................................   12,488        0.8
Colombia..............................................   11,467        0.7
Turkey................................................    9,811        0.6
Germany...............................................    4,391        0.6
Australia.............................................    5,132        0.3
Yugoslavia............................................    3,271        0.2
Hungary...............................................    2,564        0.2
Chile.................................................    1,547        0.1

LOAN CHARACTERISTICS

Equipment Loans

  Our typical equipment loans for diagnostic, patient treatment and other sophisticated medical equipment (originated both domestically and internationally), range from $200,000 to $3.0 million, while equipment loans for lower cost medical devices range from $5,000 to $200,000. Virtually all of our equipment loans are structured such that the full cost of the equipment and all financing costs are repaid during the financing term which is typically five years. In many of our equipment loans, we obtain liens on all of the borrower's assets and guarantees from equity owners and other affiliates of the borrowers. Where the borrower has multiple financings with us, the loans generally contain cross default provisions. We often take a pledge of the stock of the corporate entities that own and operate the equipment.

  Our equipment loans are structured on a "net" basis, requiring the obligor to pay for equipment maintenance and all other operating expenses, including taxes and insurance and requiring the obligor to be responsible for compliance with all applicable laws and regulations with respect to the use and operation of the equipment. The terms of our equipment loans range from 36 to 84 months. As of September 30, 1998 approximately 88.4% (as measured by equipment cost) of our loan portfolio had an initial term of 72 months or less. Our policy is to structure our equipment loans so that the obligor pays for the full cost of the equipment and the financing during the financing term.

Medical Receivables Loans

  Our medical receivables finance business consists primarily of providing lines of credit under which we make full recourse loans to healthcare providers that are secured by:

  .  specific receivables due the provider;

  .  the overall receivables portfolio of the healthcare provider; and

  . other forms of credit enhancement such as cash collateral, letters of credit and guarantees.

  We also offer, through our medical receivables finance business, interest-only revolving lines of credit to financial intermediaries that purchase receivables from healthcare providers. The amounts of the credit facilities range from $500,000 to $15.0 million; however, in certain circumstances commitments ranging from $20.0 million to $40.0 million are also provided to financial intermediaries for purchasing receivables from healthcare providers. The amounts are based upon our evaluation of the net collectible amount of the healthcare providers' eligible receivables. After determining the amount of the credit facility, the providers' eligible receivables are reviewed on a quarterly basis to determine collectibility. These medical receivables generally have maturities ranging from 30 to 180 days and generally involve payors such as insurance plans, governmental programs and other healthcare providers. We do not lend against co-pay obligations. Substantially all of our medical receivable lines of credit have terms from 12 to 36 months.

CREDIT UNDERWRITING

  We believe the credit underwriting process used in originating loans is effective in managing our risk. The overall credit underwriting process follows detailed guidelines and procedures and reflects our significant experience in evaluating the creditworthiness of potential borrowers. The guidelines are flexible enough to recognize the variables that are most relevant among different customer types within our targeted markets.

  We have historically focused most of our efforts on the non-hospital sector of the healthcare marketplace, which requires rigorous credit analysis and structuring discipline. Our underwriting expertise enables us to require specific working capital and net worth requirements and specify the amount and form of any credit enhancement and/or financial support (such as cash collateral, letters of credit, guarantees, or fee subordination). The credit analysis process is generally simpler when borrowers exhibit greater financial strength and have audited financial statements.

  In medical receivables lending, we conduct collateral and receivables underwriting in addition to credit underwriting. Our auditors perform on-site due diligence to confirm that billing and collections systems, accounting systems and patient records are maintained and comply with our lending policies. A large portion of the analysis consists of a review of receivables quality through the appropriate testing on a sample basis of cash receipts and cash applications. Receivables are extensively analyzed by payor types, collection history and age. We also recently acquired a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables.

  Due to the large size of our transactions, each transaction is analyzed and reviewed on its own merits. Pursuant to our Company policy, the Credit Manager for DVI Financial Services has approval authority for all transactions up to $500,000. The Vice President of Credit has approval authority for all transactions up to $750,000. The Chief Credit Officer--USA, with the agreement of any other member of the credit committee, has approval authority up to $1.0 million. The credit committee has approval authority for all transactions greater than $1.0 million. If a transaction causes aggregate customer exposure to exceed $3.0 million, it must receive credit committee approval.

  We also recently acquired a 15-year old "small" ticket medical equipment financing business, referred to as "Affiliated." As a result of the relatively small size of the medical equipment loans generated through this business unit, the underwriting criteria are significantly different from those typically used by the Company. Affiliated's applications from obligors are analyzed for approval based upon a combination of the financial condition of the applicant as well as the credit score of the applicant (for applicants who are individuals), which is obtained from a national credit reporting organization. Applications are filed with the credit department and screened for repeat customers, in which case the previous file, credit and payment history are also analyzed. Based on such information, an individual credit analyst assigns status to the application (approved, declined, or request for further information or change in acceptable terms). If the application is approved and conditions and requirements of approval are met, an account manager or sales support representative processes the file and issues a signed purchase order. The account is then reviewed for completion of all requirements and signed for authorization to book the transaction. In general, Affiliated completes UCC filings on all transactions where the cost of equipment exceeds $20,000.

  Affiliated has established specific credit guidelines for hospitals, group practices and sole-practitioners which generally require obligors to:

  . be in business for a certain period of time (ranging from a minimum of one year to over two years);

  . provide financial statements, corporate resolutions and the appropriate purchase documents;

  .  provide personal guarantees under certain circumstances;

  .  provide proof of medical license; and

  .  meet certain minimum TRW credit report score requirements.

  Affiliated has imposed other requirements in certain circumstances and may consider an obligors' specialty in evaluating creditworthiness.

  Affiliated may allow exceptions to the foregoing requirements as warranted, in which event, the signatures of two credit officers are required.

CREDIT EXPERIENCE

  The following table sets forth certain information with respect to delinquencies for our loans for the periods indicated.

                           DELINQUENCY EXPERIENCE(1)
                             (DOLLARS IN MILLIONS)

                                                                      AS OF
                                         AS OF JUNE 30,           SEPTEMBER 30,
                               ---------------------------------- -----------------
                                  1996       1997        1998          1998
                               ---------- ---------- ------------ -----------------
                                 $   %(2)   $   %(2)    $    %(2)    $     %(2)
                               ----- ---- ----- ---- ------- ---- -------- --------
Managed net financed assets..  640.1 --   925.8 --   1,223.0 --    1,355.8  --
Delinquencies(1)
31 -- 60 days................   10.4 1.6    3.8 0.4     24.6 2.0      22.6  1.7
61 -- 90 days................    3.6 0.6   12.1 1.3     15.9 1.3       5.1  0.4
91 + days....................   13.5 2.1   17.3 1.9     44.0 3.6      69.4  5.1
                               ----- ---  ----- ---  ------- ---  -------- ----
 Total delinquencies.........   27.5 4.3   33.2 3.6     84.5 6.9      97.1  7.2
                               ===== ===  ===== ===  ======= ===  ======== ====

--------
(1) Under the relevant agreements, our obligors generally are considered in default if payment on a contract has not been received when due. Information presented does not include obligations that are overdue by less than 30 days.
(2) Delinquencies as a percentage of managed net financed assets. Delinquencies reflect the entire outstanding balance on delinquent contracts.

  We expect all of the equipment financed ultimately to be owned by the borrower. Our experience has been that in instances of delinquency, the market value of the equipment generally has been sufficient to allow for the restructuring of loans without any significant adjustments to the manner in which we record such loans. We have also exercised our right to bring in new management to operate centers that have defaulted on their loans.

  There has been an increase in delinquencies primarily due to three loans in the amounts of $20.0 million, $15.0 million, and $6.0 million, respectively. The $20.0 million borrower is a long-time customer who operates cancer care and outpatient diagnostic centers. The sale of these centers is currently being negotiated and upon such sale we do not anticipate any loss. The $15.0 million loan delinquency is a result of the bankruptcy filing by Allegheny Health, Education and Research Foundation and certain of its affiliates in July 1998. We have had extensive negotiations with Tenet Health Systems and others for the sale of all equipment financed by us for the bankrupt Allegheny entities. To date no sales of such equipment have been consummated. However, based on the ongoing negotiations and other currently available information, upon consummation of the proposed sale transactions, we anticipate recognizing a loss. The amount of such loss is not presently determinable, but we believe that our allowance for losses at September 30, 1998 is adequate to absorb such loss and any such loss is not likely to have a material adverse effect on our consolidated financial position, operating results, or cash. The $6.0 million delinquency has been resolved as of November 30, 1998.

  The following table sets forth information with respect to losses for our loans for the periods indicated.

                                LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS
                                    YEAR ENDED JUNE 30,             ENDED
                                ------------------------------  SEPTEMBER 30,
                                  1996      1997       1998         1998
                                --------  --------  ----------  -------------
Net charge-offs...............  $  1,581  $    436  $    1,635   $      903
Average net financed
 assets(1)....................   455,143   530,677     679,553      790,391
Average managed net financed
 assets(1)....................   571,106   771,743   1,064,663    1,259,330
Net charge-offs as a
 percentage of average net
 financed assets..............      0.35%     0.08%       0.24%        0.46%(2)
Net charge-offs as a
 percentage of average managed
 net financed assets..........      0.28%     0.06%       0.15%        0.29%(2)

--------
(1) Presentation of amounts for 1996 through 1998 is based on averages of quarterly period balances for the entire servicing portfolio.
(2) Information presented on an annualized basis.

  The following table sets forth information with respect to reconciliation of allowance for losses for our equipment loans and medical receivable loans for the periods indicated. On a monthly basis, we compile information with respect to the current and anticipated performance of our loan portfolio. We analyze this information regularly and make an adjustment to the allowance at the end of each fiscal quarter.

                     RECONCILIATION OF ALLOWANCE FOR LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS
                                                                   ENDED
                                      YEAR ENDED JUNE 30,      SEPTEMBER 30,
                                     ------------------------  ---------------
                                      1996     1997    1998     1997    1998
                                     -------  ------  -------  ------  -------
Beginning allowance................  $ 3,282  $4,026  $ 5,976  $5,976  $ 9,955
Provision for doubtful accounts....    2,325   2,386    4,735     992    1,505
Allowance assumed in business
 acquisition.......................      --      --       879     --     1,337
Net charge-offs....................   (1,581)   (436)  (1,635)   (360)    (903)
                                     -------  ------  -------  ------  -------
Ending allowance...................  $ 4,026  $5,976  $ 9,955  $6,608  $11,894
                                     =======  ======  =======  ======  =======
Ending allowance as a percentage of
 managed net financed assets.......     0.63%   0.65%    0.81%   0.66%    0.88%
                                     =======  ======  =======  ======  =======

  Our historical levels of allowances and delinquencies are not necessarily predictive of future results. Various factors, including changes in the way our customers are paid for their services, other developments in the healthcare industry, and new technological developments affecting the resale value of equipment we financed, could cause our future allowance and delinquency rates to be worse than those experienced historically.

COMPETITION

  The business of financing sophisticated medical equipment is highly competitive. We compete with equipment manufacturers that sell and finance sales of their own equipment, finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of our competitors have significantly greater financial and marketing resources than we do. In addition, the competition in the medical receivables financing market may be greater than the levels of competition we have historically experienced.

  We believe that increased equipment loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and our high level of penetration in this market. There can be no assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet our long-term growth objectives, we must penetrate further the market for our medical receivables financing business and the long-term care and assisted living sub-markets. Such penetration may require us to reduce our margins to be competitive in the medical receivable financing businesses.

HEALTHCARE FINANCING INDUSTRY

  Managed healthcare and other initiatives have had a substantial impact on the structure of the healthcare industry in the U.S. Many healthcare services formerly provided principally in hospitals are now delivered through outpatient healthcare providers. We expect that the movement away from hospital care will continue as long as outpatient healthcare providers can provide healthcare services at costs lower than hospitals. There is also an increasing trend toward the use of diagnostic, preventative and non-invasive procedures, many of which can be provided by outpatient healthcare providers. Payors such as Medicaid, Medicare and commercial insurance companies have placed an emphasis on these procedures in an attempt to achieve the cost savings often obtained in subsequent healthcare services following early detection.

  The healthcare industry also has been affected by recent changes in reimbursement procedures. In an attempt to control healthcare costs, many payors have moved away from fee for service based reimbursement, where a pre-determined fee was paid for each diagnostic or treatment procedure performed, toward capitation or population based reimbursement, where a pre-determined amount per patient is provided by the payor on an annual basis regardless of the amount or the types of services performed. These trends in the healthcare industry have generally placed pressure on the operating margins of all healthcare providers. In addition, the complex relationships that are evolving as a result of the reimbursement structure have made it increasingly difficult for traditional lenders to analyze the credit of healthcare providers, thereby limiting the funding sources available to the industry.

  Developments in computer based technology also have had a significant impact on the healthcare industry by advancing the capability of sophisticated medical equipment while at the same time lowering its cost. The increasing emphasis on diagnostic and early stage preventative treatment, coupled with these technological advances, have increased the usefulness of, and therefore the demand for, diagnostic equipment of many kinds, including MRI and CT equipment. At the same time, cost containment pressure appears to have increased the demand for relatively less expensive models of diagnostic and other equipment.

  Changes in the healthcare industry have led to consolidation among healthcare providers, including outpatient healthcare providers. We expect this trend to continue. The effect of this consolidation on the healthcare financing industry is uncertain. One result has been that many outpatient healthcare providers have diversified the services they provide by acquiring new equipment to better service their market and to facilitate their ability to negotiate with third party payors.

GOVERNMENT REGULATION

  Our healthcare finance business is subject to federal and state regulation and supervision and is required to be licensed or registered in various states. In addition, we are subject to applicable usury and other similar laws in the jurisdictions where we operate. These laws generally limit the amount of interest and other fees and charges that a lender may contract for, charge or receive in connection with a loan. Applicable local law typically establishes penalties for violations of these laws. These penalties could include the forfeiture of usurious interest contracted for, charged or received and, in some cases, all principal and other charges that the lender has charged or received.

  Government at both the federal and state levels has continued in our efforts to reduce, or at least limit the growth of, spending for healthcare services. On August 5, 1997, President Clinton signed into law the Balanced

Budget Act of 1997 (the "BBA") which contains numerous Medicare and Medicaid cost-saving measures. The BBA has been projected to save $115 billion in Medicare spending over the next five years, and $13 billion in the Medicaid program.

  In addition to the inability of our Company to directly collect receivables under federal and state Medicare and Medicaid programs and other government financed programs (collectively "Government Programs" and each a "Government Program") and the right of payors under such Government Programs to offset against unrelated receivables, our healthcare finance business is indirectly affected by healthcare regulation to the extent that any of our clients' failure to comply with such regulation affects such clients' ability to collect receivables or repay loans made by the Company. The most significant healthcare regulations that could potentially affect the Company are: (i) certificate of need regulation, which many states require upon the provision of new health services, particularly for long-term care and home healthcare companies; (ii) Medicare--Medicaid fraud and abuse statutes, which prohibit, among other things, the offering, payment, solicitation, or receipt of remuneration, directly or indirectly, as an inducement to refer patients to facilities owned by physicians if such facilities receive reimbursement from Medicare or Medicaid; and (iii) other prohibitions of physician self-referral that have been promulgated by the states.

Certificate of Need Regulation

  Many states regulate the provision of new healthcare service or acquisition of healthcare equipment through Certificate of Need or similar programs. We believe these requirements have had a limited effect on our business, although there can be no assurance that future changes in those laws will not adversely affect the Company.

Medicare--Medicaid Fraud and Abuse Statutes

  These statutes prohibit the offering, payment, solicitation or receipt of remuneration, directly or indirectly, as an inducement to refer patients for services reimbursable in whole or in part by the Medicare--Medicaid programs. The Department of Health and Human Resources has taken the position that distributions of profits from corporations or partnerships to physician investors who refer patients to the entity for a procedure which is reimbursable under Medicare or Medicaid may be prohibited by the statute. Since our clients often rely on prompt payment from a Government Program to satisfy their obligations to the Company, reduced or denied payments under a Government Program could have an adverse effect on our business.

Further Regulations of Physician Self-Referral

  Additional regulatory attention has been directed toward physician-owned healthcare facilities and other arrangements whereby physicians are compensated, directly or indirectly, for referring patients to such healthcare facilities. In 1988, legislation entitled the "Ethics in Patient Referrals Act" (H.R. 5198) was introduced. As enacted, the law prohibited only Medicare payments for patient services performed by a clinical laboratory in which the patients' referring physician had on investment interest. The Comprehensive Physician Ownership and Referral Act (H.R. 345), which was enacted by Congress in 1993, is more comprehensive than H.R. 5198 and covers additional medical services such as medical imaging radiation therapy and physical rehabilitation. A variety of existing and pending state laws also prohibit or limit a physician from referring patients to a facility in which that physician has a proprietary or ownership interest. In addition, many states have laws similar to the Medicare fraud and abuse statute which are designed to prevent the receipt or payment of consideration in connection with the referral of a patient. Accounts receivable resulting from a referral in violation of these laws could be denied from payment which could have an adverse affect on our clients and the Company.

                                   MANAGEMENT

  Our directors, executive officers and other key employees are:

          NAME           AGE                              POSITION
          ----           ---                              --------
Michael A. O'Hanlon.....  51 Director, President and Chief Executive Officer
Steven R. Garfinkel.....  55 Executive Vice President and Chief Financial Officer
Richard E. Miller.......  47 Executive Vice President and President, DVI Financial Services Inc.
Anthony J. Turek........  55 Executive Vice President and Chief Credit Officer
John P. Boyle...........  49 Vice President and Chief Accounting Officer
Melvin C. Breaux........  58 Vice President, Secretary and General Counsel
Cynthia J. Cohn.........  39 Vice President and Executive Vice President, DVI Business Credit
Dominic P. Ferroni......  51 Vice President, DVI Capital
John L. Godfrey III.....  53 President, DVI Merchant Funding
Gerald A. Hayes.........  54 Chief Credit Officer--USA
Stephen J.
 Jasiukiewicz...........  43 Vice President, DVI Equipment Finance Group
Stuart Murray...........  43 Vice President and President, DVI Europe
Jozef J. Osten..........  59 Chief Operating Officer, DVI South American Operations
Michael J. Ahearn.......  47 Managing Director and Senior Vice President, DVI Private Capital
Bert D. Kidd............  51 President, DVI Healthcare Technology Solutions
Mark H. Idzerda.........  45 President, DVI Business Credit
Peter Myhre.............  50 Chief Operating Officer, Affiliated Capital
David Mamo..............  48 Managing Director, Strategic Development
Miroslav Anic...........  38 Managing Director, Third Coast Capital
Gerald L. Cohn..........  70 Director
John E. McHugh..........  69 Director
Nathan Shapiro..........  62 Director
William S. Goldberg.....  40 Director
Harry T.J. Roberts......  64 Director

  Michael A. O'Hanlon is our President, Chief Executive Officer and Director and has served as such since September 1994 and November 1995 respectively. Mr. O'Hanlon was President and Chief Operating Officer from September 1994 to November 1995. From the time Mr. O'Hanlon joined the Company in March 1993 until September 1994, he served as Executive Vice President of the Company. Mr. O'Hanlon became a Director of the Company in November 1993. Before joining the Company, for three years, he served as President and Chief Executive Officer of Concord Leasing, Inc., a major source of medical, aircraft, ship and industrial equipment financing. Previously, Mr. O'Hanlon was a senior executive with Pitney Bowes Credit Corporation. Mr. O'Hanlon received his Master of Business Administration degree from the University of Connecticut and his Bachelor of Business Administration degree from the Philadelphia College of Textiles and Science.

  Steven R. Garfinkel is an Executive Vice President of the Company and our Chief Financial Officer. Mr. Garfinkel also serves on the executive committee of the Company. Mr. Garfinkel joined the Company in September 1995. His responsibilities include corporate finance, loan funding, balance sheet management, treasury, accounting and financial reporting, internal control, financial planning, and human resources. Mr. Garfinkel has extensive experience in developing and managing corporate finance relationships, money market funding, derivative hedging, financial and strategic planning and management information systems. Prior to joining the Company, Mr. Garfinkel spent 29 years with two large bank holding companies: CoreStates Financial Corp. and First Pennsylvania Corporation. For 20 years he was either Controller or Treasurer of those organizations. Mr. Garfinkel received his Master of Business Administration degree from Drexel University and his Bachelor of Arts degree from Temple University.

  Richard E. Miller is an Executive Vice President of the Company and President of DVI Financial Services Inc. He joined the Company in April 1994. Mr. Miller also serves on the executive committee of the Company. His primary responsibilities are to manage operations and our sales organization of financing specialists that interface directly with our customers. Before joining the Company, he served for six years as Vice President of Sales for Toshiba America Medical Systems, a major manufacturer of medical imaging equipment. Previously, Mr. Miller was National Sales Manager for Thomsen CGR, a French manufacturer of medical imaging equipment, which was acquired by General Electric Medical Systems. Mr. Miller has a Bachelor of Arts degree from Eastern College.

  Anthony J. Turek is an Executive Vice President and the Chief Credit Officer of the Company. Mr. Turek has served in that capacity since joining the Company in March 1988. Mr. Turek also serves on the executive committee of the Company. Before joining the Company, Mr. Turek was Vice President of commercial banking at Continental Illinois National Bank from 1968 to 1988. For the last five years of his tenure at Continental Illinois National Bank, Mr. Turek managed the equipment leasing and transportation divisions. His prior responsibilities included management positions in the special industries, metropolitan and national divisions of Bank of America. Mr. Turek received his Master of Science degree from the University of Missouri and his Bachelor of Science degree from Iowa State University.

  John P. Boyle is a Vice President and Chief Accounting Officer of the Company. Mr. Boyle joined the Company in January 1995. His primary responsibility is managing our accounting, tax and financial reporting functions. Mr. Boyle is a General Securities Principal and a CPA with 20 years of experience in the financial services industry. Mr. Boyle spent five years of his professional career with Peat Marwick Mitchell & Co. in Philadelphia. Beyond his accounting background, he has extensive experience in credit and corporate finance matters. Mr. Boyle received his Bachelor of Arts degree from Temple University.

  Melvin C. Breaux is General Counsel, Secretary and a Vice President of the Company, as well as General Counsel and a Vice President of DVI Financial Services Inc. Prior to joining the Company in July 1995, Mr. Breaux was a partner in the Philadelphia, Pennsylvania law firm of Drinker Biddle & Reath for 17 years and an associate of the firm for eight years. As a member of that firm's banking and finance department, he specialized in secured and unsecured commercial lending transactions, a wide variety of other financing transactions and the general practice of business law. Mr. Breaux received his Juris Doctor degree from the University of Pennsylvania School of Law and his Bachelor of Arts degree from Temple University.

  Cynthia J. Cohn has been a Vice President of the Company since October 1988 and Executive Vice President of DVI Business Credit since January 1994. Ms. Cohn has been employed by the Company in a sales and management capacity since July 1986. She is responsible for the operations support and marketing functions of DVI Business Credit Corporation, our medical receivables financing subsidiary. She served as an Assistant Vice President from July 1987 to October 1988. Prior to joining the Company, Ms. Cohn served as Research Coordinator for Cantor, Fitzgerald Co., Inc., a stock brokerage firm, from February 1983 to July 1986, where she was responsible for development and coordination of that firm's research product for both institutional and retail clientele. Ms. Cohn received her Bachelor of Arts degree from Ithaca College.

  Dominic P. Ferroni is a Vice President of DVI Capital. His primary responsibility is to manage the unit that originates medical equipment loans on a wholesale basis. He joined the Company in October 1994 as a member of our sales team. Prior to joining the Company, Mr. Ferroni held a variety of senior management positions with Pitney Bowes Financial Services for 15 years. Mr. Ferroni's most recent positions prior to joining DVI were President and Managing Director of Pitney Bowes Credit Australia and Regional Vice President for Pitney Bowes Financial Services--MidAtlantic Division. Prior to his time with Pitney Bowes Financial Services, Mr. Ferroni worked for Commercial Credit Equipment Corporation in the Philadelphia, Pennsylvania area. Mr. Ferroni attended the University of Pennsylvania.

  John L. Godfrey III is the President of DVI Merchant Funding and has been with the Company since November 1997. His primary responsibility is to manage the units that provide merchant banking and FHA mortgage services to the long-term care, assisted living and specialized hospital markets. Mr. Godfrey spent more than 25 years as a commercial lender, banking officer and executive, as well as an investment banker. From 1992 to 1997, Mr. Godfrey was a Senior Vice President for J.G. Wentworth. Mr. Godfrey began his career in 1970 with Fidelity Bank (now First Union), in healthcare and middle market lending. In 1979, he created Fidelity's healthcare lending group. Mr. Godfrey earned his Bachelor degree in Economics from Pennsylvania Military College (now Widener University) and received a graduate certificate in banking from the University of Wisconsin. Mr. Godfrey was a commissioned officer in the United States Army and served in the United States and Vietnam.

  Gerald A. Hayes joined the Company in July 1997 and is the Chief Credit Officer--USA. Before joining the Company, he served as Senior Vice President/Senior Credit Officer/Senior Relationship Officer with CoreStates Bank, NA from 1990 to 1996, where he provided senior credit approval, directed the management of a $6 billion portfolio, and had the responsibility for banking relationships in the corporate middle market. Mr. Hayes previously served as Senior Vice President--International Banking Group with First Pennsylvania Bank from 1982 to 1990, where he managed the bank's activities outside the U.S., including branches in Latin America, Europe and Asia. Mr. Hayes received his Bachelor of Arts degree from Villanova University and served as a Captain in the Strategic Air Command of the United States Air Force.

  Stephen J. Jasiukiewicz is a Vice President for DVI Equipment Finance Group and has been with the Company since March 1993. His primary responsibility is to manage our national retail sales organization. Mr. Jasiukiewicz has over seventeen years experience in the finance and leasing industry. Prior to joining the Company, Mr. Jasiukiewicz spent three years at Concord Leasing, Inc. and three years at McDonnell Douglas Finance Corporation in various regional and corporate sales management positions. Mr. Jasiukiewicz received his Bachelor of Science degree from LaSalle University.

  Stuart Murray is a Vice President of the Company and President of DVI Europe. Mr. Murray joined the Company in June 1996. His primary responsibility is to oversee the European expansion of our core businesses. He has worked with major North American banks and financial institutions since 1974. Prior to joining the Company, Mr. Murray was a Senior Vice President and head of European vendor operations at AT & T Capital for three years. He also served in Europe with Citicorp's Europe-based structured equity specialized lending group, and Manufacturers Hanover. In addition, he founded and was President of Dana Credit in Europe.

  Jozef J. Osten joined the Company in January 1998 and is the Chief Operating Officer of our business in Latin America. Mr. Osten has over 30 years of financial experience gained with several international banks based in Europe. In 1994, he accepted an assignment in South America, and most recently, Mr. Osten served as Chief Operating Officer for Surinvest International Limited, a bank holding company based in Montevideo, Uruguay. From 1991 to 1994, Mr. Osten was Manager Director for Fennoscandia Bank, London a subsidiary of Skop Bank, Helsinki, Finland. After a five year assignment in Japan with the Bank of California, Mr. Osten returned to the Netherlands in 1978 to head the foreign acquisition program at Nederlandsche Middenstandsbank N.V. (now ING Bank) for ten years. Mr. Osten's formal education included Aloysius College, the Hague, the Netherlands and the University of Washington, from which he received a Bachelor of Arts degree in German Literature. He is fluent in Dutch, English, German, French and Spanish.

  Michael J. Ahearn is the Managing Director of DVI Private Capital, joining the Company in April 1998. Mr. Ahearn is also a Senior Vice President of the Company. He is primarily responsible for sourcing and evaluating business opportunities and raising private equity funds. Prior to joining the Company, Mr. Ahearn spent 16 years at Union Bank of Switzerland/UBS Securities. His responsibilities included Investment Banking, Asset-Backed Securities, Real Estate Finance, Senior Credit Officer and Credit Administration. Mr. Ahearn also worked for Wells Fargo Bank as a Regional Manager and Chase Manhattan Bank in Credit Audit. Mr. Ahearn received his Bachelor Science degree from St. Francis College and his Master of Business Administration from St. John's University.

  Bert D. Kidd joined the Company in September 1998 and is the President of DVI Healthcare Technology Solutions. Mr. Kidd has 15 years of experience in the healthcare industry. He has consulted on hospital feasibility studies, strategic planning documents, managed care strategies and information systems strategic plans. For the past six years, he has been helping to integrate and implement systems and supervise accounts receivable reduction projects for large hospitals and nursing home chains on the east and west coasts. Mr. Kidd is a certified public accountant and certified management accountant. Mr. Kidd received his Bachelor of Arts degree from the University of Illinois at Champaign and his Master of Business Administration from the University of Chicago.

  Mark H. Idzerda has been President of DVI Business Credit since September 1998. Previously, he was the Managing Director, Latin America from December 1996. Mr. Idzerda has been employed by the Company in a sales and management capacity since January 1993. He is currently responsible for the management of DVI Business Credit, the Company's medical receivables financing subsidiary, focusing on its sales and marketing efforts throughout the United States. Prior to joining the Company, Mr. Idzerda was employed by U.S. Concord, Inc., an affiliate of the Hong Kong and Shanghai Banking Corporation, which was involved in the financing of healthcare facilities in the United States. Mr. Idzerda was responsible for sales and marketing activities in the western portion of the United States from January 1986 until October 1993. Mr. Idzerda has an extensive background in both credit and marketing and has been employed by E.F. Hutton Credit Corporation, First Interstate Bank and Bank of Boston. Mr. Idzerda attended Santa Monica College.

  Peter Myhre is Vice President, Strategic Programs for DVI Financial Services and COO of Affiliated Capital, which was purchased by DVI in October 1998. Since 1996, Mr. Myhre is Vice President of the Company's strategic vendor program. Before joining DVI, Mr. Myhre was Vice President and Treasurer of Summit Credit Corporation from 1991 to 1996. Prior to that he was employed at Prime Capital Corporation serving as Assistant to the President from 1987 to 1989; Vice President, Marketing and Sales Administration from 1989 to 1990; and Vice President and Corporate Finance Director from 1990 to 1991. He also worked for the firm of Peat, Marwick, Mitchell & Co. from 1983 to 1986. Mr. Myhre has his Bachelor of Arts from the College of St. Thomas and his Master of Management from the J.L. Kellogg Graduate School of Management.

  David Mamo is Managing Director, Strategic Development, joining the Company in November 1998. Previously, he served as Managing Director at Rabo Bank from 1996 to 1998. Mr. Mamo held the position of President at LINC Financial Services from 1993 to 1996. His prior experience also included Bank Brussels Lambert where he held the position of Manager, Corporate Finance; Vice President of National Australia Bank; and Vice President of Continental Illinois. Mr. Mamo has a Bachelor of Arts from the University of Pisa, a Master of Business Administration from New York University and an M. Phil. from Columbia University.

  Miroslav Anic is Managing Director of Third Coast Capital, a division of DVI Financial Services. Third Coast Capital is a venture capital oriented equipment leasing firm that was acquired by DVI in June, 1998. Mr. Anic previously headed venture leasing activities for The LINC Group from 1993 to 1996 and was a principal partner in The Arcus Group from 1988 to 1993. He also served as Chief Financial Officer for Liposome Technology from 1985 to 1988. Mr. Anic holds a Bachelor of Science from Yale University and a Master of Business Administration from the University of Chicago Graduate School of Business.

  Gerald L. Cohn is a Director of the Company and has served in that capacity since 1986. Mr. Cohn is a private investor and consultant. Mr. Cohn presently serves as a Director of Niagara Steel Corporation and Diametrics Medical Corporation. In addition to his responsibilities as a Director, Mr. Cohn also is an employee of the Company and serves on our senior credit committee. Mr. Cohn is the father of Cynthia J. Cohn, a Company Vice President.

  John E. McHugh is a Director of the Company and has served in that capacity since 1990. Mr. McHugh was formerly the President of, and now serves in a marketing and public relations capacity with, James McHugh Construction Company, a firm he has been associated with since 1954.

  Nathan Shapiro is a Director of the Company and has served in that capacity since 1995. Mr. Shapiro is a founder and the President of SF Investments, Inc., a registered broker/dealer in business since 1972. Since 1979 he has been a Director of Baldwin & Lyons, Inc., a publicly traded property and casualty insurance company. Mr. Shapiro is also the Chairman of the Investment Committee. He is a trustee for CT&T Funds, a family of mutual funds sponsored by Chicago Title and Trust Company.

  William S. Goldberg is a Director of the Company and has served in that capacity since 1995. Mr. Goldberg is currently Managing Director of GKH Partners, L.P., a private equity investment and venture capital partnership with which he has been involved since 1988. Mr. Goldberg is a current or former Director and/or Executive Officer of several public and privately-owned companies with which GKH Partners, L.P. is affiliated.

  Harry T.J. Roberts is a Director of the Company and has served in that capacity since 1996. In addition to his responsibilities as a Director, Mr. Roberts also acts as a consultant to the Company. Mr. Roberts held senior positions in international banking for 35 years. Since 1978, he has worked in the United States as General Manager of Midland International Bank, London and Svenska Handelsbanken, Stockholm. Mr. Roberts is a Fellow of the Chartered Institute of Bankers.

                            DESCRIPTION OF THE NOTES

  The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, supersedes the description of the general terms of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is made. The Notes will be issued under an Indenture dated as of January 27, 1997 (as supplemented, the "Indenture"), between the Company and U.S. Bank Trust National Association (formerly known as First Trust National Association), trustee (the "Trustee"). The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The Company's existing 9 7/8% Senior Notes due 2004 were also issued under the Indenture but, for purposes thereunder, the Notes offered hereby will be treated as a separate series of securities. The following summaries of certain provisions of the Indenture and the Notes do not purport to be complete, and where reference is made to particular provisions of the Indenture and the Notes, such provisions, including the definitions of certain terms, are incorporated by reference as part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the Indenture and in the following summary are set forth below under "--Certain Definitions" and under "Description of Debt Securities--Certain Definitions" in the accompanying Prospectus.

GENERAL

  The Notes offered hereby will mature on February 1, 2004, will be initially limited to $55.0 million aggregate principal amount and will be senior unsecured obligations of the Company. Each Note will bear interest at the rate set forth on the cover page hereof from December 23, 1998 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on February 1 and August 1 in each year, commencing February 1, 1999, until the principal thereof is paid or duly provided for, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 15 or July 15 next preceding such interest payment date. Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months.

  The principal of and premium, if any, and interest on the Notes will be paid by check mailed to the address of the person entitled thereto as such address appears in the security register; provided that all payments with respect to the global Notes and certificated Notes, the holders of which have given wire transfer instructions at least five business days prior to the applicable record date to the Company, will be made by wire transfer of immediately available funds to the accounts of the holders thereof. The Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located at 100 Wall Street, New York, New York).

  The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

  Subject to the covenants described below under "Certain Covenants" and applicable laws, the Company may, from time to time, issue additional Notes (the "Additional Notes") under the Indenture. The Notes offered hereby and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

  As of the Closing Date, substantially all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries, other than DVI Business Credit and DVI Financial Services, as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

  The Notes will not be entitled to the benefits of a sinking fund.

INTERCOMPANY NOTE

  In consideration of the loan of the proceeds of the offering, DVI Financial Services will issue a promissory note (the "Intercompany Note") in the amount of $55.0 million (which shall be increased upon any issuance of Additional Notes) to DVI, Inc. The Intercompany Note will (i) provide for interest payments in the same amounts and at the same time as the Notes, (ii) mature at the same time as the Notes, (iii) rank pari passu with other senior indebtedness of DVI Financial Services and (iv) contain cross-acceleration provisions and other events of default similar to the terms of the Notes. In connection with the Company's prior issuance of its existing 9 7/8% Senior Notes due 2004, DVI Financial Services issued a similar promissory note in the amount of $100.0 million to the Company. The $100.0 million promissory note and the Intercompany Note are hereinafter collectively referred to as the "Intercompany Notes".

RANKING

  The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other existing and future senior obligations of the Company, including the Company's existing 9 7/8% Senior Notes due 2004. The Notes will also be structurally subordinated to all existing and future liabilities of the Company's Subsidiaries. As of September 30, 1998, on a pro forma basis after giving effect to this offering and the use of the net proceeds therefrom, consolidated debt (including borrowings under warehouse facilities) of the Company would have been approximately $679.3 million (including $50.6 million of the Notes offered hereby), of which $157.1 million would have been senior unsecured debt of the Company, $13.5 million would have been subordinated debt of the Company and $508.7 million would have been debt of the Company's Subsidiaries (not including the obligations of DVI Financial Services under the Intercompany Notes), and the total amount of outstanding liabilities of the Company's Subsidiaries (not including the obligations of DVI Financial Services under the Intercompany Notes) would have been $628.5 million. Substantially all of the debt of the Company's Subsidiaries is secured debt. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional debt in the future.

REDEMPTION

  The Notes will be redeemable at the election of the Company, as a whole or from time to time in part, at any time on or after February 1, 2002, on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date):

                                                                      REDEMPTION
     YEAR                                                               PRICE
     ----                                                             ----------
     2002............................................................  102.821%
     2003............................................................  101.411%

and thereafter at 100% of the principal amount, together with accrued interest, if any, to the redemption date.

  If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate.

CERTAIN DEFINITIONS

  "Acquired Debt" means Debt of a person (a) existing at the time such person is merged with or into the Company or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such person.

  "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a "transfer") by the Company or a Restricted Subsidiary, directly or indirectly, in one or a series of related transactions, to any person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries representing a division or line of business, (c) any other properties or assets of the Company or any Restricted Subsidiary, other than transactions in the ordinary course of business or (d) any Excess Spread Receivables. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets," (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (iii) to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant, or (iv) the gross proceeds of which do not exceed $1 million for any particular item. For purposes of this definition, the term "ordinary course of business" shall include, without limitation, (x) dispositions of collateral acquired by the Company through foreclosure or otherwise and (y) dispositions of Receivables through securitization, whole loan sale or other similar transactions.

  "Average Life" means, as of the date of determination with respect to any Debt or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Debt or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

  "Capital Stock" of any person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such person's equity interest (however designated).

  "Capitalized Lease Obligation" means, with respect to any person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

  "Change of Control" means the occurrence of any of the following events:

    (a) any person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Company;

    (b) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

    (c) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

  "Closing Date" means the date on which the Notes are originally issued under the Indenture.

  "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income could be paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise.

  "Consolidated Leverage Ratio" means, at any date of determination, the ratio of (i) the aggregate amount of all Debt of the Company and its Restricted Subsidiaries at such date on a consolidated basis, excluding (A) Permitted Warehouse Debt and (B) Hedging Obligations permitted to be incurred pursuant to clause (v) of the covenant described under "--Limitation on Debt" to (ii) the Consolidated Net Worth of the Company at such date.

  "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, and less, to the extent included in calculating such stockholder's equity of the Company and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

  "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (a) every obligation of such person for money borrowed, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (d) every obligation of such person issued or assumed as the deferred purchase price of property or services, (e) Capitalized Lease Obligations, (f) all Disqualified Stock of such person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such person under or in respect of Hedging Obligations, and (h) every obligation (to the extent guaranteed by such person) of the type referred to in clauses (a) through (g) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person shall not be treated as Debt for purposes of this definition. Furthermore, any securities issued in a securitization by a special purpose owner trust or other entity formed by or on behalf of a person and to which Receivables have been sold or otherwise transferred by or on behalf of such person or its Subsidiaries shall not be treated as Debt of such person or its Subsidiaries for purposes of this definition, regardless of whether such securities are treated as indebtedness for tax or accounting purposes; provided, however, that any guarantee by the Company or a Restricted Subsidiary (other than such special purpose owner trust or other entity) of indebtedness arising in connection with such securitization shall be treated as Debt for purposes of this definition.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (other than by ownership of securities issued by the Company).

  "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity or (iii) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

  "Excess Spread" means, over the life of a "pool" of Receivables that have been sold by the Company or a Restricted Subsidiary to a trust or other person in a securitization or sale, the rights retained by the Company or its Restricted Subsidiaries at or subsequent to the closing of such securitization or sale with respect to such "pool," including any rights to receive cash flows attributable to such pool and any servicing rights retained.

  "Excess Spread Receivables" of the Company or a Restricted Subsidiary means the right to Excess Spread capitalized on the Company's consolidated balance sheet (the amount of which will be the present value of the Excess Spread, calculated in accordance with GAAP).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that were in effect on January 30, 1997.

  "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, the payment of amounts drawn down under letters of credit. For purposes of this definition, the following actions, taken by any person in connection with a disposition or permanent funding of Receivables through a securitization, whole loan sale or other similar transaction, will not constitute a guarantee by that person: (i) the furnishing of collateral or credit enhancement, whether in the form of cash, marketable securities, Excess Spread Receivables or otherwise; (ii) the acquisition and ownership of a subordinated or junior class of equity or debt securities issued in a securitization; or (iii) the provision of customary representations and warranties regarding the documentation of and credit underwriting practices followed with respect to, the Receivables being disposed of or funded.

  "Hedging Obligations" means the obligations of any person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or the value of foreign currencies.

  "Investment" means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, or the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any person or making of any investment in any person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) the transfer of any assets or properties from the Company or a Restricted Subsidiary to any

Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption, purchase or otherwise.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Debt where payment of such Debt is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Permitted Investments" means any of the following:

    (a) Investments in (i) securities with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) certificates of deposit, acceptances or other obligations with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500 million; and (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services;

    (b) the application, directly or indirectly of up to $5 million of the net proceeds from the sale of the Notes to an Investment in a Permitted Joint Venture doing business in Latin America;

    (c) Investments by the Company or any Restricted Subsidiary in another person, if as a result of such Investment (i) such other person becomes a Restricted Subsidiary or (ii) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

    (d) Investments by the Company or any of the Restricted Subsidiaries in any of the other of them;

    (e) Investments in Receivables or assets owned or used in the ordinary course of business;

    (f) Investments in existence on the Closing Date and any renewals, extensions, substitutions, refinancing or replacements or any such Investment to the extent they do not require an increase in the amount of such Investment;

    (g) promissory notes received as a result of Asset Sales permitted under the "Limitations on Certain Asset Sales" covenant;

    (h) Excess Spread Receivables arising from the securitization or sale of Receivables by the Company or any of its Restricted Subsidiaries;

    (i) Investments comprised of promissory notes, stock, obligations or securities received in the ordinary course of business in settlement of debts owing to the Company or any of its Restricted Subsidiaries, or on sales of assets acquired through foreclosure or similar transactions;

    (j) other Investments in Permitted Joint Ventures that do not exceed $20 million at any time outstanding; and

    (k) Loans or other extensions of credit from the Company or a Restricted Subsidiary to a Permitted Joint Venture for the purpose of providing liquidity to such Permitted Joint Venture to allow it to originate or acquire Receivables in the ordinary course; provided that the Company or the Restricted Subsidiary has effective operational control of such Permitted Joint Venture.

  "Permitted Joint Venture" means any joint venture between the Company or one of its Restricted Subsidiaries and any other person which is primarily engaged in the business of originating, purchasing, brokering and marketing, pooling, selling, securitizing or servicing medical equipment loan receivables or medical receivables.

  "Permitted Warehouse Debt" means all Warehouse Debt outstanding from time to time; provided, however, that (i) the Warehouse Debt will be deemed to be Permitted Warehouse Debt only to the extent that the assets to which such Warehouse Debt relates are expected by the Company to be permanently funded through a securitization or sale transaction and (ii) such Warehouse Debt will be deemed to be Permitted Warehouse Debt only to the extent of the realizable value of the Receivables to which such Warehouse Debt relates and that were not originated or acquired by the Company more than 364 days prior to the date of determination (such realizable value to be determined in good faith by the Board of Directors of the Company) if that value is less than the amount of the Warehouse Debt.

  "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock, whether now outstanding or issued after the initial issuance of the Notes, and including, without limitation, all classes and series of preferred or preference stock of such person.

  "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Qualified Stock" of any person means any and all Capital Stock of such person, other than Disqualified Stock.

  "Receivables" means consumer and commercial loans, leases and receivables purchased or originated by the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that, for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

  "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

  "Significant Subsidiary" means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Restricted Subsidiaries or (b) as of the end of such fiscal year, was the owner of more than 10% of the total finance and other income of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired since the end of such fiscal year and would have been a Significant Subsidiary if it had been owned during such fiscal year.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable.

  "Subordinated Debt" means Debt of the Company that is subordinated in right of payment to the Notes.

  "Subsidiary" means any person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

  "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

  "Warehouse Debt" means Debt incurred by the Company or a Restricted Subsidiary under a Warehouse Facility. Warehouse Debt under any Warehouse Facility shall be deemed to equal the principal amount of such Debt or, if less, the book value of the Receivables pledged under such Warehouse Facility to secure such Warehouse Debt.

  "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser a principal purpose of which is to finance the purchase or origination of Receivables by the Company or one or more of its Restricted Subsidiaries for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including purchase and sale facilities pursuant to which the Company or a Restricted Subsidiary sells Receivables to a financial institution and retains a right of first refusal upon the subsequent resale of such Receivables by such financial institution.

CERTAIN COVENANTS

  Limitation on Debt. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Debt (including Acquired Debt and the issuance of Disqualified Stock), except that the Company may incur Debt or issue Disqualified Stock if, on the date of such incurrence or issuance and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

  On a pro-forma basis after giving effect to this offering and the use of the net proceeds therefrom, the Company's Consolidated Leverage Ratio at September 30, 1998 would have been 1.4 to 1.0.

  Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Debt ("Permitted Debt"):

    (i) Permitted Warehouse Debt of the Company or any Restricted Subsidiary;

    (ii) Debt of the Company or any Restricted Subsidiary outstanding on the Closing Date;

    (iii) Debt owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or any other Restricted Subsidiary (provided that such Debt is held by the Company or such Restricted Subsidiary);

    (iv) Debt represented by the Notes (other than any Additional Notes) and any guarantees thereof by Restricted Subsidiaries;

    (v) Debt of the Company or any Restricted Subsidiary in respect of Hedging Obligations incurred in the ordinary course of business;

    (vi) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Debt under purchase money mortgages or secured by purchase money security interests so long as (x) such Debt is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Debt is created within 60 days of the acquisition of the related property; provided that the aggregate amount of Debt under clauses (A) and (B) does not exceed in the aggregate $5 million at any one time outstanding;

    (vii) Debt of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

    (viii) Acquired Debt of a person, other than Debt incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or the acquisition of assets from such person, as the case may be, provided that the Company on a pro forma basis could incur $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant;

    (ix) Debt of the Company, not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $20 million at any one time outstanding;

    (x) Debt incurred under one or more working capital facilities in an aggregate principal amount not to exceed $10 million at any one time outstanding;

    (xi) Debt of the Company or any Restricted Subsidiary, which Debt is in the form of a guarantee and is incurred in connection with a securitization or sale of Receivables; provided, that the Company has concluded (as determined in good faith by the Board of Directors of the Company) that the incurrence of such Debt is necessary to obtain an investment grade rating for other Debt issued in connection with such securitization or sale of Receivables; and

    (xii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Debt, other than Debt incurred pursuant to clause (i), (vi),
  (ix), (x) or (xi) of this definition, including any successive refinancings thereof, so long as (A) any such new Debt is in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of the expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Debt, such new Debt is made subordinate to the Notes at least to the same extent as the Debt being refinanced and (C) such refinancing Debt does not have an Average Life less than the Average Life of the Debt being refinanced and does not have a final scheduled maturity earlier than the final scheduled maturity, or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder, of the Debt being refinanced.

  Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

    (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Qualified Equity Interests and other than dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary);

    (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock owned by the Company or any of its Restricted Subsidiaries;

    (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt; and

    (d) make any Investment (other than a Permitted Investment) in any person

  (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

      (i) no Default or Event of Default has occurred and is continuing,

      (ii) the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant, and

      (iii) the aggregate amount of all Restricted Payments made after January 30, 1997 does not exceed the sum of:

        (A) 25% of the aggregate Consolidated Adjusted Net Income of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter which includes January 30, 1997 to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income is a loss, minus 100% of such amount), plus

        (B) the aggregate net proceeds including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination will be conclusive), received by the Company after the initial issuance of the Notes from the issuance or sale (other than to a Subsidiary) of Qualified Equity Interests of the Company; plus

        (C) the aggregate net proceeds including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination will be conclusive), received by the Company after January 30, 1997 from the issuance or sale (other than to a Restricted Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange.

  Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as (with respect to clauses (e), (f) and (g) below) no Default or Event of Default has occurred and is continuing or would occur:

    (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provision;

    (b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company;

    (c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company;

    (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Subordinated Debt, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Debt with such new Subordinated Debt pursuant to clause (xii) of the definition of Permitted Debt;

    (e) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a change of control in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

    (f) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business after the Closing Date in an amount not to exceed $1 million in the aggregate at any one time outstanding;

    (g) Investments by the Company or a Restricted Subsidiary in another person made with, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Stock of the Company; and

    (h) the making of an Investment in a Permitted Joint Venture so long as the aggregate amount of all such Investments pursuant to this clause (h) made after January 30, 1997 does not exceed the difference between (A) 25% of the aggregate Consolidated Adjusted Net Income (without giving effect to clause (e) of the definition thereof) of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter which includes January 30, 1997 to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Investment, minus (B) the aggregate amount of all Restricted Payments made after January 30, 1997 in reliance on the foregoing clause (iii)(A); provided, that, at the time of, and immediately after giving effect to, the proposed Investment in a Permitted Joint Venture pursuant to this clause (h), the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant.

  The actions described in clauses (b), (c), (e), (f), (g) and (h) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph under "--Limitation on Restricted Payments" and the actions described in clauses (a) and (d) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause
(iii) of that first paragraph.

  For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the fair market value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, whose good faith determination will be conclusive, (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company, whose good faith determination will be conclusive and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of the Company, whose good faith determination will be conclusive.

  If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

  If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company's Consolidated Adjusted Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

  In computing Consolidated Adjusted Net Income of the Company under the foregoing clause (iii) (A), (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

  Purchase of Notes upon a Change of Control. If a Change of Control occurs at any time, then each holder of Notes will have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

  Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at its address appearing in the Security Register, stating, among other things, (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of the Notes seeking to accept the Change of Control Offer. In addition, it may be necessary to receive the consent of certain creditors of the Company or certain of its Subsidiaries before the Company can make a Change of Control Offer. There can be no assurance that such consents will be given. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default".

  One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

  The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

  The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" above for the definition of "Change of Control". A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

  The Company will comply with the applicable tender offer rules including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

  The Company will not, and will not permit any Restricted Subsidiary to, create any restriction (other than restrictions existing under Debt as in effect on the Closing Date or in refinancings of such Debt) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

  Limitation on Certain Asset Sales. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose good faith determination will be conclusive) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% cash or cash equivalents.

  (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale, (i) apply all or a portion of such Net Cash Proceeds to the repayment of senior Debt of the Company or a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date, or in Permitted Joint Ventures. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds".

  (c) When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will, within 30 days thereafter, make an offer to purchase from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Capital Stock of the Company at any time outstanding ("Interested Persons"), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Interested Persons and (b) either (i) with respect to any transaction or series of transactions involving aggregate payments in excess of $1 million, but less than $5 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or transactions comply with clause (a) above or (ii) with respect to a transaction or series of transactions involving aggregate payments equal or greater than $5 million, such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company or the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

  The foregoing covenant will not restrict

    (A) transactions among the Company and/or its Restricted Subsidiaries;

    (B) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary; and

    (C) the application, directly or indirectly, of up to $5 million of the net proceeds from the sale of the Notes to fund the Company's Investment in a Permitted Joint Venture doing business in Latin America.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Debt owed to the Company or any other Restricted Subsidiary,
(c) make loans or advances to the Company or any other Restricted Subsidiary,
(d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary or (e) guarantee any Debt of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

    (i) any agreement in effect on the Closing Date;

    (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

    (iii) the refinancing or successive refinancings of Debt incurred under the agreements in effect on the Closing Date, so long as such encumbrances or restrictions are no less favorable to the Company or any Restricted Subsidiary than those contained in such original agreement;

    (iv) Warehouse Facilities and other credit facilities, provided, however, that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive in the aggregate than those contained in the revolving credit agreement with a syndicate of banks and Fleet Bank, National Association, as agent, dated March 28, 1995, in effect on the Closing Date in the judgment of the Board of Directors of the Company as evidenced by a resolution of the Board of Directors of the Company and filed with the Trustee; or

    (v) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and (b) will not permit any person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant will not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture or (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

  Limitation on Guarantees of Debt by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Debt of the Company or any Debt of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary and (b) with respect to any guarantee of Subordinated Debt by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary.

  Any guarantee by a Restricted Subsidiary of the Notes pursuant to the preceding paragraph will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any person not an Affiliate of the Company of all of the Company's and the Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

  Unrestricted Subsidiaries. (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Debt of such Subsidiary, (ii) no default with respect to any Debt of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Restricted Payments" covenant, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company and (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Notwithstanding the foregoing, the Company may not designate DVI Business Credit or DVI Financial Services as an Unrestricted Subsidiary and may not sell, transfer or otherwise dispose of any properties or assets of DVI Business Credit or DVI Financial Services to an Unrestricted Subsidiary, other than in the ordinary course of business.

  (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Debt is permitted under the "Limitation on Debt" covenant and (ii) no Default or Event of Default will have occurred and be continuing following such designation.

  Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Debt, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

  Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, incur the following Liens ("Permitted Liens"):

    (i) Liens on property or assets securing Permitted Warehouse Debt of the Company or any Restricted Subsidiary, other than Liens on Excess Spread Receivables related to such Permitted Warehouse Debt not created in favor of the lenders under the related Warehouse Facility;

    (ii) Liens incurred in connection with a securitization or sale of Receivables, other than Liens on Excess Spread Receivables related to such securitization or sale transaction that were not created at the time of such securitization or sale transaction;

    (iii) Liens existing as of the Closing Date;

    (iv) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

    (v) Liens securing the Notes;

    (vi) Liens representing the interest or title of lessors under Capitalized Lease Obligations or Liens securing purchase money mortgages or purchase money security interests, so long as the aggregate amount secured by such Liens does not exceed the amount permitted by clause (vi) of the definition of "Permitted Debt";

    (vii) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Debt by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired in connection with the incurrence of such Acquired Debt;

    (viii) Liens (other than on any Excess Spread Receivables) securing obligations under Hedging Obligations permitted to be incurred pursuant to clause (v) of the definition of "Permitted Debt";

    (ix) statutory Liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to (A) amounts not yet delinquent or (B) amounts being contested in good faith by appropriate proceedings or (C) an aggregate amount at any one time not in excess of $1 million;

    (x) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

    (xi) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

    (xii) easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

    (xiii) Liens arising by reason of any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

    (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

    (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

    (xvi) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xv); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

  Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company or any of its Subsidiaries to register as an "investment company" under the Investment Company Act of 1940, as amended.

  Reports. The Company will be required to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge with or into any other person or, directly or indirectly, convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (in one transaction or a series of related transactions), unless:

    (a) either (i) the Company is the surviving corporation or (ii) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by sale, assignment, transfer, lease or other disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") (A) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the Company's obligations under the Indenture and the Notes;

    (b) immediately after giving effect to such transaction and treating any obligation of the Company or a Restricted Subsidiary in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

    (c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

    (d) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant;

    (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with; and

    (f) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

  In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will be discharged from all its obligations and covenants under the Indenture and Notes.

EVENTS OF DEFAULT

  The following will be "Events of Default" under the Indenture:

    (a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

    (b) default in the payment of the principal of (or premium, if any, on) any Note when due;

    (c) failure to perform or comply with the Indenture provisions described under "Consolidation, Merger and Sale of Assets";

    (d) default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

    (e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Debt of the Company or any Significant Subsidiary, which issue has an aggregate outstanding principal amount of not less than $5 million, and such default has resulted in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Debt;

    (f) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days; or

    (g) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

  If an Event of Default (other than as specified in clause (g) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all of the outstanding Notes immediately due and payable and, upon any such declaration, such principal will become due and payable immediately.

  If an Event of Default specified in clause (g) above occurs and is continuing, then the principal of all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and, (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all of the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the holders of the Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Notes.

  The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

REGARDING THE TRUSTEE

  U.S. Bank Trust National Association is (i) the Trustee under the Indenture which relates to the Notes and the Company's existing 9 7/8% Senior Notes due 2004 and (ii) the trustee with respect to certain other asset securitization transactions involving the Company or its affiliates. In addition, U.S. Bank Trust National Association is an affiliate of Piper Jaffray Inc. and a prospective affiliate of Libra Investments, Inc. (two of the Underwriters in the offering), as well as an affiliate of U.S. Bank National Association who is a lender to the Company under several credit facilities. The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Notes, it must eliminate such conflict or resign.

  The Trustee may resign or be removed with respect to the Notes and a successor Trustee may be appointed to act with respect to the Notes.

BOOK-ENTRY DELIVERY AND FORM

  The certificates representing the Notes will be issued in fully registered form without interest coupons.

  Except as provided below, owners of beneficial interests in a global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof for any purpose under the Indenture.

  If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to change the issuance of the Notes in the form of Notes in certificated form then, upon surrender by the holder of a global Note, Notes in certificated form will be issued to each person that the holder of a global Note and DTC identify as being the beneficial owner of the related Notes.

  DTC has advised the Company that it is a limited-purpose trust company which was created to hold securities for its participating organization (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by DTC only through Participants or indirect participants.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of DTC until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain federal income tax consequences associated with the acquisition, ownership, and disposition of the Notes by initial investors who acquire the Notes at original issue for cash. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, regulated investment companies, persons who hold the Notes as part of a hedge against currency risks or as a position in a straddle, "synthetic security" or other integrated investment or persons whose functional currency as defined in Section 985 of the Internal Revenue Code of 1986, as amended (the "Code") is not the U.S. dollar) which are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U.S. Holders (as defined below); however, certain special rules may apply. In addition, this discussion is limited to holders who hold the Notes as capital assets within the meaning of Section 1221 of the Code. This summary also does not describe any tax consequences under state, local, or foreign tax laws.

  This discussion is based upon the Code, its legislative history, existing and proposed Treasury Regulations, published IRS rulings, IRS pronouncements and judicial decisions all in effect as of the date hereof, and all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes that are different from those discussed herein.

  PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note who or which is (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any state or political subdivision thereof (including the District of Columbia), (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (iv) a trust, if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder. In the case of a holder of Notes that is a partnership for United States tax purposes, each partner will take into account its allocable share of income or loss from the Notes, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS


Original Issue Discount

  General. For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally defined as 1/4 of 1-percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity). The issue price of each Note in an issue of Notes is the first price at which a substantial amount of such issue of Notes has been sold (ignoring sales to bond houses, broker-dealers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note generally is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

  Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting. In addition, since the Notes are issued with original issue discount in excess of a de minimus amount, a U.S. Holder of a Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a
Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such U.S. Holder held such Note. The "daily portions" of original issue discount on any Note are determined by allocating to each day in an accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Note as long as (i) each accrual period is not longer than one year, and (ii) each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Note at the beginning of the first accrual period is its issue price. Thereafter, the "adjusted issue price" of a Note is the sum of the issue price plus the amount of original issue discount previously includible in the gross income of the holder reduced by the amount of any payment previously made on the Note other than a payment of qualified stated interest. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  Acquisition Premium. A U.S. Holder who purchases a Note for an amount that is greater than its adjusted issue price but less than its stated redemption price at maturity will be considered to have purchased the Note at an "acquisition premium." Under the acquisition premium rules, the daily portions of original issue discount which a U.S. Holder must include in its gross income with respect to such Note will be reduced by an amount equal to the daily portion of the original issue discount for such day multiplied by the acquisition premium fraction. The numerator of the "acquisition premium fraction" is the excess of the U.S. Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator is the sum of the daily portions for such Note for all days after the date of purchase and ending on the stated maturity date (i.e., the total original issue discount remaining on the Note).

  Alternatively, rather than applying the acquisition premium fraction to reduce the daily portion of accrued original issue discount, a U.S. Holder of a Note may elect to compute original issue discount by treating the purchase as a purchase at original issuance and applying the mechanics of the constant yield method described above in "--Original Issue Discount--General." Prior to making this election, U.S. Holders of Notes should consult their own tax advisors concerning the potential United States federal income tax consequences to their particular situations.

  Election to Treat all Interest as Original Issue Discount. A U.S. Holder of a Note may elect to include in gross income all interest that accrues on the Note by using the constant yield method described in "--Original Issue Discount-- General" with certain modifications. For the purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

  In applying the constant yield method to a Note with respect to which this election has been made, (a) the issue price of the Note will equal the electing U.S. Holder's adjusted basis on the Note immediately after acquisition, (b) the issue date of the Note will be the date of acquisition by the electing U.S. Holder, and (c) no payments on the Note will be treated as payments of qualified stated interest. The election must be made for the taxable year in which the U.S. Holder acquires the Note and will generally apply only to the Note (or Notes) identified by the U.S. Holder in a statement attached to the Holder's timely filed federal income tax return. The election may not be revoked without the consent of the Internal Revenue Service (the "IRS"). If a U.S. Holder makes the election with respect to a Note with amortizable bond premium, then the electing U.S. Holder is deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the Note (with respect to which the election is made) is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

  If the election to apply the constant yield method to all interest on a Note is made with respect to a "Market Discount Note" (as described below in "-- Market Discount"), the electing U.S. Holder will be deemed to have made an election to include market discount in income currently over the life of all debt instruments held in the year the election applies and all subsequent tax years. The election to currently include market discount in income may not be revoked without the consent of the IRS. Prior to making an election to treat all income of a Note (or other debt instrument) as original issue discount, U.S. Holders should consult with their own tax advisors as to the consequences resulting from such an election with respect to their own particular situations.

  Market Discount. A Note will be treated as purchased at a market discount (a "Market Discount Note") if the amount for which a U.S. Holder purchased the
Note is less than the Note's "revised issue price" and such excess is greater than or equal to 1/4 of 1-percent of such Note's stated redemption price at maturity multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount." The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of original issue discount that has accrued over the term of the Note and reduced by amounts (other than qualified stated interest) paid on the Note.

  Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the secured market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first year to which the election applies and may not be revoked without the consent of the IRS.

  Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue such market discount on a constant yield basis. Such an election shall apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest in borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of or partial payment of principal on such Note.

Effect of Optional Redemption and Repurchase

  Under certain circumstances the Company may be entitled to redeem a portion of the Notes. In addition, under certain circumstances, each U.S. Holder of Notes may require the Company to repurchase all or any part of such holder's Notes. Treasury Regulations contain special rules for determining the yield to maturity and maturity on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments or in additional interest. The Company does not believe that these rules are likely to apply to either the Company's rights to redeem the Notes or to the holders' rights to require the Company to repurchase the Notes or to the provision for additional interest upon such failure. Therefore, the Company does not intend to treat such provisions of the Notes as affecting the computation of the yield to maturity or maturity date of the Notes.

Sale or Other Taxable Disposition of the Notes

  The sale, exchange, redemption, retirement or other taxable disposition of a Note will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid stated interest not previously included in income) and (b) the holder's adjusted tax basis in such Note. A U.S. Holder's initial tax basis in a Note purchased by such holder will be equal to the price paid for the Note. Except as discussed above under "Market Discount," any gain or loss on the sale, exchange, redemption, repurchase or other taxable disposition of a Note generally will be capital gain or loss. Net capital gains (i.e., generally, capital gain in excess of capital loss) recognized by certain non-corporate taxpayers from the sale of a capital asset that has been held for more than 12 months will be subject to tax at a rate not to exceed 20%. Payments on any such disposition for accrued interest not previously included in income will be treated as ordinary interest income.

Backup Withholding

  The backup withholding rules require a payor to deduct and withhold a tax if
(i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes of such holder. A "reportable payment" includes among other things, amounts paid in respect of interest on a Note. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

  This section discusses rules applicable to a Non-U.S. Holder of Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder.

Interest

  Payments of interest including OID to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce, or eliminate, the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must generally provide a properly executed IRS Form 1001 or applicable successor form.

  Subject to the discussion below concerning backup withholding, interest that is paid to a Non-U.S. Holder on a Note will not be subject to U.S. income or withholding tax if the interest qualifies as "portfolio interest." Generally, interest on the Notes that is paid by the Company will qualify as a portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for U.S. federal income tax purposes; (iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business; and (iv) either (x) the beneficial owner of the Notes provides the Company or its paying agent with a properly executed certification on IRS Form W-8 (or Form W-8BEN or a suitable substitute form), signed under penalties of perjury, that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Notes or a qualifying intermediary and furnishes the payor a copy thereof.

  With respect to Notes held by a foreign partnership, under current law, the Form W-8 or Form W-81MY may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a Note after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8 or Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

  Treasury regulations which will become generally effective for payments made beginning January 1, 2000 (the "New Regulations"), modify certain of the certification requirements described above. In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the New Regulations impose different conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. It is possible that the Company and other withholding agents may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. Non-U.S. Holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

Sale, Exchange or Retirement of Notes

  Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens and resident aliens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% (or reduced treaty rate) on the gain derived from the sale and may be subject to withholding in certain circumstances.

U.S. Information Reporting and Backup Withholding Tax

  Back-up withholding generally will not apply to payments on a Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to the Company or its agent as described above in "Certain U.S. Federal Income Tax Consequences for Non-U.S. Holders--Interest," provided that the payor does not have actual knowledge that the holder is a U.S. person. The Company may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

  If payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale, exchange or other disposition of a Note are paid to the beneficial owner of a Note through a foreign office of a "broker"

(as defined in the pertinent Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is
(i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign person that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period or (iv) (effective for payments after December 31, 1999), a foreign partnership with certain U.S. connections, unless the broker has in its records documentary evidence that the holder is a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. person) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

  The New Regulations modify certain of the certification requirements for backup withholding. It is possible that the Company and other withholding agents may request a new withholding exemption form from holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.

  Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

                                  UNDERWRITING

  Prudential Securities Incorporated ("Prudential"), Piper Jaffray Inc., Libra Investments, Inc. and Fleet Securities, Inc. (the "Underwriters") have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement dated December 16, 1998 with the Company, (the "Underwriting Agreement") to purchase from us, and we have agreed to sell to the Underwriters, the principal amount of the Notes set forth below opposite their respective names:

                                                                PRINCIPAL AMOUNT
      UNDERWRITER                                                 OF THE NOTES
      -----------                                               ----------------
      Prudential Securities Incorporated.......................   $46,750,000
      Piper Jaffray Inc. ......................................     2,750,000
      Libra Investments, Inc. .................................     2,750,000
      Fleet Securities, Inc. ..................................     2,750,000
                                                                  -----------
        Total..................................................   $55,000,000
                                                                  ===========

  The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Notes offered hereby is subject to certain conditions, including delivery of certain legal opinions by their counsel. Subject to the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes offered hereby if any are taken.

  The Underwriters have advised the Company that they propose to offer the Notes initially at the initial public offering price set forth on the cover page of this Prospectus Supplement; that the Underwriters may allow to selected dealers a concession of 0.25% of such offering price; and that such dealers may reallow a concession not in excess of 0.125% of such offering price to certain other dealers. After the initial public offering, the offering price and the concessions may be changed by the Underwriters.

  There is no established trading market presently in existence for the Notes and, although the Underwriters have advised us that they currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time, without notice, in the sole discretion of the Underwriters. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. The Notes are not listed on a national securities exchange or authorized for trading on the National Association of Securities Dealers Automated Quotation System. No assurance can be given as to the development of liquidity of any market that may develop for the Notes.

  The Underwriting Agreement provides that we will indemnify the Underwriters and their respective controlling persons against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof.

  In connection with the offering, Prudential, as managing underwriter, on behalf of the other Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions and penalty bids. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing and monitoring the price of the Notes in the open market, and such transactions will be effected in compliance with Rule 104 of Regulation M promulgated under the Securities Act. Short covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a covering transaction to cover short positions. Such stabilizing transactions, short covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Prudential is not required to engage in these activities, and may discontinue them at any time.

  Expenses associated with this offering, to be paid by us are estimated to be $550,000.

  Each of the Underwriters and/or certain of their respective affiliates have, in the past and may in the future provide commercial banking, financing and/or financial advisory services to the Company and have received customary compensation for the rendering of past services. Prudential has acted as underwriter or placement agent for equipment loan securitizations and, in connection therewith, Prudential Securities Credit Corporation, an affiliate of Prudential, periodically provides warehouse facilities to the Company. U.S. Bank National Association, an affiliate of Piper Jaffray Inc. and a prospective affiliate of Libra Investments, Inc. (which has signed an agreement to be acquired by an affiliate of U.S. Bank National Association), and certain of its affiliates are presently lenders to the Company under several credit facilities. Fleet Bank N.A., an affiliate of Fleet Securities, Inc., is also a lender to the Company under several credit facilities. As described under "Use of Proceeds", the Company will pay down borrowings under certain warehouse facilities including a warehouse facility provided by Prudential Securities Credit Corporation.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the Notes offered hereby will be passed upon for the Company by Rogers & Wells LLP, New York, New York. The validity of the Notes will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The consolidated financial statements and the related consolidated financial statement schedules included in this Prospectus Supplement and incorporated in the accompanying Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           DVI, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets as of June 30, 1998 and 1997.................   F-3
Consolidated Statements of Operations for the years ended June 30, 1998,
 1997 and 1996...........................................................   F-4
Consolidated Statements of Shareholders' Equity for the years ended June
 30, 1998, 1997 and 1996.................................................   F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1998,
 1997 and 1996...........................................................   F-6
Notes to Audited Consolidated Financial Statements.......................   F-8
Consolidated Balance Sheets as of September 30, 1998 (unaudited) and June
 30, 1998................................................................  F-28
Consolidated Statements of Operations (unaudited) for the three months ended September 30, 1998 and 1997.......................................  F-29
Consolidated Statements of Comprehensive Income (unaudited) for the three months ended September 30, 1998 and 1997................................  F-30
Consolidated Statements of Shareholders' Equity (unaudited) July 1, 1997 through September 30, 1998..............................................  F-31
Consolidated Statements of Cash Flows (unaudited) for the three months ended September 30, 1998 and 1997.......................................  F-32
Notes to Unaudited Consolidated Financial Statements.....................  F-33

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
DVI, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of DVI, Inc. and its subsidiaries (the "Company") as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DVI, Inc. and its subsidiaries as of June 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Parsippany, New Jersey
August 7, 1998
(September 15, 1998 as to Note 17)

                           DVI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,
                                                          -------------------
                                                            1998      1997
                                                          --------  ---------
                                                            (IN THOUSANDS
                                                              OF DOLLARS
                                                          EXCEPT SHARE DATA)
ASSETS
Cash and cash equivalents................................ $ 15,192  $   9,187
Cash and cash equivalents, restricted....................   47,582     26,461
Receivables:
 Investment in direct financing leases and notes secured
  by equipment or medical receivables:
   Receivables in installments...........................  572,679    496,861
   Receivables and notes--related parties................    6,563      9,453
   Recourse credit enhancements..........................   51,883     46,095
   Notes collateralized by medical receivables...........  137,316     85,649
   Residual valuation....................................   14,287      8,276
   Unearned income.......................................  (69,367)   (69,739)
                                                          --------  ---------
 Net investment in direct financing leases and notes
  secured by equipment or medical receivables............  713,361    576,595
 Less: Allowance for losses on receivables...............   (9,955)    (5,976)
                                                          --------  ---------
Net receivables..........................................  703,406    570,619
Equipment on operating leases (net of accumulated
 depreciation of $3,189 and $2,301, respectively)........   14,773      4,041
Furniture and fixtures (net of accumulated depreciation
 of $2,600 and $1,710, respectively).....................    4,225      2,405
Investments in investees.................................    7,120      6,609
Goodwill, net............................................    3,646      3,953
Other assets.............................................   20,976     11,253
                                                          --------  ---------
Total assets............................................. $816,920  $ 634,528
                                                          ========  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable......................................... $ 48,030  $  30,850
Accrued expenses and other liabilities...................   18,271     19,208
Borrowings under warehouse facilities....................   82,828     44,962
Deferred income taxes....................................   19,393      8,610
Long-term debt, net:
 Discounted receivables (primarily limited recourse).....  342,120    317,863
 9 7/8% Senior notes due 2004............................   96,486     95,883
 Other debt..............................................   15,808      8,168
 Convertible subordinated notes..........................   13,439     13,324
                                                          --------  ---------
Total long-term debt, net................................  467,853    435,238
                                                          --------  ---------
Total liabilities........................................  636,375    538,868
Commitments and contingencies (Note 12)
Minority interest in consolidated subsidiaries...........    8,260        --
Shareholders' equity:
 Preferred stock, $10.00 par value; authorized 100,000
  shares; no shares issued
 Common stock, $.005 par value; authorized 25,000,000
  shares; outstanding 14,080,358
  and 10,590,859 shares, respectively....................       70         53
 Additional capital......................................  133,516     69,194
 Retained earnings.......................................   39,387     26,529
 Cumulative translation adjustments......................     (688)      (116)
                                                          --------  ---------
Total shareholders' equity...............................  172,285     95,660
                                                          --------  ---------
Total liabilities and shareholders' equity............... $816,920  $ 634,528
                                                          ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      YEAR ENDED JUNE 30,
                                                    -------------------------
                                                     1998     1997     1996
                                                    -------  -------  -------
                                                     (IN THOUSANDS EXCEPT
                                                        PER SHARE DATA)
Finance and other income:
  Amortization of finance income................... $63,332  $49,535  $44,509
  Other income.....................................  11,023    6,799    4,529
                                                    -------  -------  -------
Total finance and other income.....................  74,355   56,334   49,038
Interest expense...................................  49,212   38,395   30,489
                                                    -------  -------  -------
Net interest and other income......................  25,143   17,939   18,549
Net gain on sale of financing transactions.........  20,977   14,039    8,032
                                                    -------  -------  -------
Net finance income.................................  46,120   31,978   26,581
Selling, general and administrative expenses.......  18,493   14,117    9,933
Provision for losses on receivables................   4,735    2,386    2,325
                                                    -------  -------  -------
Earnings before minority interest, equity in net
 loss of investees, and
provision for income taxes.........................  22,892   15,475   14,323
Minority interest in net loss of consolidated
 subsidiaries......................................     126       --       --
Equity in (net loss) of investees..................    (439)    (281)     (66)
Provision for income taxes.........................   9,721    6,631    6,092
                                                    -------  -------  -------
Net earnings....................................... $12,858  $ 8,563  $ 8,165
                                                    =======  =======  =======
Net earnings per share:
  Basic............................................ $  1.12  $  0.78  $  0.82
                                                    =======  =======  =======
  Diluted.......................................... $  1.03  $  0.74  $  0.77
                                                    =======  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       UNREALIZED
                            COMMON STOCK                 GAIN ON
                           $.005 PAR VALUE             AVAILABLE-                      TOTAL
                          ----------------- ADDITIONAL  FOR-SALE   RETAINED        SHAREHOLDERS'
                            SHARES   AMOUNT  CAPITAL   INVESTMENTS EARNINGS  CTA      EQUITY
                          ---------- ------ ---------- ----------- -------- -----  -------------
                                                (IN THOUSANDS OF DOLLARS)
Balances at July 1,
 1995...................   6,753,685  $34    $ 29,403    $1,061    $ 9,801  $ --     $ 40,299
 Issuance of common
  stock upon exercise of
  stock options and
  warrants..............     822,690    4       8,934                                   8,938
 Net proceeds from
  issuance of
  common stock..........   2,875,000   14      28,947                                  28,961
 Sale of available-for-
  sale investments, net
  of deferred tax
  benefit of $769.......                                 (1,061)                       (1,061)
 Net earnings...........                                             8,165              8,165
                          ----------  ---    --------    ------    -------  -----    --------
Balances at June 30,
 1996...................  10,451,375  $52    $ 67,284    $  --     $17,966  $ --     $ 85,302
 Issuance of common
  stock upon exercise of
  stock options and
  warrants..............      82,881    1       1,310                                   1,311
 Conversion of
  subordinated notes....      56,603              600                                     600
 Currency translation
  adjustment............                                                     (116)       (116)
 Net earnings...........                                             8,563    --        8,563
                          ----------  ---    --------    ------    -------  -----    --------
Balances at June 30,
 1997...................  10,590,859  $53    $ 69,194    $  --     $26,529  $(116)   $ 95,660
 Issuance of common
  stock upon exercise of
  stock options and
  warrants..............     149,499            1,756                                   1,756
 Net proceeds from
  issuance of
  common stock..........   2,940,000   15      57,918                                  57,933
 Issuance of common
  stock for acquisition
  of MEFC...............     400,000    2       4,648                                   4,650
 Currency translation
  adjustment............                                                     (572)       (572)
 Net earnings...........                                            12,858    --       12,858
                          ----------  ---    --------    ------    -------  -----    --------
Balances at June 30,
 1998...................  14,080,358  $70    $133,516    $  --     $39,387  $(688)   $172,285
                          ==========  ===    ========    ======    =======  =====    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED JUNE 30,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
                                                  (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings.................................... $ 12,858  $  8,563  $  8,165
                                                  --------  --------  --------
 Adjustments to reconcile net earnings to net
  cash provided by (used in) operating
  activities:
   Equity in net loss of investees...............      439       281        66
   Depreciation and amortization.................   12,050    10,289     7,983
   Additions to allowance accounts...............    4,735     2,386     2,325
   Net gain on sale of financing transactions....  (20,977)  (14,039)   (8,032)
   Minority interest.............................     (126)      --        --
   Cumulative translation adjustments............      (71)       37       --
   Changes in assets and liabilities:
   (Increases) decreases in:
     Cash and cash equivalents, restricted.......  (21,121)    6,090   (20,281)
     Amounts due from portfolio sale.............      --     54,797   (54,797)
     Receivables.................................   (6,999)  (14,086)  (29,505)
     Other assets................................   (9,697)   (3,260)    3,095
   Increases (decreases) in:
     Accounts payable............................   16,328     7,285    17,592
     Accrued expenses and other liabilities......    3,713     7,558     1,361
     Deferred income taxes.......................   10,783     3,865       797
                                                  --------  --------  --------
 Total adjustments...............................  (10,943)   61,203   (79,396)
                                                  --------  --------  --------
 Net cash provided by (used in) operating
  activities.....................................    1,915    69,766   (71,231)
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cost of equipment acquired...................... (541,715) (429,515) (292,618)
 Portfolio receipts net of amounts included in
  income and proceeds from sale of financing
  transactions...................................  473,018   372,973   280,541
 Net increase in notes collateralized by medical
  receivables....................................  (49,703)  (48,293)  (11,667)
 Furniture and fixtures additions................   (2,897)   (1,017)     (985)
 Investments in investees........................   (1,148)      (24)   (2,059)
 Cash received from sale of investments in
  investees......................................      549       --      1,341
                                                  --------  --------  --------
 Net cash used in investing activities........... (121,896) (105,876)  (25,447)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Exercise of stock options and warrants..........    1,756     1,311     8,938
 Equity offering.................................   57,933       --     28,961
 Borrowings under:
   Warehouse facilities..........................  802,811   498,576   485,585
   Long-term debt................................  156,884   283,825   120,705
 Repayments on:
   Warehouse facilities.......................... (765,237) (621,862) (472,649)
   Long-term debt................................ (128,161) (118,944)  (74,434)
                                                  --------  --------  --------
 Net cash provided by financing activities.......  125,986    42,906    97,106
                                                  --------  --------  --------
Net increase in cash and cash equivalents........    6,005     6,796       428
Cash and cash equivalents, beginning of year.....    9,187     2,391     1,963
                                                  --------  --------  --------
Cash and cash equivalents, end of year........... $ 15,192  $  9,187  $  2,391
                                                  ========  ========  ========
CASH PAID DURING THE YEAR FOR:
 Interest........................................ $ 44,786  $ 31,073  $ 29,984
                                                  ========  ========  ========
 Income taxes.................................... $  1,508  $  4,777  $  3,507
                                                  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:

  In June 1998 the purchase price for MEFC of $4.7 million was reclassified from accrued liabilities to shareholders' equity to reflect the issuance of 400,000 common shares.

  In June 1998, an additional investment of $2.0 million was made to MEC of which $852,000 is still payable.

  During the year ended June 30, 1997, the Company transferred the net book value of equipment on operating leases in the amount of $491,000 to inventory which is classified with other assets.

  At June 30, 1998 and 1997, the Company has recorded in receivables in installments and accrued expenses amounts of $2.5 million and $1.9 million, respectively, representing the present value of future obligations the Company has guaranteed.

  In July 1996, $600,000 of convertible subordinated notes were converted into common stock.

  During the year ended June 30, 1996, the Company converted a $541,000 note receivable into shares of common stock of a domestic entity.


  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

  DVI, Inc. (the "Company" or "DVI") is primarily engaged in the business of providing equipment and receivable financing for domestic and foreign users of diagnostic imaging, radiation therapy and other medical technologies. The Company's customer base consists principally of outpatient healthcare providers, physician groups and hospitals. By the terms of the underlying financing contracts, the Company's customers are generally considered in default if payment on a contract has not been received. Equipment under direct financing leases and notes secured by equipment, along with obligor guarantees and vendor recourse, serve as collateral for unpaid contract payments. Receivables under medical receivables financing transactions serve as collateral for unpaid contract payments.

  ABILITY TO ACCESS THE SECURITIZATION MARKET--The Company's ability to complete securitizations and other structured finance transactions depends upon a number of factors, including general conditions in the credit markets, the size and liquidity of the market for the types of receivable-backed securities issued or placed in securitizations sponsored by the Company and the overall financial performance of the Company and its loan portfolio. Additionally, the Company's ability to securitize assets is dependent upon its ability to provide credit enhancement, which reduces the Company's liquidity and periodically requires it to obtain additional capital to enable the Company to expand its operations.

  CREDIT RISK--Many of the Company's customers are outpatient healthcare providers that have complex credit characteristics. Providing financing for these customers involves considerable credit analysis.

  CONTINUING NEED FOR CAPITAL--The Company's ability to maintain and build its financing business is dependent on its ability to obtain substantial amounts of warehouse and long-term debt financing.

  REGULATION AND CONSOLIDATION--Additional regulatory attention has been directed towards physician-owned healthcare facilities and other arrangements whereby physicians are compensated, directly or indirectly, for referring patients to such healthcare facilities. Furthermore, the market is subject to consolidation among outpatient facilities, physician groups and hospitals. The Company's source of customers is subject to the effects of regulatory actions and market consolidation.

  INVESTMENTS IN FOREIGN AND INITIAL OPERATIONS--In an effort to mitigate the impact of regulation and consolidation and to expand the Company's market, the Company has initiated operations internationally and has made investments in certain emerging markets. The Company established a joint venture based in Singapore to service the medical equipment market in the Asia-Pacific region. DVI Europe is the Company's branch established in the United Kingdom to service the medical equipment industry in Europe.

  The Company recently entered into a joint venture, MSF Holding Ltd., with the International Finance Company (an affiliate of The World Bank), the Netherlands Development Finance Company, and a subsidiary of First Union National Corporation. Through MSF Holding Ltd. the Company will provide finance programs for vendors and manufacturers of diagnostic and patient treatment devices in Latin America, including Brazil, Argentina, Colombia and Mexico. The joint venture commenced with a planned committed loan facility of $65 million and paid-in capital of $20 million. In addition, the joint venture is in discussions with a major investment banking firm to develop and implement a permanent funding program for the equipment loans originated by the joint venture. The Company owns 59% of the joint venture holding company which operates through free-trade zone subsidiaries in Uruguay. The Company expects the customer base for equipment vendors to be private clinics, diagnostic centers, and local hospitals. The Company believes that this arrangement may prove to be a suitable model for its other international activities.

  The success and ultimate recovery of these investments is dependent upon many factors including foreign regulation, customs, currency exchange, the achievement of management's planned projections for these markets and the Company's ability to manage these operations.

                           DVI, INC. AND SUBSIDIARIES

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION POLICY--All majority-owned subsidiaries are consolidated and all material intercompany accounts and transactions are eliminated. Investments in 20%-50% owned entities are accounted for by the equity method of accounting, and investments in less than 20% owned entities are accounted for by the cost method.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  TRANSLATION ADJUSTMENTS--All assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

  CASH EQUIVALENTS--Cash equivalents include highly-liquid securities with original maturities of 90 days or less.

  CASH AND CASH EQUIVALENTS, RESTRICTED--Cash and cash equivalents, restricted consist of cash, certificates of deposit and mutual funds maintained by the Company which are pledged as collateral for certain limited recourse borrowings related to direct financing leases, notes secured by equipment and operating leases. The Company accounts for investments in debt and equity securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires the classification of investments in debt and equity securities into three categories: held to maturity, trading and available-for-sale. At June 30, 1998 and 1997, the Company has only available-for-sale securities with maturities less than 90 days, which are included in restricted cash. Equity securities classified as available-for-sale securities are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of deferred taxes.

  INVESTMENT IN DIRECT FINANCING LEASES AND NOTES SECURED BY EQUIPMENT--At contract commencement, the Company records the gross contract receivable, initial direct costs, estimated residual value of the financed equipment, if any, and unearned income of fixed payment contracts. The principal portion and initial direct costs of variable rate contracts are recorded at commencement and interest is calculated and accrued monthly on the remaining principal balance. Included in this category are loans to officers for investment purposes which are not directly related to the Company's operations, and for the purpose of financing a personal residence. At June 30, 1998 and 1997, unamortized initial direct costs amounted to $6.6 million and $7.0 million, respectively. Initial direct costs, net of any fees collected, are deferred and amortized over the life of the contract using the interest method which reflects a constant effective yield.

  RECOURSE CREDIT ENHANCEMENTS--The most important source of permanent funding for the Company for equipment loan financing has been securitization and other forms of structured finance. Principal and interest on the notes issued to investors by the securitization subsidiary are paid from the cash flows produced by the loan pool, and the notes are secured by a pledge of the assets in the loan pool as well as by other collateral. In the securitizations sponsored by the Company, equipment loans funded through the securitizations must be credit enhanced to receive an investment grade credit rating. Credit enhancement can be provided in a number of ways, including cash collateral, letters of credit, a subordinated tranche of each individual transaction or an

                           DVI, INC. AND SUBSIDIARIES
insurance policy. Typically, securitizations sponsored by the Company are enhanced through a combination of some or all of these methods. In the securitizations sponsored to date by the Company, the Company effectively has been required to furnish credit enhancement equal to the difference between (i) the aggregate principal amount of the equipment loans originated by the Company and transferred to the Company's special-purpose finance subsidiary and the related costs of consummating the securitization and (ii) the net proceeds received by the Company in such securitizations. The majority of the credit enhancements are recorded as subordinated interests of the present value of the discounted cash flows. The recorded assets are relieved based on the unique structure of the credit enhancement and the proportional cash flow.

  NOTES COLLATERALIZED BY MEDICAL RECEIVABLES--Notes collateralized by medical receivables consist of notes receivable resulting from working capital and other loans made to entities in the healthcare industry and receivables purchased from unrelated entities. The purchased receivables are stated at the lower of the Company's cost or the estimated collectible value.

  RESIDUAL VALUATION--Residual values, representing the estimated value of the equipment at the end of the lease term, are recorded in the financial statements at the inception of each fair market value lease as amounts estimated by management based upon its experience and judgment.

  RECEIVABLES IMPAIRMENT--Impaired receivables are measured based on the present value of the expected cash flows discounted at the receivables' effective interest rate or the fair value of the collateral. A receivable is considered impaired when it becomes probable the Company will be unable to collect all amounts due according to the contract terms.

  EQUIPMENT ON OPERATING LEASES--Leases which do not meet the criteria for direct financing leases are accounted for as operating leases. Equipment on operating leases is recorded at cost and depreciated on a straight-line basis over the estimated useful life of the equipment. The residual values for operating leases are excluded from the leased equipment's net depreciable basis. The Company evaluates residual value for potential impairment on an ongoing basis and records any required changes in valuation. Rental income is recorded monthly on a straight-line basis. Initial direct costs associated with operating leases are deferred and amortized over the lease term on a straight-line basis which approximates a constant effective yield.

  FURNITURE AND FIXTURES--Furniture and fixtures are stated at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives (generally five years).

  INVESTMENTS IN INVESTEES--The investments in investees consist of common and nonvoting preferred equity interests in unrelated entities. The Company accounts for its investments in the common stock of these entities using either the cost or equity method of accounting, depending upon its ownership interests and its ability to influence policies and operations of the investee. The investment in the preferred stock of the investee is recorded at the lower of cost or estimated realizable value.

  GOODWILL--Goodwill represents the excess purchase price over the net tangible assets stemming from the acquisition of Medical Equipment Finance Corporation ("MEFC"). Goodwill relating to the acquisition of MEFC is being amortized over a fifteen year period. The Company evaluates the recoverability of its goodwill separately for each applicable business acquisition at each balance sheet date. The recoverability of goodwill is determined by comparing the carrying value of the goodwill to the estimated operating income of the related entity on an undiscounted cash flow basis. Should the carrying value of the goodwill exceed the estimated operating income for the expected period of benefit, an impairment for the excess is recorded at that time.

                           DVI, INC. AND SUBSIDIARIES

  OTHER ASSETS--Other assets consist of prepaid financing costs, accrued interest, advances related to the Company's serviced portfolio, equipment held for sale or lease, which is stated at the lower of cost or its net realizable value, and miscellaneous accounts receivable.

  ACCOUNTS PAYABLE--Accounts payable includes equipment payables for equipment fundings of $40.8 million and $29.2 million at June 30, 1998 and 1997, respectively.

  DEBT ISSUANCE COSTS--Debt issuance costs related to the Company's warehouse facilities, securitizations, senior notes and convertible subordinated notes are offset against the related debt and are being amortized over the life of the notes using the interest method.

  AMORTIZATION OF FINANCE INCOME--Amortization of finance income primarily consists of three categories: income on fixed payment transactions, income on variable rate transactions and income on medical receivables. The interest component of scheduled payments on notes secured by equipment and direct financing lease fixed payment transactions is calculated using the interest method in order to approximate a level rate of return on the net investment. The interest component of notes secured by equipment and direct financing lease variable rate transactions is calculated and accrued monthly on the remaining principal balance. The interest component on medical receivables is calculated and accrued monthly on the average balance outstanding during the period.

  NET GAIN ON SALE OF FINANCING TRANSACTIONS--Gains arising from the sale of direct financing leases and investments in notes secured by equipment occur when the Company obtains funding through the whole loan sale of a transaction to a third party.

  RECOURSE OBLIGATIONS--Subsequent to a sale, the Company has no or limited remaining interest in the transaction or equipment and no obligation to indemnify the purchaser in the event of a default on the transaction by the obligor, except when the sale agreement provides for participation in defined excess interest spreads or limited recourse in which the Company guarantees reimbursement under the agreement up to a specific maximum. Consequently, in the event of default by the obligor, the investor would exercise its rights under the lien with limited or no further recourse against the Company.

  OTHER INCOME--Other income consists primarily of contract fees and late charges, dividends on investments in investees' preferred stock, servicing fees, placement fees, and gains/losses from asset disposals, and is recorded when earned.

  TAXES ON INCOME--Deferred taxes on income result from temporary differences between the reporting of income for financial statement and tax reporting purposes. Such differences arise principally from recording hedging gains and losses, gains on sales of financing transactions, and lease transactions in which the operating lease method of accounting is used for tax purposes and the financing lease method is used for financial statement purposes. Under the operating lease method, leased equipment is recorded at cost and depreciated over the useful life of the equipment and lease payments are recorded as revenue when earned.

  NET EARNINGS PER SHARE--The Company adopted SFAS No. 128, Earnings per Share, as of October 1, 1997. This statement is effective for financial statements issued for periods ending after December 15, 1997 and has been applied retroactively. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

  STOCK-BASED COMPENSATION--The Company accounts for stock-based compensation using the intrinsic value method under which the Company has not recognized compensation expense.

                           DVI, INC. AND SUBSIDIARIES

  HEDGING INSTRUMENTS--The Company uses various interest rate contracts such as forward rate agreements, Treasury locks, interest rate swaps, caps and collars to manage its interest rate risk from its floating rate liabilities and anticipated securitization and sale transactions. No contracts are held for trading purposes. Gains or losses from forward rate agreements used to hedge floating rate exposure within warehouse funding facilities are deferred and amortized to interest expense over the hedged period. When hedge transactions are matched to anticipated securitizations, which are accounted for as a financing, gains or losses from the hedge transactions are deferred and amortized to interest expense over the term of the securitized transaction. When hedge transactions are matched to anticipated sales or securitizations, which are accounted for as sales, gains or losses from the hedge transactions are recognized as part of the gain or loss on the sale. Foreign exchange forward contracts are accounted for as hedges to the extent they are designated, and are effective as hedges of foreign currency. The net gain or loss is recorded as a cumulative translation adjustment in shareholders' equity.

  RECENT ACCOUNTING DEVELOPMENTS--In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides an accounting and reporting standard for transfers and servicing of financial assets, and extinguishment of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of SFAS No. 125 did not have a material impact on the Company's financial position and the results of operations.

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income and No. 131, Disclosures about Segments of an Enterprise and Related Information. These statements are effective for fiscal years beginning after December 15, 1997 and early adoption is permitted. The Company intends to adopt both standards effective July 1, 1998.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management has not completed an analysis of the impact of applying this new statement.

  RECLASSIFICATIONS AND RESTATEMENTS--Certain amounts as previously reported have been reclassified to conform to the year ended June 30, 1998 presentation.

                           DVI, INC. AND SUBSIDIARIES

NOTE 3. INVESTMENT IN DIRECT FINANCING LEASES AND NOTES SECURED BY EQUIPMENT OR MEDICAL RECEIVABLES AND EQUIPMENT ON OPERATING LEASES

  Receivables in installments are due in varying amounts and are collateralized by the underlying equipment, along with obligor guarantees and vendor recourse. Notes collateralized by medical receivables consist of notes receivable resulting from working capital loans and are due at maturity. Scheduled rents on operating leases relate to noncancelable operating leases and are due in installments of varying amounts. Information regarding scheduled collections for direct financing leases, notes secured by equipment or medical receivables and operating leases are as follows:

                                     DIRECT FINANCING
                                     LEASES AND NOTES    SCHEDULED
                                        SECURED BY       RENTS ON
                                       EQUIPMENT OR      OPERATING     TOTAL
YEAR ENDING JUNE 30,                MEDICAL RECEIVABLES   LEASES     RECEIVABLE
--------------------                ------------------- ----------- ------------
1999...............................    $284,409,000     $ 2,993,000 $287,402,000
2000...............................     225,300,000       2,315,000  227,615,000
2001...............................     135,505,000       2,250,000  137,755,000
2002...............................      75,274,000       1,940,000   77,214,000
2003...............................      33,415,000       1,415,000   34,830,000
Thereafter.........................      14,538,000         428,000   14,966,000
                                       ------------     ----------- ------------
  Subtotal.........................     768,441,000      11,341,000  779,782,000
Residual valuation.................      14,287,000             --    14,287,000
                                       ------------     ----------- ------------
  Total............................    $782,728,000     $11,341,000 $794,069,000
                                       ============     =========== ============

  The total receivable balance of $794.1 million is comprised of direct financing leases (28%), notes secured by equipment (54%), medical receivables (17%), and scheduled rents on operating leases (1%). The Company is exposed to credit risk on these receivables. At June 30, 1998, of the 3,614 debtors, the top ten obligors represented 12.07% of the portfolio. Geographic concentration for the top five states was New York (21.37%), California (15.37%), Florida (10.80%), Texas (9.42%), and New Jersey (9.09%). International loans, those outside the 50 United States, represented 16.60% of the portfolio.

  Residual valuation represents the estimated amount to be received at contract termination from the disposition of equipment financed under fair market value leases. Amounts to be realized at contract termination depend on the fair market value of the related equipment and may vary from the recorded estimate. Residual values are reviewed periodically to determine if the equipment's anticipated fair market value is below its recorded value.

  During the years ended June 30, 1998 and 1997, the Company sold receivables to third parties realizing gains of $21.0 million and $14.0 million, respectively. In connection with certain of these transactions, the Company retained subordinated interests in the receivables totaling $51.9 million and $46.1 million at June 30, 1998 and 1997, respectively. In accordance with provisions of SFAS No. 115, the Company classifies subordinated interests as trading securities which are recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. Valuations at origination and at each reporting period are based on discounted cash flow analyses. There can be a wide range in market assumptions which are used by participants in the market to value such assets. Accordingly, the Company's estimate of fair value is subjective. Under the sale agreement, the Company is required to fund any losses on the receivables up to its subordinated interests. Once repurchased or substituted such leases are included within the Company's portfolio and are evaluated within the allowance for possible losses on receivables.

                           DVI, INC. AND SUBSIDIARIES

  At June 30, 1998, receivables amounting to $558.7 million were assigned as collateral for long-term debt.

  The following is an analysis of the allowance for losses on receivables:

     YEAR ENDED JUNE 30,                  1998        1997        1996
     -------------------               ----------  ----------  ----------  ---
     Balance, beginning of year....... $5,976,000  $4,026,000  $3,282,000
     Provision for losses on
      receivables.....................  4,735,000   2,386,000   2,325,000
     Allowance assumed in business
      acquisition.....................    879,000         --          --
     Write-offs, net.................. (1,635,000)   (436,000) (1,581,000)
                                       ----------  ----------  ----------
     Balance, end of year............. $9,955,000  $5,976,000  $4,026,000
                                       ==========  ==========  ==========

  The net investment of non-performing loans, including the managed portfolio, on which income recognition was suspended was $22.6 million and $20.7 million at June 30, 1998 and 1997, respectively. Cash collected on all non-accrual loans is applied to the net investment.

NOTE 4. INVESTMENTS IN INVESTEES

  At June 30, 1995, the Company held available-for-sale securities with a market value of $3.2 million, which it accounted for at market with the unrealized gain of $1.8 million recorded as a component of shareholders' equity. During the year ended June 30, 1996, the Company sold its investments in common stock of Healthcare Imaging Services, Inc. (HIS) and Diagnostic Imaging Services, Inc. (DIS). The Company did not record a gain or loss on these transactions.

  At June 30, 1998 and 1997, the Company holds Series F and Series G preferred stock of DIS valued at $2.5 million (2,482,000 shares) and $2.0 million (2,000,000 shares), respectively. The Series F and G preferred stock have liquidation preferences at $1.00 per share, are redeemable at the option of DIS at $1.00 per share plus accrued dividends, are convertible, under certain conditions, into common stock of DIS at $2.482 per share for Series F and $2.00 per share for Series G, and are entitled to annual cumulative dividends ranging from $0.05 per share to $0.10 per share. In addition, the majority shareholder of DIS has the right to repurchase the Series F and G preferred stock for $4.5 million plus accrued dividends through September 2001.

  During the year ended June 30, 1996, the Company converted a note receivable totaling $541,000 into shares of outstanding stock of EQ Computer Products and Services ("CP&S"), whose business is in the distribution of parts and components used in the repair and maintenance of microcomputer and associated peripherals. CP&S sells to computer maintenance firms, independent computer service organizations and original equipment manufacturers, throughout the United States, engaged in the maintenance and repair of their own computer equipment and equipment manufactured by others. During the year ended June 30, 1997, CP&S issued additional shares and had a reverse stock split. As of June 30, 1997, the Company had 273,773 shares or 14.25% of the outstanding stock of CP&S. The Company accounts for the investment in this entity under the cost method of accounting as it does not exert significant influence over the entity. On June 30, 1998, the Company sold its entire investment in CP&S for an insignificant gain.

  In November 1995, the Company entered into a joint venture with two other partners to establish Medical Equipment Credit Pte Ltd. ("MEC"). MEC pursues opportunities in the Asia-Pacific diagnostic imaging marketplace. Initial capitalization of MEC is 7,000,000 shares of common stock ($5.0 million), and ownership is based on the percentage of the initial capitalization invested by each of the three joint venture partners. The Company's ownership is 40% based on the initial $2.0 million investment. The Company accounts for its investment in MEC under the equity method of accounting. At June 30, 1998, 1997 and 1996, the Company recognized losses of approximately $439,000, $231,000, and $41,000, respectively, on this investment.

                           DVI, INC. AND SUBSIDIARIES

NOTE 5. INTEREST BEARING DEBT

  WAREHOUSE FACILITIES--The Company's primary credit facility, pursuant to a revolving credit agreement with a syndicate of banks ("Agreement"), provides for the borrowing of up to $112.0 million. Borrowings under this facility bear interest at the Company's option of (i) prime minus 0.25% or (ii) from 1.00% to 1.20% over the 30, 60 or 90-day LIBOR rate based on the Company's leverage ratio as defined in the Agreement. The Agreement is renewable annually at the bank syndicate's discretion. The Agreement prohibits the Company from paying dividends other than dividends payable solely in shares of the Company's stock and limits borrowings to specified levels determined by ratios based on the Company's tangible net worth. As of June 30, 1998, the Company was in compliance with the financial covenants of the Agreement.

  The Company has two $100.0 million interim funding facilities available for certain equipment loan financing transactions which are to be securitized. These facilities bear interest at a rate of 0.85% over the 30-day LIBOR rate. Borrowings under the facilities are secured by certain equipment contracts and the equipment financed thereunder. In addition, the Company has a $50.0 million interim facility for loans originated in Brazil and a $6.2 million facility for loans originated in Australia.

  The Company has a $5.0 million facility with a bank for the funding of loans ineligible for securitization.

  The Company has two credit facilities for its medical receivables financing business. The first facility is a revolving credit facility with a syndicate of banks for borrowings up to $95 million. Borrowings in this facility bear interest at LIBOR plus 1.45%. The second facility is for $30.0 million with an interest rate of 30-day LIBOR plus 1.90% and matures in September 1998.

  LONG-TERM DEBT - The discounted receivables are direct financing lease obligations, notes secured by equipment and medical receivables which were securitized and sold to investors primarily on a limited or nonrecourse basis. They are collateralized by the underlying equipment and medical receivables.

  Future annual maturities of discounted receivables, net of capitalized issuance costs of $7.2 million, are as follows:

       YEAR ENDING JUNE 30,
       --------------------
       1999........................................................ $ 94,115,000
       2000........................................................   75,228,000
       2001........................................................  144,183,000
       2002........................................................   20,004,000
       2003........................................................    6,915,000
       Thereafter..................................................    1,675,000
                                                                    ------------
         Total..................................................... $342,120,000
                                                                    ============

  All of the discounted receivables have been permanently funded through ten structured transactions which were initiated during fiscal years 1993 through 1998. Debt under these securitizations are limited recourse and bear interest at fixed rates ranging between 5.62% to 12.85% and floating interest rates ranging between 0.83% and 2.25% over 30-day LIBOR. All of the receivables are serviced by the Company and the related securitization agreements require that the Company comply with certain servicing requirements, require limited cash collateral or residual interests and contain various recourse provisions.

  Included above is $15.5 million from the Company's securitization of some of its net retained subordinated positions in its securitizations and whole loan sales. This transaction was completed on July 31, 1996.

                           DVI, INC. AND SUBSIDIARIES

  The Company has net convertible subordinated notes outstanding of $13.4 million and $13.3 million at June 30, 1998 and 1997, respectively. The notes are convertible into common shares at $10.60 per share at the discretion of the noteholders, bear interest at a rate of 9 1/8% payable in quarterly installments of interest only and mature in June 2002. There were no conversions in fiscal year 1998. During the year ended June 30, 1997, $600,000 of these notes were converted into 56,603 shares of common stock of the Company. Cumulatively, $1.1 million of these notes have been converted into 103,772 shares of common stock of the Company.

  On January 30, 1997, the Company completed a public offering of $100.0 million principal amount of 9 7/8% Senior Notes due 2004. Interest is payable semiannually on February 1 and August 1 of each year, commencing on August 1, 1997. The Senior Notes will be redeemable at the option of the Company in whole or in part at any time on or after February 1, 2002 at specified redemption prices. The proceeds from the sale are being used (i) to fund the Company's growth, including increasing the amount of equipment and medical receivables loans the Company can fund, (ii) to develop the Company's new international operations, including the purchase of receivables originated outside the United States and investment in joint ventures, (iii) for other working capital needs and (iv) for general corporate purposes.

  In addition, the Company has a $4.7 million facility with a foreign bank to fund a portfolio of equipment loans in Turkey.

  The following chart summarizes interest-bearing credit facilities as of June 30, 1998 and 1997:

                                             AS OF JUNE 30, 1998 AS OF JUNE 30, 1997
                           AMOUNT   MATURITY ------------------- --------------------
    CREDIT FACILITY       AVAILABLE   DATE    BALANCE     RATE     BALANCE     RATE
    ---------------       --------- -------- ------------------- ----------- --------
                                           (IN THOUSANDS OF DOLLARS)
SHORT-TERM DEBT
Warehouse facilities....  $498,208  Various  $   82,828    7.71% $    44,962     7.10%
LONG-TERM DEBT
Discounted receivables..  $    --   Various  $  342,120    8.02% $   317,863     8.60%
9 7/8% Senior notes.....  $    --      2004  $   96,486   10.90% $    95,883    10.96%
Other debt..............  $    --   Various  $   15,808    8.38% $     8,168     7.63%
Convertible sub. debt...  $    --      2002  $   13,439   10.30% $    13,324    10.38%

NOTE 6. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  The following represents a summary of the major components of selling, general and administrative expenses:


                                                          YEAR ENDED JUNE 30,
                                                        -----------------------
                                                         1998     1997    1996
                                                        ------- -------- ------
                                                           (IN THOUSANDS OF
                                                               DOLLARS)
Salaries and benefits.................................. $ 7,433 $  5,276 $3,241
Professional fees......................................   4,191    2,860  2,572
Travel and entertainment...............................   1,495      868    503
Occupancy and Equipment................................   3,097    2,383  1,863
Other..................................................   2,277    2,730  1,754
                                                        ------- -------- ------
  Total SG&A........................................... $18,493 $ 14,117 $9,933
                                                        ======= ======== ======

                           DVI, INC. AND SUBSIDIARIES

NOTE 7. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                    YEAR ENDED JUNE 30,
                                             ----------------------------------
                                                1998         1997       1996
                                             -----------  ---------- ----------
     Current taxes.........................  ($1,539,000) $2,766,000 $6,120,000
     Foreign...............................      399,000          --         --
     Deferred..............................   10,861,000   3,865,000    (28,000)
                                             -----------  ---------- ----------
       Total...............................   $9,721,000  $6,631,000 $6,092,000
                                             ===========  ========== ==========

  A reconciliation of the provision for income taxes to the amount of income tax expense that would result from applying the federal statutory rate (35%) to earnings from continuing operations is as follows:

                                          YEAR ENDED JUNE 30,
                            --------------------------------------------------
                                  1998             1997             1996
                            ----------------  ---------------  ---------------
Provision for income taxes
 at the federal statutory
 rate.....................  $ 7,896,000 35.0% $5,448,000 35.0% $4,993,000 35.0%
State income taxes, net of
 federal tax benefit......    1,023,000  4.5%    850,000  5.4%  1,045,000  7.3%
Foreign taxes, net of
 federal tax benefit......      259,000  1.1%         --   --          --   --
Limitation on utilization
 of foreign losses........      332,000  1.5%         --   --          --   --
Other.....................      211,000  0.9%    333,000  2.1%     54,000  0.4%
                            ----------- ----  ---------- ----  ---------- ----
  Total...................  $ 9,721,000 43.0% $6,631,000 42.5% $6,092,000 42.7%
                            =========== ====  ========== ====  ========== ====

  Earnings before minority interest, equity in net loss of investees, and provision for income taxes consist of the following:

                                                     YEAR ENDED JUNE 30,
                                             -----------------------------------
                                                1998        1997        1996
                                             ----------- ----------- -----------
   Domestic................................  $21,783,000 $15,040,000 $14,323,000
   Foreign.................................    1,109,000     435,000          --
                                             ----------- ----------- -----------
   Total...................................  $22,892,000 $15,475,000 $14,323,000
                                             =========== =========== ===========

  The major components of the Company's net deferred tax liabilities of $19.4 million and $8.6 million at June 30, 1998 and 1997, respectively, are as follows:

                                                        YEAR ENDED JUNE 30,
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
     Accumulated depreciation......................  $ 30,576,000  $ 23,511,000
     Deferred recognition of lease income..........   (16,086,000)  (14,740,000)
     Deferred gain on financing transactions.......     8,955,000     1,977,000
     Loss on hedging activities....................     1,397,000     1,258,000
     Allowances for uncollectible receivables......    (3,584,000)   (2,322,000)
     State income taxes............................    (1,004,000)     (454,000)
     Other.........................................      (861,000)     (620,000)
                                                     ------------  ------------
       Total.......................................  $ 19,393,000  $  8,610,000
                                                     ============  ============

                           DVI, INC. AND SUBSIDIARIES

NOTE 8. SHAREHOLDERS' EQUITY

  During fiscal 1998, the Company issued 300,000 shares of its common stock in a private offering and 2,640,000 in a public offering for which it received net proceeds of $4.9 million and $53.1 million, respectively. The net proceeds were used (i) to fund the Company's growth, (ii) develop the Company's international operations, including the origination of medical equipment loans outside the United States, (iii) for other working capital needs, and (iv) for general corporate purposes. The 400,000 shares for the 1995 MEFC acquisition were issued in June 1998.

  In March 1998, the Company issued options to purchase a total of 50,000 common shares at $15.3125 per share to non-employee Directors of the Company. The options vest at various dates through August 2000 and expire in March 2008.

  In November 1997, the Company acquired a healthcare-based merchant banking group whose key services are private debt placement, loan syndication, bridge financing, and mortgage loan arrangement for the long-term/assisted care and specialized hospital markets. The Company issued 84,011 shares of its common stock for the acquisition. The transaction was accounted for as a pooling of interests and therefore, all prior financial statements presented have been restated as if the merger took place at the beginning of such periods. The shares were allocated to the four companies and accounted for by the pooling of interests as follows:

     J. G. Wentworth Securities, Inc......................... 42,005 Fiscal 1995
     J. G. Wentworth Mortgage Funding LP..................... 27,100 Fiscal 1997
     J. G. Wentworth Partners LP............................. 10,840 Fiscal 1997
     J. G. Wentworth Partners, Inc...........................  4,066 Fiscal 1997
                                                              ------
       Total................................................. 84,011
                                                              ======

  In June 1997, the Company granted options to purchase 100,000 shares of the Company's common stock at an exercise price of $13.50 per share as compensation to a financial advisory firm. The options will vest on a pro-rata basis over a twenty-four month period, or 4,167 shares per month. The options are exercisable for a period of five years from the date of grant.

  In January 1996, holders of 615,605 of the Company's warrants and units issued in February 1991 redeemed their warrants and units for shares of the Company's common stock at $12.00 and $12.60 per share by the final exercise date of January 26, 1996. As a result of the redemption, the Company received cash proceeds of $7.4 million. In addition, in November 1990, the Company issued warrants to purchase 35,000 common shares at $8.50 per share to an unrelated party. Such shares were exercised during the year ended June 30, 1996.

  In August 1995, the Company completed a public offering of 2,875,000 shares of its common stock for which it received net proceeds of $29.0 million. The net proceeds were utilized to reduce short-term indebtedness and for general corporate purposes.

  Prior to June 30, 1994, the Company issued warrants to purchase a total of 80,000 common shares at prices between $7.625 and $8.375 per share to all non-employee directors of the Company. During each of the years ended June 30, 1998 and 1997, 10,000 shares at $8.375 and 10,000 at $7.625 were converted. The warrants vested at various dates through November 1996 and expire at various dates through 2003.

  In June 1994, the Company issued convertible subordinated notes to related and unrelated parties which are convertible at the option of the holder into 1,415,094 shares of common stock at $10.60 per share. There

                           DVI, INC. AND SUBSIDIARIES
were no conversions to common stock during fiscal 1998. During the year ended June 30, 1997, $600,000 of these notes were converted into 56,603 shares of common stock. As of June 30, 1998, cumulative conversions of these notes were $1.1 million into 103,772 shares of common stock.

NOTE 9. STOCK OPTION PLAN AND INCENTIVE AGREEMENT

  The Company had a stock option plan from August 1986 that provided for the granting of options to employees to purchase up to 1,250,000 shares of the Company's common stock at the fair market value at the date of grant. Options granted under this plan generally vest over three to five years from the date of grant and expire ten years after the date of the grant. Any unexercised options are canceled 90 days subsequent to the termination of the employee and are returned to the plan. This plan expired in August 1996.

  The Company has a stock option plan from August 1996 that provides for the granting of options to employees, consultants and directors to purchase up to 1,500,000 shares of the Company's common stock at the fair market value at the date of grant. Options granted under this plan generally vest over three to five years from the date of grant and expire ten years after the date of the grant. Any unexercised options are canceled 90 days subsequent to the termination of the employee and are returned to the plan. This plan expires August 2006.


  The following table summarizes the employee activity under the plans for the periods indicated:

                                                   EXERCISE    WEIGHTED AVERAGE
                                       OPTIONS     PRICE PER    EXERCISE PRICE
                                     OUTSTANDING     SHARE        PER SHARE
                                     ----------- ------------- ----------------
Outstanding at July 1, 1995.........    680,294  $ 1.44-$13.50      $ 8.16
Granted.............................    130,500  $11.63-$13.13      $12.96
Exercised...........................   (152,085) $ 1.44-$13.50      $ 8.38
Canceled............................    (37,000)
                                      ---------
Outstanding at June 30, 1996........    621,709  $ 1.75-$13.13      $ 9.14
Granted.............................    186,500  $12.75-$14.63      $14.36
Exercised...........................    (40,875) $ 5.00-$10.38      $ 7.56
Canceled............................     (8,534)
                                      ---------
Outstanding at June 30, 1997........    758,800  $ 1.75-$14.63      $10.47
Granted.............................    597,500  $14.44-$25.06      $16.83
Exercised...........................   (109,499) $ 1.75-$15.31      $ 7.94
Canceled............................     (1,350)
                                      ---------
Outstanding at June 30, 1998........  1,245,451  $ 4.06-$25.06      $13.75
                                      =========

                           DVI, INC. AND SUBSIDIARIES

  The following table summarizes stock options outstanding at June 30, 1998:

                                               WEIGHTED AVERAGE
                             NUMBER OF OPTIONS     REMAINING      WEIGHTED AVERAGE
     RANGE OF EXERCISE PRICE    OUTSTANDING    CONTRACTUAL LIFE    EXERCISE PRICE
     ----------------------- ----------------- ----------------   ----------------
          $ 4.01-$ 6.00             52,800            3                $ 5.01
          $ 6.01-$ 9.00            137,400            4                $ 8.08
          $ 9.01-$14.00            300,784            6                $11.30
          $14.01-$15.00            181,167            8                $14.62
          $15.01-$18.00            403,300            8                $15.36
          $18.01-$20.00             80,000            8                $19.16
          $20.01-$25.50             90,000            8                $21.91
                                 ---------
                                 1,245,451            7                $13.75
                                 =========

  As of June 30, 1998, options to purchase 514,817 shares were exercisable.

  If compensation cost for the Company's stock option plan had been determined based on the fair value at the date of awards consistent with the fair value method described in SFAS No. 123, the Company's net income, basic earnings per share, and diluted earnings per share would be reduced to the proforma amounts at June 30, 1998 of $12.0 million, $1.05 and $0.97 and at June 30, 1997 of $8.7 million, $0.78 and $0.70, respectively. Significant assumptions used to calculate the fair value of the awards for June 30, 1998 and 1997, respectively, are as follows: weighted average risk free rate of return of 6.0% and 6.3%; expected option life of 60 months; expected volatility of 38% and 32%; and no expected dividends in either year.

  The Company has an employee incentive agreement ("Agreement"). Under the Agreement, the Company has agreed, subject to the discretion of its Compensation Committee, to issue from time to time an aggregate of not more than 200,000 shares of common stock of the Company ("Incentive Shares") to certain of its employees if the last sale price of the Company's common stock is $16.00 per share or higher for 30 consecutive calendar days at any time before December 31, 2001, provided that any such employee must be employed by the Company during the above-described 30-day period in order to receive any Incentive Shares under the Agreement. The Company has agreed that, if there is an event or series of events that constitutes a sale of the Company at any time prior to December 31, 1998 and the consideration to be received for each share of common stock of the Company in such sale of the Company is $13.00 or higher, the Company will issue the Incentive Shares to the employees. If the criteria for the issuance of the Company's common stock are met, the Company will record compensation expense equal to the fair value of the common shares issued at the date upon which the rights to receive such shares are awarded by the Compensation Committee.

                           DVI, INC. AND SUBSIDIARIES

NOTE 10. RECONCILIATION OF EARNINGS PER SHARE CALCULATION

                                                          YEAR ENDED JUNE 30,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
                                                             (IN THOUSANDS
                                                        EXCEPT PER SHARE DATA)
BASIC
Income available to common shareholders................ $12,858 $ 8,563 $ 8,165
Average common shares..................................  11,464  10,968   9,947
Basic earnings per common share........................ $  1.12 $  0.78 $  0.82
                                                        ======= ======= =======
DILUTED
Income available to common shareholders................ $12,858 $ 8,563 $ 8,165
Effect of dilutive securities:
  Convertible debentures...............................     736     736     765
                                                        ------- ------- -------
Diluted income available to common shareholders........ $13,594 $ 9,299 $ 8,930
Average common shares..................................  11,464  10,968   9,947
Effect of dilutive securities:
  Warrants.............................................      97      29      37
  Options..............................................     374     179     217
  Convertible debentures...............................   1,311   1,311   1,368
                                                        ------- ------- -------
Diluted average common shares..........................  13,246  12,487  11,569
Diluted earnings per common share...................... $  1.03 $  0.74 $  0.77
                                                        ======= ======= =======

NOTE 11. RELATED PARTY TRANSACTIONS

  The Company's principal executive offices located in Doylestown, Pennsylvania are leased from a party related to a shareholder and director of the Company. The lease commenced in December 1994 and the Company recorded rent expense under this lease of $322,229, $242,510, and $222,750 for the years ended June 30, 1998, 1997, and 1996, respectively.

  At June 30, 1998 and 1997, receivables in installments from investees totaled $6.6 million and $9.5 million, respectively.

  As of June 30, 1998 and 1997, the Company had loans receivable from Company officers totaling $550,000 and $505,000, respectively.

  As of June 30, 1998 and 1997, the Company had investments in preferred stock and dividends of DIS totaling $5.1 million.

  As of June 30, 1998 and 1997, the Company had convertible subordinated notes at an unamortized cost totaling $9.6 million to related parties.

                           DVI, INC. AND SUBSIDIARIES

NOTE 12. COMMITMENTS AND CONTINGENCIES

  FACILITY LEASES--The Company leases its facilities under noncancelable operating leases with terms in excess of one year. The lease for the Company's principal facility expires in August 2007. Rent expense for the years ended June 30, 1998, 1997 and 1996 amounted to $883,000, $673,000 and $655,000, respectively. Future minimum lease payments under these leases are as follows:

                                                   FUTURE MINIMUM LEASE PAYMENTS
                                                   -----------------------------
        YEAR ENDING JUNE 30,
        --------------------
         1999........................................................ $1,186,000
         2000........................................................  1,316,000
         2001........................................................  1,126,000
         2002........................................................  1,125,000
         2003........................................................  1,034,000
         Thereafter..................................................  2,152,000
                                                                      ----------
           Total..................................................... $7,939,000
                                                                      ==========

  CONTINGENCIES--Under certain limited recourse agreements, the Company may be required to provide for losses incurred on uncollected lease and medical receivables previously securitized. At June 30, 1998, the maximum contingent liability under the limited recourse agreements amounted to $51.9 million. This contingent liability, however, could be offset by any proceeds received from the resale or remarketing of available equipment financed under the agreements or outstanding medical receivables collected.

  The Company has a revolving $180 million interim securitization facility with an option to sell to it certain equipment loans and leases. As of June 30, 1998, $80.1 million of equipment loans and leases were being serviced for this facility. The Company's obligations under this facility include servicing of the assets and assisting the owner in the securitization of the assets, if the owner chooses to securitize.

  The Company has credit lines of $7.0 million available from four foreign banks, of which $4.4 million was used as of June 30, 1998 to provide for the future payment of guarantees made by DVI Europe, a branch office of DVI Financial Services. The Company records the present value of the future obligation as an asset within receivables and corresponding liability within other liabilities at the date the guarantee is assumed. At June 30, 1998 the present value recorded for these guarantees was $3.0 million, while the estimated future value was $4.3 million.

  The Company has receivables from and investments in DIS aggregating $13.3 million and $13.8 million at June 30, 1998 and 1997. DIS received a qualified going concern opinion from its auditors on its December 31, 1997, 1996 and 1995 financial statements. Management has reviewed the value of the collateral that secures the loans to DIS and is confident that there is sufficient collateral to cover loans outstanding.

  LITIGATION--The Company is involved in litigation both as a plaintiff and defendant in matters arising out of the Company's normal business activities. Management does not expect the outcome of these lawsuits to have a material adverse effect on the consolidated financial statements of the Company.

  As of June 30, 1998 the Company had loan commitments of $289.5 million not funded.

                           DVI, INC. AND SUBSIDIARIES

NOTE 13. BENEFIT PLANS

  The Company maintains and administers an Employee Savings Plan ("Plan") pursuant to Internal Revenue Code Section 401(k). The Plan provides for discretionary contributions as determined by the Company's Board of Directors. The Company contributed $60,000, $60,000, and $45,000 to the Plan during the years ended June 30, 1998, 1997 and 1996, respectively.

NOTE 14. ACQUISITIONS

  On November 1, 1997, the Company acquired a healthcare-based merchant banking group whose key services are private debt placement, loan syndication, bridge financing, and mortgage loan arrangement for the long-term/assisted care and specialized hospital markets. The group included J. G. Wentworth Partners, Inc.; J. G. Wentworth Partners, LP; J. G. Wentworth Mortgage Funding, LP; and
J. G. Wentworth Securities, Inc. (collectively, "Wentworth"). The Company issued 84,011 shares of its common stock for the acquisition at a price of $18.45 per share. The transaction was accounted for as a pooling of interests and therefore, all prior financial statements presented have been restated as if the merger took place at the beginning of such periods.

  Separate results of operations for the periods prior to the merger are as follows:

                                          FOUR MONTHS    YEAR ENDED YEAR ENDED
                                       ENDED OCTOBER 31,  JUNE 30,   JUNE 30,
                                             1997           1997       1996
                                       ----------------- ---------- ----------
                                              (IN THOUSANDS OF DOLLARS)
   TOTAL FINANCE AND OTHER INCOME:
     DVI, Inc.........................     $ 21,385       $ 55,971   $49,013
     Wentworth........................          632            363        25
                                           --------       --------   -------
       Total..........................     $ 22,017       $ 56,334   $49,038
                                           ========       ========   =======
   NET EARNINGS:
     DVI, Inc.........................     $  2,389       $  8,941   $ 8,175
     Wentworth........................           12           (378)      (10)
                                           --------       --------   -------
       Total..........................     $  2,401       $  8,563   $ 8,165
                                           ========       ========   =======

  In June 1998, the Company acquired for cash a partnership interest in and certain assets of Third Coast Capital, L.L.C. ("TCC"), for $9.3 million. TCC is a Chicago-based venture leasing operation, founded in 1996, and provides asset-based financing to emerging growth companies for their key operating assets through lease lines of credit and other financial structures. The purchase price was allocated to individual assets based on estimates of their fair market value and resulted in no goodwill. The acquired assets are included in the Company's balance sheet for the year ended June 30, 1998 with no effect on operating statements. Had the purchase of TCC occurred two years prior, its revenue and net earnings would have had an immaterial effect on the consolidated results of the Company's operations for fiscal years 1998 and 1997.

NOTE 15. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  A summary of the estimated fair value of the Company's consolidated financial instruments at June 30, 1998 and 1997 is presented below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

                           DVI, INC. AND SUBSIDIARIES

The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                       CARRYING    ESTIMATED
   YEAR ENDED JUNE 30, 1998                             AMOUNT     FAIR VALUE
   ------------------------                          ------------ ------------
   Assets:
     Receivable in installments (excluding
      investment in direct financing leases)........ $227,469,390 $227,603,558
   Liabilities:
     Discounted receivables......................... $342,120,099 $344,187,124
                                                       CARRYING    ESTIMATED
   YEAR ENDED JUNE 30, 1997                             AMOUNT     FAIR VALUE
   ------------------------                          ------------ ------------
   Assets:
     Receivable in installments (excluding
      investment in direct financing leases)........ $236,843,000 $236,532,000
   Liabilities:
     Discounted receivables......................... $317,863,000 $294,729,000

  The carrying values of cash and cash equivalents, restricted cash and cash equivalents, amounts due from portfolio sales, notes collateralized by medical receivables, accounts payable, accrued expenses and other liabilities, borrowings under warehouse facilities, senior notes, other debt and convertible subordinated notes approximate fair values at June 30, 1998 and 1997.

  The methods and assumptions used to estimate the fair values of other financial instruments are summarized as follows:

  RECEIVABLE IN INSTALLMENTS--The fair value of the financing contracts was estimated by discounting expected cash flows using the current rates at which loans of similar credit quality, size and remaining maturity would be made as of June 30, 1998 and 1997. The Company believes that the risk factor embedded in the entry-value interest rates applicable to performing loans for which there are no known credit concerns results in a fair valuation of such loans on an entry-value basis. In accordance with SFAS 107, the Company has excluded receivables from lease contracts of approximately $349.3 million and $252.9 million as of June 30, 1998 and 1997, respectively, from the receivable in installments fair value calculation.

  DISCOUNTED RECEIVABLES--The fair value of discounted receivables, related to the securitization of leases and notes, was estimated by discounting future cash flows using rates currently available for debt with similar terms and remaining maturities.

  The fair value estimates presented herein were based on information available as of June 30, 1998 and 1997. Although the Company is not aware of any factors that would significantly affect the estimated fair values, such values have not been updated since June 30, 1998; therefore, current estimates of fair value may differ significantly from the amounts presented herein. All instruments held by the Company are classified as other than trading.

                           DVI, INC. AND SUBSIDIARIES

DERIVATIVE ACTIVITY

                                     JUNE 30, 1998                           JUNE 30, 1997
                         ---------------------------------------  -------------------------------------
                            NOTIONAL      FAIR        DEFERRED      NOTIONAL      FAIR       DEFERRED
                             AMOUNT       VALUE    GAINS/(LOSSES)    AMOUNT      VALUE    GAINS/(LOSSES)
                         -------------- ---------  -------------  ------------- --------  -------------
Swaps................... $ 23.5 million $ (21,397)          --    $23.4 million $115,000        --
Options................. $150.0 million $(107,938)   $(443,559)   $25.0 million $(49,000)       --
Forwards:
  Treasury locks........             --        --           --    $70.0 million $ 75,000        --
Foreign exchange
 currency forward....... DM 7.5 million $  36,650    $ (10,000)              --       --        --

  The Company uses off-balance sheet derivative financial instruments to hedge interest rate risk. The Company's interest rate risk is associated with variable rate funding of the fixed rate loans and the timing difference between temporary funding through the warehouse and permanent funding through either securitization or sale. The derivatives are used to manage three components of this risk: interest sensitivity adjustments, pricing of anticipated loan securitizations and sales, and interest rate spread protection. Credit risk exists for these derivative instruments in the form of the failure of the counterparty to make required payments in favor of the Company. The risk is minimized through the use of counterparties with investment grade ratings. The fair value of the derivative instruments is derived from dealer quotes.

SWAPS

  Swaps are used to hedge the interest rate spreads for various loan sale facilities where cash flows from loans are fixed rate, but the borrowing costs are variable. The interest rate swaps pay fixed rates of 5.38% to 5.84% and receive either a floating rate of the H-15 composite commercial paper rate or six-month LIBOR. The swaps mature through October 2004.

FORWARDS AND OPTIONS

  Treasury lock agreements, which are forward contracts, and option collars are used to hedge the interest rate risk associated with anticipated securitizations and/or sales. These instruments lock in a specific rate, or a narrow range of rates, of Treasury notes identified to have a comparable maturity to the average life of the anticipated transaction in order to fix the rate either over the life of the securitization or to fix the sale price as applicable. The open positions at June 30, 1998 are for securitizations and sales expected to occur in the first and second quarters of fiscal 1999. In 1998, the Company deferred $1.3 million in losses associated with transactions securitized compared with $1.6 million in deferred losses in 1997. The Company recognized losses on loan sales of $243,000, $132,000 and $27,000 for years ended June 30, 1998, 1997 and 1996, respectively.

  FOREIGN EXCHANGE FORWARD CONTRACTS--The Company has international operations and foreign currency exposures at some of these operations due to lending in currencies other than the local currency. As a general practice, the Company has not hedged the foreign exchange exposure related to either the translation of overseas earnings into U.S. dollars or the translation of overseas equity positions back to U.S. dollars. A foreign exchange forward contract is used to hedge the amount receivable to the U.S. parent for a specific portfolio in Deutsche Marks. At June 30, 1998, the Company had 7.5 million Deutsche Marks in forward contracts. Foreign exchange forward contracts are accounted for as hedges to the extent they are designated, and are effective as hedges of foreign currency. The net gain/loss deferred at June 30, 1998 is immaterial.

                           DVI, INC. AND SUBSIDIARIES

NOTE 16. QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following is a summary of the quarterly results of operations for the fiscal years ended June 30, 1998 and 1997:

                                                     FISCAL 1998
                                      -----------------------------------------
                                                 THREE MONTHS ENDED
                                      -----------------------------------------
                                      SEPTEMBER 30 DECEMBER 31 MARCH 31 JUNE 30
                                      ------------ ----------- -------- -------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Finance and other income.............   $16,134      $18,477   $19,486  $20,258
Net finance income...................     9,530       11,477    11,566   13,547
Earnings before minority interest,
 provision for income taxes and
 equity in net loss of investees.....     4,752        5,338     5,488    7,314
Net earnings.........................     2,590        3,014     3,365    3,889
Net earnings per common and common
 equivalent share--basic.............   $  0.23      $  0.27   $  0.30  $  0.32
                                        =======      =======   =======  =======
Net earnings per common and common
 equivalent share--diluted...........   $  0.22      $  0.25   $  0.27  $  0.29
                                        =======      =======   =======  =======

                                                     FISCAL 1997
                                      -----------------------------------------
                                                 THREE MONTHS ENDED
                                      -----------------------------------------
                                      SEPTEMBER 30 DECEMBER 31 MARCH 31 JUNE 30
                                      ------------ ----------- -------- -------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Finance and other income.............   $12,616      $13,690   $15,108  $14,920
Net finance income...................     6,647        7,632     7,769    9,930
Earnings before minority interest,
 provision for income taxes and
 equity in net loss of investees.....     3,521        3,748     3,734    4,472
Net earnings.........................     2,001        2,199     1,986    2,377
Net earnings per common and common
 equivalent share--basic.............   $  0.18      $  0.20   $  0.18  $  0.22
                                        =======      =======   =======  =======
Net earnings per common and common
 equivalent share--diluted...........   $  0.17      $  0.19   $  0.17  $  0.21
                                        =======      =======   =======  =======

NOTE 17. SUBSEQUENT EVENTS

  On July 21, 1998 (the "Filing Date"), Allegheny Health Education and Research Foundation and its affiliates ("Allegheny") filed for protection under Chapter 11 of the United States Bankruptcy Code. As of the Filing Date, the Company had receivables from Allegheny of $14,401,000 arising from the rental by the Company of equipment owned by the Company pursuant to fair market value leases. As of this date, no events have occurred and no facts have been discovered by the Company with respect to the Company's receivables from Allegheny that would indicate that any material diminution in the value of these receivables is likely.

  On September 15, 1998, the Company announced its intention to acquire for cash substantially all the assets and retain all the employees of Affiliated Capital Corporation ("Affiliated") from Irwin Financial Corporation. The purchase, as well as the assets' ultimate purchase price which will approximate $74.0 million, is subject to the completion of due diligence, certain governmental approvals, and the execution of a definitive purchase agreement. The purchase price will be allocated to the assets on the basis of their estimated fair

                           DVI, INC. AND SUBSIDIARIES
market value and is expected to result in intangible assets of approximately $6.0 million which will be amortized on a straight line basis over a 15-year period. The purchase is expected to close near the end of DVI's first fiscal quarter. Affiliated is a Chicago-based medical equipment leasing company, founded 15 years ago, and employs 39 people. It operates in five regional sales offices and generates $50.0 million of new lease transactions a year through 27 vendor relationships. Affiliated has approximately 8,700 customer contracts involving doctors and dentists and the average cost of the new leased equipment is $15,000. Had the purchase of Affiliate occurred at the beginning of fiscal 1998 the Company's total finance and other income would have increased by $9.1 million and net earnings would have decreased by $49,000.

                           DVI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                                     ASSETS

                                                        SEPTEMBER 30, JUNE 30,
                                                            1998        1998
                                                        ------------- --------
                                                         (UNAUDITED)
Cash and cash equivalents..............................   $ 46,819    $ 15,192
Cash and cash equivalents, restricted..................     47,048      47,582
Amounts due from portfolio sale........................     10,766         --
Receivables:
 Investment in direct financing leases and notes
  secured by equipment or medical receivables:
   Receivables in installments.........................    660,438     572,679
   Receivables and notes--related parties..............     27,011       6,563
   Recourse credit enhancements........................     54,050      51,883
   Notes collateralized by medical receivables.........    139,867     137,316
   Residual valuation..................................     24,879      14,287
   Unearned income.....................................    (82,334)    (69,367)
                                                          --------    --------
 Net investment in direct financing leases and notes
  secured by equipment or medical receivables..........    823,911     713,361
 Less: Allowance for losses on receivables.............    (11,894)     (9,955)
                                                          --------    --------
Net receivables........................................    812,017     703,406
Equipment on operating leases
 (net of accumulated depreciation of $3,554 (September
 30, 1998)
 and $3,189 (June 30, 1998))...........................     14,010      14,773
Furniture and fixtures
 (net of accumulated depreciation of $2,901 (September
 30, 1998)
 and $2,600 (June 30, 1998))...........................      4,978       4,225
Investments in investees...............................      6,977       7,120
Goodwill, net..........................................     10,070       3,646
Other assets...........................................     22,577      20,976
                                                          --------    --------
   Total assets........................................   $975,262    $816,920
                                                          ========    ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable.......................................   $ 72,133    $ 48,030
Accrued expenses and other liabilities.................     18,731      18,271
Borrowings under warehouse facilities..................    222,823      82,828
Deferred income taxes..................................     19,393      19,393
Long-term debt, net:
 Discounted receivables (primarily limited recourse)...    303,280     342,120
 9 7/8% Senior notes due 2004..........................     96,643      96,486
 Other debt............................................     43,099      15,808
 Convertible subordinated notes........................     13,467      13,439
                                                          --------    --------
Total long-term debt, net..............................    456,489     467,853
                                                          --------    --------
Total liabilities......................................    789,569     636,375
Minority interest in consolidated subsidiaries.........      8,131       8,260
Shareholders' equity:
 Preferred stock, $10.00 par value; authorized 100,000
  shares; no shares issued
 Common stock, $0.005 par value; authorized 25,000,000
  shares;
  outstanding 14,080,458 shares (September 30, 1998)
  and 14,080,358 shares (June 30, 1998)................         70          70
 Additional capital....................................    133,318     133,516
 Retained earnings.....................................     43,931      39,387
 Cumulative translation adjustments....................        243        (688)
                                                          --------    --------
   Total shareholders' equity..........................    177,562     172,285
                                                          --------    --------
   Total liabilities and shareholders' equity..........   $975,262    $816,920
                                                          ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
Finance and other income:
  Amortization of finance income........................... $  17,919 $  14,240
  Other income.............................................     3,896     1,894
                                                            --------- ---------
Total finance and other income.............................    21,815    16,134
Interest expense...........................................    12,543    11,628
                                                            --------- ---------
Net interest and other income..............................     9,272     4,506
Net gain on sale of financing transactions.................     6,854     5,024
                                                            --------- ---------
Net finance income.........................................    16,126     9,530
Selling, general and administrative expenses...............     6,646     3,786
Provision for losses on receivables........................     1,505       992
                                                            --------- ---------
Earnings before minority interest, equity in net loss
  of investees, and provision for income taxes...............   7,975    4,752
Minority interest in net loss of consolidated subsidiaries...      69      --
Equity in (net loss) of investees............................     (92)    (205)
Provision for income taxes...................................   3,408    1,957
                                                              -------  -------
Net earnings................................................. $ 4,544  $ 2,590
                                                              =======  =======
Net earnings per share:
  Basic...................................................... $  0.32  $  0.23
                                                              =======  =======
  Diluted.................................................... $  0.30  $  0.22
                                                              =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
Net earnings............................................... $   4,544 $   2,590
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..................       931       (53)
                                                            --------- ---------
Comprehensive income....................................... $   5,475 $   2,537
                                                            ========= =========




  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
                                  (UNAUDITED)

                            COMMON STOCK
                          -----------------
                          $0.005 PAR VALUE                      CUMULATIVE      TOTAL
                          ----------------- ADDITIONAL RETAINED TRANSLATION SHAREHOLDERS'
                            SHARES   AMOUNT  CAPITAL   EARNINGS ADJUSTMENT     EQUITY
                          ---------- ------ ---------- -------- ----------- -------------
Balances at July 1,
 1997...................  10,590,859  $53    $ 69,194  $26,529     $(116)     $ 95,660
Issuance of common stock
 upon exercise of stock
 options and warrants...     149,499            1,756                            1,756
Net proceeds from issu-
 ance of common stock...   2,940,000   15      57,918                           57,933
Issuance of common stock
 for acquisition of
 MEFC...................     400,000    2       4,648                            4,650
Currency translation
 adjustment.............                                            (572)         (572)
Net earnings............                                12,858                  12,858
                          ----------  ---    --------  -------     -----      --------
Balances at June 30,
 1998...................  14,080,358  $70    $133,516  $39,387     $(688)     $172,285
Issuance of common stock
 upon exercise of stock
 options and warrants...         100
Cost of issuance of
 common stock...........                         (198)                            (198)
Currency translation
 adjustment.............                                             931           931
Net earnings............                                 4,544                   4,544
                          ----------  ---    --------  -------     -----      --------
Balances at September
 30, 1998...............  14,080,458  $70    $133,318  $43,931     $ 243      $177,562
                          ==========  ===    ========  =======     =====      ========



  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings...........................................  $   4,544  $   2,590
 Adjustments to reconcile net earnings to net
  cash provided by operating activities:
   Equity in net loss of investees......................         92        205
   Depreciation and amortization........................      3,323      2,826
   Additions to allowance accounts......................      1,505        992
   Net gain on sale of financing transactions...........     (6,854)    (5,024)
   Minority interest....................................       (129)       --
   Cumulative translation adjustments...................        982        (50)
   Changes in assets and liabilities, net of effects
    from acquisition of business:
     (Increases) decreases in:
      Cash and cash equivalents, restricted.............        534     (3,284)
      Amounts due from portfolio sale...................    (10,766)       --
      Receivables.......................................     (1,199)      (511)
      Other assets......................................       (852)      (439)
     Increases (decreases) in:
      Accounts payable..................................     22,626        161
      Accrued expenses and other liabilities............        460     (2,721)
                                                          ---------  ---------
 Total adjustments......................................      9,722     (7,845)
                                                          ---------  ---------
 Net cash provided by (used in) operating activities....     14,266     (5,255)
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of business................................    (74,678)       --
 Cost of equipment acquired.............................   (167,502)  (128,383)
 Portfolio receipts net of amounts included in income
  and proceeds from sales of financing transactions.....    135,621    125,127
 Net increase in notes collateralized by medical
  receivables...........................................     (2,544)   (17,853)
 Furniture and fixtures additions.......................       (870)    (1,186)
                                                          ---------  ---------
   Net cash used in investing activities................   (109,973)   (22,295)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Exercise of stock options and warrants.................        --         427
 Cost of issuance of common stock.......................       (198)       --
 Borrowings under:
   Warehouse facilities.................................    209,230    194,815
   Long-term debt.......................................     28,149        --
 Repayments on:
   Warehouse facilities.................................    (69,415)  (122,910)
   Long-term debt.......................................    (40,432)   (30,449)
                                                          ---------  ---------
 Net cash provided by financing activities..............    127,334     41,883
                                                          ---------  ---------
Net increase in cash and cash equivalents...............     31,627     14,333
Cash and cash equivalents, beginning of period..........     15,192      9,187
                                                          ---------  ---------
Cash and cash equivalents, end of period................  $  46,819  $  23,520
                                                          =========  =========
CASH PAID DURING THE PERIOD FOR:
 Interest...............................................  $  13,578  $  12,910
                                                          =========  =========
 Income taxes (net of refunds)..........................   $ (2,088) $      72
                                                          =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION
-----------------------------

  The accompanying consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (GAAP) for complete financial statements. The consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in DVI, Inc.'s ("the Company") latest annual report on Form 10-K for the fiscal year ended June 30, 1998.

  In the opinion of management, the consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair statement of the consolidated balance sheets as of September 30, 1998 and June 30, 1998, the consolidated statements of operations for the three month periods ended September 30, 1998 and 1997, the consolidated statements of shareholders' equity for the period from July 1, 1997 through September 30, 1998, and the consolidated statements of cash flows for the three month periods ended September 30, 1998 and 1997. The results of operations for the three month period ended September 30, 1998 are not necessarily indicative of the results of operations to be expected for the entire fiscal year ending June 30, 1999.

NOTE 2--RECONCILIATION OF EARNINGS PER SHARE CALCULATION
--------------------------------------------------------

                                                            THREE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
                                                               (IN THOUSANDS
                                                             EXCEPT PER SHARE
                                                                   DATA)
BASIC
-----
Income available to common shareholders.................... $   4,544 $   2,590
Average common shares......................................    14,080    11,026
Basic earnings per common share............................ $    0.32 $    0.23
                                                            ========= =========

DILUTED
-------
Income available to common shareholders.................... $   4,544 $   2,590
Effect of dilutive securities:
 Convertible debentures....................................       184       184
                                                            --------- ---------
Diluted income available to common shareholders............ $   4,728 $   2,774
Average common shares......................................    14,080    11,026
Effect of dilutive securities, net:
 Warrants..................................................        94        43
 Options...................................................       364       225
 Convertible debentures....................................     1,311     1,311
                                                            --------- ---------
Diluted average common shares..............................    15,849    12,605
Diluted earnings per common share.......................... $    0.30 $    0.22
                                                            ========= =========

NOTE 3--HEDGE TRANSACTIONS

  At September 30, 1998, the Company had $70.0 million in Treasury lock transactions and $250.0 million in collars. The Company also had $29.8 million in interest rate swaps. At September 30, 1998, the Company had a total of 20.0 million German Deutsche Marks in forward contracts and cross-currency interest rate swaps.

PROSPECTUS
                                   DVI, INC.

                                  $500,000,000

               COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
                          DEBT SECURITIES AND WARRANTS

  DVI, Inc. (the "Company") may from time to time offer, together or separately, in one or more series: (i) shares of common stock, par value $.005 per share ("Common Stock"); (ii) shares of preferred stock, par value $10.00 per share ("Preferred Stock"); (iii) debt securities consisting of debentures, notes or other evidence of indebtedness and having such prices and terms as are determined at the time of sale ("Debt Securities"); (iv) shares of Preferred Stock represented by depositary shares ("Depositary Shares"); and (v) warrants or other rights to purchase Common Stock, Preferred Stock, Depositary Shares, Debt Securities, or any combination thereof, as may be designated by the Company at the time of the offering ("Warrants"), with an aggregate public offering price of up to $500,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares, Debt Securities and Warrants (collectively, the "Securities") may be offered, separately or together, in separate series and in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, in the case of Common Stock, the number of shares and the terms of the offering and sale; (ii) in the case of Preferred Stock, the number of shares, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, the initial public offering price and any other terms; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; (iv) in the case of Debt Securities, the specific designation, aggregate principal amount, purchase price, authorized denomination, maturity, rate or rates or interest (or method of calculation thereof) and dates for payment thereof, dates from which interest shall accrue, any exchangeability, conversion, redemption, prepayment or sinking fund provisions and the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable; and (v) in the case of Warrants, the designation and number, the exercise price and any other terms in connection with the offering, sale and exercise of the Warrants. The Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "DVI."

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a national securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

  The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in an accompanying Prospectus Supplement. No Securities may be sold by the Company without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities. See "Plan of Distribution."

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, SEE THE SECTION CAPTIONED "RISK FACTORS" IN THE PROSPECTUS SUPPLEMENT RELATING TO THE SECURITIES OFFERED THEREBY.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                   THE DATE OF THIS PROSPECTUS IS MAY 4, 1998

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   3
THE COMPANY.................................................................   3
RATIO OF EARNINGS TO FIXED CHARGES..........................................   4
USE OF PROCEEDS.............................................................   4
DESCRIPTION OF CAPITAL STOCK................................................   4
DESCRIPTION OF DEPOSITARY SHARES............................................   5
DESCRIPTION OF DEBT SECURITIES..............................................   8
DESCRIPTION OF WARRANTS.....................................................  18
PLAN OF DISTRIBUTION........................................................  18
EXPERTS.....................................................................  19
LEGAL MATTERS...............................................................  20

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is traded.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1997, as amended by Form 10-K/A-1 dated October 28, 1997 (the "1997 10-K").

    (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1997 and December 31, 1997.

    (c) The Company's Current Report on Form 8-K dated October 29, 1997.

    (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1997 10-K.

  All documents filed by the Company after the date of the Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes that statement.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: DVI, INC., 500 HYDE PARK, DOYLESTOWN, PENNSYLVANIA 18901 (TELEPHONE: 215-345-6600), ATTENTION: LEGAL DEPARTMENT.

  Additional updating information with respect to the matters discussed in this Prospectus may be provided in the future by means of appendices to this Prospectus or other documents.

                                  THE COMPANY

  The Company is a leading provider of asset-based financing to healthcare service providers. While its businesses are operated principally in the United States, the Company also has a significant presence in Latin America as well as operations in Europe and Asia. Through its medical equipment finance business, the Company finances the purchase of diagnostic imaging and other sophisticated medical equipment and also provides vendor financing programs on a world wide basis. Through its medical receivables financing business, the Company provides lines of credit collateralized by third party medical receivables to a wide variety of healthcare providers, many of whom are the Company's equipment finance customers. In addition to these core businesses, the Company has recently expanded its financing activities to include loan syndication, private placement, bridge financing, mortgage loan placement and, to a lesser extent, merger and acquisition advisory services. Management believes that the Company's healthcare industry expertise and its broad range of financing programs has positioned the Company to become the primary source of financing for its customers.

  The executive offices of the Company are located at 500 Hyde Park, Doylestown, Pennsylvania 18901 (Telephone: 215-345-6600).

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following are the ratios of consolidated earnings to fixed charges for the Company for each of the fiscal years ended June 30, 1993, 1994, 1995, 1996 and 1997 and for the six months ended December 31, 1996 and 1997.

                                                                          SIX
                                                                        MONTHS
                                                                         ENDED
                                               FISCAL YEAR ENDED JUNE  DECEMBER
                                                        30,               31,
                                              ------------------------ ---------
                                              1993 1994 1995 1996 1997 1996 1997
                                              ---- ---- ---- ---- ---- ---- ----
   Ratio:.................................... 1.89 1.49 1.31 1.47 1.41 1.42 1.42

  For purposes of computing this ratio, earnings consist of earnings from continuing operations before provision for income taxes, equity in net loss of investees and discontinued operations. Fixed charges are interest expense.

                                USE OF PROCEEDS

  Except as may otherwise be set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities offered hereby for general corporate purposes, which may include the continued expansion and diversification of its financing activities, both by internal growth and by acquisition; repayment of any outstanding indebtedness of the Company or its subsidiaries; or for such other uses as may be set forth in a Prospectus Supplement. Pending any of the foregoing applications, the net proceeds may be invested temporarily in short-term, interest bearing securities.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 100,000 shares of Preferred Stock. As of April 30, 1998, there were 11,020,108 shares of Common Stock issued and outstanding. No shares of Preferred Stock are outstanding.

  The description of the capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), and bylaws, as amended (the "Bylaws"). All material terms of the Common Stock and the Preferred Stock, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

COMMON STOCK

  Holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders of the Company. Holders of shares of Common Stock do not have cumulative voting rights; therefore, the holders of more than 50% of the Common Stock will have the ability to elect all of the Company's directors. Holders of shares of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding up of the Company, in each case subject to the rights of the holders of any Preferred Stock issued by the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

  The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the

Certificate of Incorporation and Bylaws and any applicable Certificate of Designations designating the terms of a series of Preferred Stock (a "Certificate of Designations").

  Prior to issuance of shares of each series, the Board of Directors is required by the Delaware General Corporation Law ("DGCL") and the Certificate of Incorporation to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such shares as may be permitted by Delaware law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments to holders of Common Stock or other capital stock of the Company ranking junior to the Preferred Stock. The shares of Preferred Stock will be, when issued, fully paid and nonassessable.

  The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;
(iv) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provision for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any national securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (xi) a discussion of federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xiii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company.

  As described under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined below).

                        DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below, and in any applicable Prospectus Supplement, of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts and is qualified in its entirety by reference to the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

GENERAL

  The Company may, at its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company (the "Preferred Stock Depositary") selected by the Company. The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights, if any).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

  A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions, if any, with respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders. In the event of a distribution other than in cash with respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (public or private) of such property and distribution of the net proceeds from such sale to such holders.

  The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

CONVERSION AND EXCHANGE

  If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

REDEMPTION OF DEPOSITARY SHARES

  If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata, as may be determined by the Company.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred

Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

VOTING

  Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing the Preferred Stock.

RECORD DATE

  Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

  Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the

Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITARY

  The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

MISCELLANEOUS

  The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

  Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement will be limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement will be limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

  The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if the successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See "Amendment and Termination of Deposit Agreement" above.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement will be described therein. The Debt Securities will be issued under the Indenture (the "Indenture"), between the Company and First Trust National Association, as trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

  The statements herein relating to the Debt Securities and the Indenture are summaries and are subject to the detailed provisions of the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and, where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference and with respect to any particular Debt Securities, to the description thereof in the Prospectus Supplement related thereto. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

  The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Debt Securities when issued will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

  The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of and any premium and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (8) the obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (12) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon acceleration of the maturity thereof;
(14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (5) the applicability of any provisions described under "--Defeasance or Covenant Defeasance of Indenture"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of, and modifications to, any provisions described under "Events of Default" and any additional Event of Default applicable thereto; (18) any covenants applicable to such Debt Securities in addition to, or in lieu of, the covenants described under "--Certain Covenants of the Company"; (19) whether such Debt Securities are secured; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

  Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Debt Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt

Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

FORM, REGISTRATION, TRANSFER AND PAYMENT

  Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

  All monies paid by the Company to a Paying Agent (as defined in the Indenture) for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder (as defined in the Indenture) of such Debt Security may look only to the Company for payment thereof.

BOOK-ENTRY DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters of, or agents for, such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

  Debt Securities will be issued in fully registered, certificated form ("Definitive Securities") to holders or their nominees, rather than to the Depositary or its nominee, only if (i) the Depositary advises the applicable Trustee in writing that the Depositary is no longer willing or able to discharge properly its responsibilities as depositary with respect to such Debt Securities and it is unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system or (iii) after the occurrence of an Event of Default with respect to such Debt Securities, a Holder of Debt Securities advises the applicable Trustee in writing that it wishes to receive a Definitive Security.

  Upon the occurrence of any event described in the immediately preceding paragraph, the applicable Trustee will be required to notify all applicable holders through the Depositary and its participants of the availability of Definitive Securities. Upon surrender by the Depositary of the definitive certificates representing the corresponding Debt Securities and receipt of instructions for re-registration, the applicable Trustee will reissue such Debt Securities as Definitive Securities to such holders.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or nominee will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN DEFINITIONS

  "Capital Stock" of any person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such person's equity interest (however designated).

  "Capitalized Lease Obligation" means, with respect to any person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

  "Closing Date" means, with respect to any Debt Securities, the date on which such Debt Securities are originally issued under the Indenture.

  "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

  "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent (a) every obligation of such person for money borrowed, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (d) every obligation of such person issued or assumed as the deferred purchase price of property or services, (e) Capitalized Lease Obligations, (f) all Disqualified Stock of such person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such person under or in respect of Hedging Agreements, and (h) every obligation of the type referred to in clauses (a) through (g) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person will not be considered Debt for purposes of this definition.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of any event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity or (iii) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

  "Hedging Obligations" means the obligations of any person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or the value of foreign currencies.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

  "Significant Subsidiary" means any Restricted Subsidiary of the Company that together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Restricted Subsidiaries or (b) as to the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired since the end of such fiscal year and would have been a Significant Subsidiary if it had been owned during such fiscal year.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable.

  "Subsidiary" means any person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

  "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

CERTAIN COVENANTS OF THE COMPANY

  Unless otherwise specified in the applicable Prospectus Supplement, the following covenants contained in the Indenture shall be applicable with respect to each series of Debt Securities:

  Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company or any of its subsidiaries to register as an "investment company" under the Investment Company Act of 1940, as amended.

  Reports. The Company will be required to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also be required (a) to file with the applicable Trustee, and provide to each holder of Debt Securities, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Debt Securities promptly upon written request.

EVENTS OF DEFAULT

  Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute "Events of Default" under the Indenture with respect to Debt Securities of any series (unless they are inapplicable to such series of Debt Securities or they are specifically deleted in the supplemental indenture or the Board Resolution under which such series of Debt Securities is issued or has been modified):

    (a) default in the payment of any interest on any Debt Security of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

    (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due;

    (c) failure to perform or comply with the Indenture provisions described under "Consolidation, Merger and Sale of Assets";

    (d) default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere therein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding as provided in the Indenture;

    (e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Debt of the Company or any Significant Subsidiary, which issue has an aggregate outstanding principal amount of not less than $5.0 million, and such default has resulted in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Debt;

    (f) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5.0 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

    (g) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

    (h) any other Event of Default specified for such series.

  If an Event of Default (other than as specified in clause (g) above) occurs and is continuing under the Indenture applicable to any series of Debt Securities, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of all of the outstanding Debt Securities of such series immediately due and payable and, upon any such declaration, such principal will become due and payable immediately.

  If an Event of Default specified in clause (g) above occurs and is continuing, then the principal of all of the outstanding Debt Securities of any series will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities of such series.

  At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Debt Securities of such series, (B) all unpaid principal of (and premium, if any, on) any outstanding Debt Securities of such series that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Debt Securities of such series,
(C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Debt Securities of such series and, (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Debt Securities of such series that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereto.

  The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all of the Debt Securities of such series, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any on) or interest on any Debt Securities of such series, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each such Debt Security outstanding.

  If a Default or an Event of Default occurs with respect to a series of Debt Securities and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Debt Securities of such series notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Debt Securities of any series, the Trustee may withhold the notice to the holders of the Debt Securities of such series if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of such series.

  The Company is required to furnish to the Trustee annual statements as to the performance by the Company and any Subsidiary Guarantors (as defined in the Indenture) of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

SATISFACTION AND DISCHARGE OF THE INDENTURE AND THE DEBT SECURITIES

  Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer of the Debt Securities of any series outstanding under the Indenture, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Debt Securities of any series theretofore authenticated and delivered (other than destroyed, lost or stolen Debt Securities of any series that have been replaced or paid and Debt Securities of any series that have been subject to defeasance under "Defeasance or Covenant Defeasance of Indenture") have been delivered to the Trustee for cancellation or (ii) all Debt Securities of any series not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose and in an amount sufficient to pay and discharge the entire Debt on such Debt Securities of any series not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Debt Securities of any series to the date of such deposit (in the case of Debt Securities of any series that have become due and payable) or to the Stated Maturity or Redemption Date (as defined in the Indenture), as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Debt Securities of any series to be offered under the Indenture; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security of such series affected thereby,

    (a) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Securities of such series, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Debt Securities of such series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

    (b) reduce the percentage in principal amount of outstanding Debt Securities of such series, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture; or

    (c) modify any provisions relating to "--Modification and Waiver" except to increase the percentage of outstanding Debt Securities of such series required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security of such series affected thereby.

  The holders of a majority in aggregate principal amount of the Debt Securities of any series outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture with respect to such series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge with or into any other person or, directly or indirectly, convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (in one transaction or a series of related transactions), unless:

    (a) either (i) the Company is the surviving corporation or (ii) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by sale, assignment, transfer, lease or other disposition of the properties and assets of the Company substantially as an entirety (the "Surviving Entity")
  (A) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the Company's obligations under the Indenture and the Debt Securities;

    (b) immediately after giving effect to such transaction and treating any obligation of the Company or a Restricted Subsidiary in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

    (c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

    (d) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Debt (other than Permitted Debt (as defined in the Indenture)) pursuant to the first paragraph of any "Limitation on Debt" covenant applicable to any series of Debt Securities;

    (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of any "Limitation on Liens" covenant applicable to any series of Debt Securities are complied with; and

    (f) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

  In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will be discharged from all its obligations and covenants under the Indenture and the Debt Securities.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  If the Prospectus Supplement relating to the offered Debt Securities so provides, the Company may, at its option and at any time, terminate the obligations of the Company and any Subsidiary Guarantors with respect to the outstanding Debt Securities of any series ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Debt represented by the outstanding Debt Securities of such series, except for (i) the rights of holders of outstanding Debt Securities of such series to receive payments in respect of the principal of (and premium, if any, on) and interest on such Debt Securities when such payments are due, (ii) the Company's obligations to issue temporary Debt Securities of such series, register the transfer or exchange of any Debt Securities of such series, replace mutilated, destroyed, lost or stolen Debt Securities of such series, maintain an office or agency for payments in respect of the Debt Securities of any series and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants set forth in the Indenture, and any failure to comply with such obligations would not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Debt Securities of a series, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Debt Securities of such series at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (g) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; (d) in the case of defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign.

  The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

                            DESCRIPTION OF WARRANTS

  The Company may issue Warrants for the purchase of Debt Securities, Common Stock, Preferred Stock or any combination thereof. Warrants may be issued independently, together with any other Securities offered by a Prospectus Supplement, and may be attached to or separate from such Securities. Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, number and terms of the Debt Securities, Common Stock, Preferred Stock, Depositary Shares or combination thereof, purchasable upon exercise of such Warrants; (v) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) the date, if any, on and after which such Warrants and the related underlying Securities will be separately transferable; (vii) the price at which each underlying Security purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of any applicable federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

  The Company may sell Securities to or through underwriters or dealers, directly to other purchasers, or through agents. The Prospectus Supplement with respect to any Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the price of the offered Securities and the net proceeds to the Company from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any national securities exchanges on which such Securities may be listed.

  If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or agents to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If a dealer is utilized in the sale of any Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Securities may be sold directly by the Company to one or more institutional purchasers, or through agents designated by the Company from time to time, at a fixed price, or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  In connection with the sale of the Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  Unless otherwise specified in the applicable Prospectus Supplement, each series of Securities, other than the Common Stock, will be a new issue with no established trading market. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE subject to official notice of issuance. The Company may elect to list any series of the Securities on an exchange, but it is not obligated to do so. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

  Under agreements entered into with the Company, underwriters, dealers, and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect in respect of the validity or performance of such contracts.

  In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Securities offered hereby may not engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                    EXPERTS

  The financial statements and the related financial statement schedules included and incorporated in this Prospectus and elsewhere in the Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Securities covered by this Prospectus, will be passed upon for the Company by Rogers & Wells LLP, New York, New York.

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YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR
THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR ANY UNDERWRITER IS MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT.


                                ---------------


                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                            PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary............................................  S-1
Risk Factors.............................................................  S-8
Use of Proceeds.......................................................... S-15
Capitalization........................................................... S-16
Selected Financial Information and Other Data............................ S-17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-19
Business................................................................. S-29
Management............................................................... S-41
Description of the Notes................................................. S-46
Certain U.S. Federal Income Tax Consequences............................. S-65
Underwriting............................................................. S-71
Legal Matters............................................................ S-72
Experts.................................................................. S-72
Index to Financial Statements............................................  F-1

                                  PROSPECTUS

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   3
The Company.................................................................   3
Ratio of Earnings to Fixed Charges..........................................   4
Use of Proceeds.............................................................   4
Description of Capital Stock................................................   4
Description of Depositary Shares............................................   5
Description of Debt Securities..............................................   8
Description of Warrants.....................................................  18
Plan of Distribution........................................................  18
Experts.....................................................................  19
Legal Matters...............................................................  20

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                                  $55,000,000

                                 LOGO DVI INC.

                              9 7/8% Senior Notes
                                   due 2004

                            -----------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------


                      PRUDENTIAL SECURITIES INCORPORATED

                              PIPER JAFFRAY INC.

                            LIBRA INVESTMENTS, INC.

                            FLEET SECURITIES, INC.


                               December 16, 1998

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